AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998


                                                      REGISTRATION NO. 333-46519

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            SUIZA FOODS CORPORATION
             (Exact name of Registrant as specified in its charter)

            DELAWARE                                2026                            75-2559681
(State or other jurisdiction of         (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)         Classification Code, Number)          Identification Number)

    3811 TURTLE CREEK BLVD., SUITE 1300, DALLAS, TEXAS 75219 (214) 528-0939 (Address, including zip code and telephone number, including area code of
                   Registrant's principal executive offices)

                                GREGG L. ENGLES
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            3811 TURTLE CREEK BLVD.
                                   SUITE 1300
                              DALLAS, TEXAS 75219
                                 (214) 528-0939
(Name, address, including zip code, and telephone number, including area code of agent for service)

                                   Copies to:

             WILLIAM A. MCCORMACK                            VINCENT MONTE-SANO
            Hughes & Luce, L.L.P.                        Carter, Ledyard & Milburn
               1717 Main Street                                2 Wall Street
                  Suite 2800                                 New York, NY 10005
             Dallas, Texas 75201                               (212) 732-3200
                (214) 939-5500

                             ---------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    AS SOON AS PRACTICABLE FOLLOWING THE EFFECTIVENESS OF THIS REGISTRATION
                                   STATEMENT.
                             ---------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------


                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


TITLE OF EACH CLASS                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
OF SECURITIES TO BE           AMOUNT TO BE             OFFERING              AGGREGATE              AMOUNT OF
REGISTERED                     REGISTERED           PRICE PER UNIT         OFFERING PRICE        REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
  value per share......       2,421,224(1)            $34.625(2)            $83,834,881             $24,731(3)
====================================================================================================================



(1) This Registration Statement covers the maximum number of shares of the Registrant's common stock, par value $0.01 per share (the "Suiza Common Stock"), issuable upon consummation of the merger of Continental Can Company, Inc. (the "Company" or "Continental Can") with a wholly-owned subsidiary of the Registrant (the "Merger"). This number of shares of Suiza Common Stock is based on the number of shares of the common stock, par value $0.25 per share, of the Company (the "Company Common Stock") issued and outstanding assuming the exercise of all outstanding options and warrants to purchase Company Common Stock. At the effective time of the Merger, each issued and outstanding share of Company Common Stock, other than shares held by the Company, the Registrant, or any of the Registrant's subsidiaries, will be converted into the right to receive 0.629 shares of Suiza Common Stock.


(2) Calculated upon the basis of the average of the high and low prices of Company Common Stock as reported by the New York Stock Exchange on April 24, 1998 in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended.


(3) Of this amount, $23,586 was paid previously in connection with the original filing.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

                         CONTINENTAL CAN COMPANY, INC.


                          301 MERRITT 7 CORPORATE PARK


                           NORWALK, CONNECTICUT 06865



                                                                  April 27, 1998


Dear Fellow Stockholders:


     You are cordially invited to attend a special meeting (the "Special Meeting") of the stockholders (the "Stockholders") of Continental Can Company, Inc. (the "Company or "Continental Can"), to be held on May 29, 1998, at 10:00 a.m., local time, at the Union League Club, 38 East 37th Street, New York, New York.



     At the Special Meeting, Stockholders will be asked to vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 14, 1998, among Suiza Foods Corporation ("Suiza"), CC Acquisition Corporation, a wholly-owned subsidiary of Suiza ("Sub"), and the Company (the "Merger Agreement") and the transactions contemplated thereby, including the merger of Sub with and into the Company (the "Merger"). As a result of the Merger, the Company will become a wholly owned subsidiary of Suiza, and each share of Company common stock outstanding immediately prior to the effective time of the Merger will be converted into 0.629 shares (the "Exchange Ratio") of Suiza common stock (with cash being paid in lieu of any fractional shares of Suiza common stock). Based on the number of shares of Company common stock and Suiza common stock outstanding on the record date (and excluding the Company common stock currently beneficially owned by Suiza, which will be canceled in the Merger), Suiza will issue approximately 2,049,101 shares of Suiza common stock in the Merger, and the Stockholders will hold approximately 6.2% of the outstanding shares of Suiza common stock immediately after the Merger. Pursuant to the Merger Agreement, Suiza will also assume outstanding stock options and warrants issued by the Company. Based on the number of options and warrants outstanding on the record date, these assumed options will become exercisable to purchase an additional 372,123 shares of Suiza common stock.



     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER BY A UNANIMOUS VOTE OF THE DIRECTORS AND HAS CONCLUDED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.


     Your Board of Directors has retained as financial advisor Societe Generale Securities Corporation ("Societe Generale"), which has delivered to the Board of Directors its written opinion, dated January 14, 1998, to the effect that the Exchange Ratio is fair from a financial point of view to the holders of Company common stock. A copy of the Societe Generale opinion letter, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and the scope of review undertaken in connection therewith, is attached as Appendix B to the accompanying Proxy Statement/Prospectus and should be read carefully in its entirety.

     In the material accompanying this letter, you will find a formal Notice of Special Meeting of Stockholders, a Proxy Statement/Prospectus relating to the actions to be taken by Stockholders at the Special Meeting and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about Suiza, the Company and the reasons for the Merger.


     Your vote is important, regardless of the number of shares you own. Approval of the Merger Agreement and the Merger requires an affirmative vote of holders of a majority of the outstanding shares of Company common stock. Under Delaware law, the Stockholders are not entitled to appraisal rights with respect to the Merger. See "The Merger -- Absence of Appraisal Rights." I RESPECTFULLY URGE YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Executed but unmarked proxies will be voted in favor of the Merger. Signing and returning a proxy card will not prevent you from attending the

Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Special Meeting. You may revoke your proxy at any time before it is voted by submitting to the Company a written notice of revocation or a new proxy with a later date or by voting your shares in person at the Special Meeting. See "The Special Meeting -- General."


     If you have any questions or require additional information with respect to the proposed business combination, please contact Abdo Yazgi at (203) 750-5903.

     On behalf of your Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger Agreement and the Merger.

                                            Sincerely,

                                            /s/ Donald J. Bainton
                                            DONALD J. BAINTON
                                            Chairman of the Board and
                                            Chief Executive Officer

                         CONTINENTAL CAN COMPANY, INC.
                          301 MERRITT 7 CORPORATE PARK
                           NORWALK, CONNECTICUT 06865

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 29, 1998


To the Stockholders of
Continental Can Company, Inc.


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Continental Can Company, Inc., a Delaware corporation (the "Company" or "Continental Can"), will be held on May 29, 1998 at 10:00 a.m. local time, at the Union League Club, 38 East 37th Street, New York, New York (the "Special Meeting") for the following purposes:



     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 14, 1998 (the "Merger Agreement"), by and among Suiza Foods Corporation, a Delaware corporation ("Suiza"), CC Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Suiza ("Sub"), and the Company (the "Merger Agreement") and the merger of Sub with and into the Company (the "Merger"). As a result of the Merger, the Company will become a wholly-owned subsidiary of Suiza. At the effective time of the Merger, and as more fully described in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as Appendix A thereto, each share of common stock, $0.25 par value per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive .629 shares of common stock, $.01 par value per share, of Suiza ("Suiza Common Stock").


     2. To transact such other business as may properly come before the Special Meeting.


     The close of business on April 15, 1998 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting.



     The ratio at which Company Common Stock will be exchanged for Suiza Common Stock in the Merger was determined through arm's-length negotiation between Suiza and the Company based on the relative valuations of the two companies and is not subject to adjustment, regardless of fluctuations in the market price of the Company Common Stock or the Suiza Common Stock prior to the effective time of the Merger. See "The Merger -- Background of the Merger." The total number of shares of Suiza Common Stock to be issued in the Merger will be based solely on the exchange ratio and the number of shares of Company Common Stock outstanding at the effective time of the Merger. Based on the number of shares of Company Common Stock and Suiza Common Stock outstanding on the record date (and excluding the Company Common Stock currently beneficially owned by Suiza, which will be canceled in the Merger), Suiza will issue approximately 2,049,101 shares of Suiza Common Stock in the Merger, and the Stockholders will hold approximately 6.2% of the outstanding shares of Suiza Common Stock immediately after the Merger. Pursuant to the Merger Agreement, Suiza will also assume outstanding stock options and warrants issued by the Company. Based on the number of options and warrants outstanding on the record date, these assumed options and warrants will become exercisable to purchase an additional 372,123 shares of Suiza Common Stock. Fractional shares of Suiza Common Stock will not be issued to holders of Company Common Stock in the Merger. For each fractional share of Suiza Common Stock that would otherwise be issued, the holder will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Suiza Common Stock multiplied by the average closing price of the Suiza Common Stock over a twenty-day period preceding the effective date of the Merger, as more fully described in the Merger Agreement. For example, a Continental Can Stockholder who owns 100 shares of Company Common Stock at the effective time of the Merger would (in the absence of such provision) be entitled to 62.9 shares of Suiza Common Stock based upon the Exchange Ratio. Instead of issuing any fractional shares to such Stockholder, however, Suiza will issue 62 whole shares of Suiza Common Stock, together with cash in an amount equal to 0.9 times the average closing price of the Suiza Common Stock over the 20 trading days ending on the second trading day immediately preceding the effective date of the Merger. See "The Merger Agreement -- Exchange of Shares."

     The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Special Meeting is required to approve the Merger and the Merger Agreement. Holders of Company Common Stock will not have rights of appraisal in connection with the Merger. See "The Merger -- Absence of Appraisal Rights."



     Stockholders are invited to attend the Special Meeting. Whether or not you expect to attend, WE URGE YOU TO SIGN, DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Executed but unmarked proxies will be voted in favor of the Merger. Signing and returning a proxy card will not prevent you from attending the Special Meeting or voting in person, but will ensure that your vote is counted if you are unable to attend the Special Meeting. You may revoke your proxy at any time before it is voted by submitting to the Company a written notice of revocation or a new proxy with a later date or by voting your shares in person at the Special Meeting. See "The Special Meeting -- General."


     If your shares of Company Common Stock are held of record by a broker, bank, or other nominee and you wish to attend the Special Meeting, you must obtain a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares and bring it to the Special Meeting. In order to vote your shares at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

     Regardless of how many shares you own, your vote is very important. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD TODAY.

                                            By Order of the Board of Directors

                                            Linda R. Driscoll
                                            Secretary

Norwalk, Connecticut

April 27, 1998

                            SUIZA FOODS CORPORATION

                                      AND
                         CONTINENTAL CAN COMPANY, INC.

                            ------------------------

                         CONTINENTAL CAN COMPANY, INC.
                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 29, 1998


                            ------------------------

                            SUIZA FOODS CORPORATION
                                   PROSPECTUS


     This Proxy Statement/Prospectus constitutes the proxy statement of Continental Can Company, Inc. (the "Company" or "Continental Can") relating to the solicitation of proxies for use at a special meeting of the Company's stockholders (the "Stockholders"), scheduled to be held on May 29, 1998, and at any adjournments or postponements thereof (the "Special Meeting"). This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 14, 1998, among Suiza Foods Corporation ("Suiza"), CC Acquisition Corporation, a wholly owned subsidiary of Suiza ("Sub"), and the Company, pursuant to which Sub will merge with and into the Company (the "Merger") and each outstanding share of the common stock, $0.25 par value per share, of the Company ("Company Common Stock") will be converted into
0.629 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Suiza ("Suiza Common Stock"). Cash will be paid in lieu of any fractional shares of Suiza Common Stock. As a result of the Merger, the Company will become a wholly-owned subsidiary of Suiza. See "The Merger" and "The Merger Agreement."



     The consummation of the Merger is subject to the following conditions: (i) the approval of the Merger and the Merger Agreement by the affirmative vote of Stockholders holding a majority of the shares of Company Common Stock outstanding and entitled to vote at the Special Meeting; (ii) the expiration or termination of any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act and any similar foreign act (which have already occurred); (iii) the effectiveness of Suiza's registration statement on Form S-4 covering the Suiza Common Stock to be issued in the Merger; (iv) the absence of an injunction prohibiting the Merger; (v) the listing of the Suiza Common Stock to be issued in the Merger on the New York Stock Exchange; (vi) the receipt of certain legal opinions; (vii) the accuracy of representations and warranties, except where such inaccuracies would not have a material adverse effect; and (viii) the performance of the parties' covenants under the Merger Agreement. These conditions are more fully described under "The Merger Agreement -- Conditions Precedent" and in the Merger Agreement. A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference.



     This Proxy Statement/Prospectus also constitutes Suiza's prospectus with respect to the shares of Suiza Common Stock to be issued to the Stockholders in connection with the Merger, which prospectus is part of a registration statement on Form S-4 (the "Suiza Registration Statement") that has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Based on the number of shares of Company Common Stock and Suiza Common Stock outstanding on April 15, 1998 (and excluding the Company Common Stock currently owned beneficially by Suiza, which will be canceled in the Merger), Suiza will issue approximately 2,049,101 shares of Suiza Common Stock in the aggregate to the Stockholders in connection with the Merger, and the Stockholders will hold approximately 6.2% of the outstanding shares of Suiza Common Stock immediately after the Merger. In addition, each option or warrant to purchase Company Common Stock outstanding prior to the Merger (each, an "Option") will be assumed by Suiza and converted into an option or warrant (a

"Substitute Option") to purchase a number of shares of Suiza Common Stock equal to the number of shares of Company Common Stock subject to such Option multiplied by the Exchange Ratio (rounded down to the nearest whole share) at a per share price equal to the per share exercise price of the Option immediately prior to the Merger divided by the Exchange Ratio (rounded up to the nearest full cent). As of April 15, 1998, there were outstanding Options to purchase approximately 591,611 shares of Company Common Stock, which Options will be converted into Substitute Options to purchase an aggregate of approximately 372,123 shares of Suiza Common Stock. Any shares of Suiza Common Stock that may be issued pursuant to the Merger or upon exercise of the Options will be authorized for listing, subject to official notice of issuance, on the New York Stock Exchange (the "NYSE") prior to the effective time of the Merger.



     SEE "RISK FACTORS" BEGINNING ON PAGE 14 OF THIS PROXY STATEMENT/PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS WITH RESPECT TO AN INVESTMENT IN SUIZA COMMON STOCK UPON CONSUMMATION OF THE MERGER.



     This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to the Stockholders on or about April 30, 1998.


     THE SHARES OF SUIZA COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR A SOLICITATION OF A PROXY FROM ANY PERSON, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SUIZA OR THE COMPANY AT ANY TIME SUBSEQUENT TO THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.
                      ------------------------------------


     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS APRIL 27, 1998.

                             AVAILABLE INFORMATION

     Suiza and Continental Can are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Suiza and Continental Can with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Suiza Common Stock is listed on the NYSE and traded under the symbol "SZA," and the Company Common Stock is listed on the NYSE and traded under the symbol "CAN." Reports and other information concerning Suiza and Continental Can can also be inspected at the offices of the New York Stock Exchange, 30 Broad Street, New York, New York 10005. Upon consummation of the Merger, the Company Common Stock listing on the NYSE will be terminated.

     This Proxy Statement/Prospectus, which constitutes a part of the Suiza Registration Statement, does not contain all of the information set forth in the Suiza Registration Statement, certain items of which are contained in schedules and exhibits to the Suiza Registration Statement as permitted by the rules and regulations of the Commission. For further information, reference is made to the Suiza Registration Statement, including the schedules and exhibits filed as a part thereof or incorporated by reference therein. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an appendix hereto or as otherwise filed with the Commission. The Suiza Registration Statement and the exhibits and schedules thereto may be inspected, without charge, and copies thereof may be obtained at prescribed rates, as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated herein by reference and shall be deemed a part hereof:

CONTINENTAL CAN COMPANY, INC. COMMISSION FILINGS:


1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997 (File No. 1-6690).



2. The description of Company Common Stock contained in the Company's Registration Statement on Form 8-A filed on October 5, 1992 (File No. 1-6690), including any amendments or reports filed for the purpose of updating such description.


SUIZA FOODS CORPORATION COMMISSION FILINGS:


1. Suiza's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 1-12755).



2. Suiza's Current Report on Form 8-K filed July 14, 1997 (as amended on August 22, 1997), which includes the audited financial statements of Dairy Fresh L.P. and The Garelick Companies (File No. 1-12755).



3. Suiza's Current Reports on Form 8-K filed September 29, 1997, October 31, 1997, December 10, 1997, January 15, 1998, February 25, 1998, and March 10,
     1998.



4. Suiza's Current Report on Form 8-K filed March 9, 1998 (as subsequently amended on April 7, 1998), which includes the audited financial statements of Land-O-Sun Dairies, L.L.C.



5. The description of the Suiza Common Stock contained in Suiza's Registration Statement on Form 8-A filed on February 19, 1997 (File No. 1-12755), including any amendments or reports filed for the purpose of updating such description.



6. The description of Suiza's Common Stock Purchase Rights contained in Suiza's Registration Statement on Form 8-A filed on March 10, 1998 (File No. 1-12755), including any amendments or reports filed for the purpose of updating such description.


     All reports and other documents filed by either Suiza or Continental Can pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes the earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS SENT UPON REQUEST, IN THE CASE OF DOCUMENTS RELATING TO SUIZA, FROM THE CORPORATE SECRETARY OF SUIZA FOODS CORPORATION AT 3811 TURTLE CREEK BLVD., SUITE 1300, DALLAS, TEXAS 75219, TELEPHONE (214) 528-0939 AND, IN THE CASE OF DOCUMENTS RELATING TO CONTINENTAL CAN, TO THE CORPORATE SECRETARY OF CONTINENTAL CAN, 301 MERRITT 7 CORPORATE PARK, P. O. BOX 5395, NORWALK, CONNECTICUT, 06865, TELEPHONE (203) 750-5900. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE NOT LATER THAN MAY 13, 1998.


     All information contained in this Proxy Statement/Prospectus relating to Suiza and its subsidiaries has been supplied by Suiza, and all information relating to Continental Can and its subsidiaries has been supplied by Continental Can.

                               TABLE OF CONTENTS


                                                                                       PAGE
                                                                                       ----
AVAILABLE INFORMATION................................................................    i
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE....................................   ii
SUMMARY..............................................................................    1
  Parties to the Merger Agreement....................................................    1
  Recent Developments................................................................    2
  The Special Meeting................................................................    3
  The Merger and the Merger Agreement................................................    4
  Risk Factors.......................................................................    7
  Cautionary Statement Concerning Forward-Looking Statements.........................    7
  Market Price and Dividend Information..............................................    8
  Comparative Per Share Data.........................................................   10
  Summary Financial Data of the Company..............................................   11
  Summary Financial Data of Suiza....................................................   12
  Summary Pro Forma Financial Data...................................................   13
RISK FACTORS.........................................................................   14
  Risks Associated with Acquisition Strategy.........................................   14
  Competition........................................................................   14
  Substantial Indebtedness...........................................................   15
  Government Regulation; Raw Material Costs..........................................   15
  Dependence on Key Personnel........................................................   15
  Limitations on Favorable Tax Treatment.............................................   16
  Antitakeover Provisions............................................................   16
  Expected Benefits of Combined Business May Not Be Achieved.........................   16
PARTIES TO THE MERGER AGREEMENT......................................................   16
RECENT DEVELOPMENTS..................................................................   18
SELECTED FINANCIAL DATA OF THE COMPANY...............................................   20
SELECTED FINANCIAL DATA OF SUIZA.....................................................   21
PRO FORMA FINANCIAL DATA.............................................................   22
THE SPECIAL MEETING..................................................................   28
  General............................................................................   28
  Record Date........................................................................   28
  Purpose of Special Meeting.........................................................   28
  Proxies; Vote Required.............................................................   28
  Principal Stockholders.............................................................   29
THE MERGER...........................................................................   29
  General............................................................................   29
  Background of the Merger...........................................................   30
  Reasons for the Merger; Recommendation of the Board................................   31
  Opinion of Financial Advisor to Continental Can....................................   32
  Accounting Treatment...............................................................   38
  Restrictions on Resale by Affiliates...............................................   38
  Management of the Surviving Corporation following the Merger.......................   38
  Governmental Approvals.............................................................   38
  Interests of Certain Persons in the Merger.........................................   39
  Absence of Appraisal Rights........................................................   40

                                                                                       PAGE
                                                                                       ----
  Stock Exchange Listing.............................................................   41
  Irrevocable Proxies................................................................   41
  Treatment of Stock Certificates....................................................   41
THE MERGER AGREEMENT.................................................................   41
  General............................................................................   41
  Consideration to Be Received in the Merger.........................................   41
  Effective Time of the Merger.......................................................   42
  Exchange of Shares.................................................................   42
  Corporate Organization and Governance..............................................   43
  Stockholders' Meeting..............................................................   43
  Representations and Warranties.....................................................   43
  Conduct of Business Pending the Merger.............................................   43
  Additional Agreements..............................................................   45
  Employee Matters...................................................................   45
  Indemnification....................................................................   46
  No Shop............................................................................   46
  Conditions Precedent...............................................................   47
  Termination........................................................................   48
  Fees and Expenses..................................................................   49
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER...........................   49
  General............................................................................   49
  Tax Consequences to Suiza, Sub and Continental Can.................................   50
  Tax Consequences to the Stockholders...............................................   50
COMPARISON OF THE RIGHTS OF SUIZA STOCKHOLDERS AND
CONTINENTAL CAN STOCKHOLDERS.........................................................   51
  Authorized Capital.................................................................   51
  Number of Directors; Election of Directors.........................................   51
  Special Stockholder Meetings.......................................................   51
  State Takeover Legislation.........................................................   51
  Indemnification of Directors and Officers..........................................   52
  Limitation of Personal Liability of Directors......................................   52
  Suiza Preferred Stock..............................................................   53
  Trust Issued Preferred Securities..................................................   53
  Rights Plan........................................................................   54
LEGAL MATTERS........................................................................   56
EXPERTS..............................................................................   56
APPENDICES:
A  Merger Agreement..................................................................  A-1
B  Fairness Opinion of Societe Generale Securities Corporation.......................  B-1

                                    SUMMARY


     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained in or incorporated by reference in this Proxy Statement/Prospectus and in the Appendices hereto, including, but not limited to, the Merger Agreement set forth as Appendix A. Capitalized terms that are used but not defined in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Stockholders are urged to read carefully this Proxy Statement/ Prospectus, including the Appendices hereto, and the documents incorporated by reference herein in their entirety. Unless the context otherwise requires, references herein to "Suiza" mean Suiza and its subsidiaries on a consolidated basis, after giving retroactive effect to the mergers of Country Fresh, Inc. ("Country Fresh") and The Morningstar Group Inc. ("Morningstar") in November 1997, which have been accounted for as poolings of interests. References to the "Company" and "Continental Can" mean Continental Can and its subsidiaries on a consolidated basis.


                        PARTIES TO THE MERGER AGREEMENT

THE COMPANY

     The Company was incorporated in Delaware in 1970 under the name Viatech, Inc. The name was changed to Continental Can Company, Inc. in October 1992. The Company is engaged in the packaging business through a number of operating subsidiaries. The Company's packaging business consists of (i) its 84% owned domestic subsidiary, Plastic Containers, Inc. ("PCI"), which owns Continental Plastic Containers, Inc. and Continental Caribbean Containers, Inc. (collectively, "CPC"), (ii) its wholly owned German operating subsidiary, Dixie Union GmbH & Company KG ("Dixie Union") and (iii) its majority -owned European operating subsidiary, Ferembal S.A. ("Ferembal"), which in turn owns 95% of Obalex, A.S. ("Obalex"). PCI is a leading manufacturer of extrusion blow-molded containers in the United States. Dixie Union manufactures plastic films and packaging machines, primarily for the food and pharmaceutical industries. Ferembal is a manufacturer of rigid packaging, primarily food cans, of which it is the second largest supplier in France. Obalex is a manufacturer of metal cans in the Czech Republic. The Company also owns Lockwood, Kessler & Bartlett, Inc. ("LKB"), which provides services principally in the fields of mapping and survey, civil and structural engineering, mechanical and electrical engineering, and construction administration and inspection. The principal executive offices of the Company are located at 301 Merritt 7 Corporate Park, Norwalk, CT 06856,
Telephone: (203) 750-5900. See "Parties to the Merger Agreement -- The Company."

SUIZA AND SUB


     Suiza is a leading manufacturer and distributor of fresh milk and related dairy products, shelf-stable and refrigerated food and beverage products, frozen food products, coffee and plastic containers. Each of Suiza's operating subsidiaries is a leading competitor in its market with an established reputation for customer service and product quality. Suiza's dairy subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers. Suiza's customers in the plastic packaging business include regional dairy manufacturers, bottled water processors, other beverage manufacturers, and consumer and industrial products companies. Suiza has grown primarily through a successful acquisition strategy, having consummated more than 40 acquisitions since its initial public offering in April 1996. As a result of this strategy, Suiza has increased net sales from $579.3 million in 1993 to $1,794.9 million in 1997 ($3,089.4 million in 1997 on a pro forma basis). See "Parties to the Merger Agreement -- Suiza."


     Sub is a newly formed Delaware corporation and a wholly owned subsidiary of Suiza. Sub was organized for the purpose of effecting the Merger pursuant to the Merger Agreement. Sub has no material assets and has not engaged in any activities except in connection with the Merger. The principal executive offices of Suiza and Sub are located at 3811 Turtle Creek Blvd., Suite 1300, Dallas, Texas 75219, telephone number: (214) 528-0939.

                              RECENT DEVELOPMENTS


     On November 25, 1997, Suiza completed the acquisition of Country Fresh, Inc. ("Country Fresh") through a merger between Country Fresh and a wholly-owned subsidiary of Suiza (the "Country Fresh Merger"). On November 26, 1997, Suiza completed the acquisition of The Morningstar Group Inc. ("Morningstar") through a merger between Morningstar and a wholly-owned subsidiary of Suiza (the "Morningstar Merger"). The Country Fresh Merger and the Morningstar Merger have been accounted for using the "pooling of interests" method of accounting. Accordingly, the summary and selected financial data of Suiza presented in this Proxy Statement/Prospectus give retroactive effect to both of these mergers. Contemporaneously with the Morningstar acquisition, Suiza also increased the size of its senior credit facility from an aggregate of $700 million to an aggregate of $1.25 billion. See "-- Summary Financial Data of Suiza" and "Selected Financial Data of Suiza."



     On February 20, 1998, Suiza completed the acquisition of all of the common equity interests in Land-O-Sun Dairies, L.L.C. ("Land-O-Sun"), a processor of fluid milk and ice cream products based in Johnson City, Tennessee, for a purchase price of approximately $248 million, consisting of approximately $128 million in cash, $100 million of trust issued redeemable convertible preferred securities and the issuance of $20 million of preferred interests in Land-O-Sun. In addition, Suiza refinanced certain of Land-O-Sun's outstanding indebtedness and existing preferred interests, which totaled approximately $52 million as of the closing date. The trust issued securities issued in this transaction are convertible at the option of the holder into an aggregate of 1.4 million shares of Suiza Common Stock. Land-O-Sun recorded revenues of approximately $464 million in 1997. See "Recent Developments."



     On March 24, 1998, Suiza completed the sale of $600 million of trust issued redeemable convertible preferred securities in a private placement to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act of 1933, as amended (the "Preferred Securities Offering"). The trust issued securities issued in this offering are convertible at the option of the holders into an aggregate of 7.7 million shares of Suiza Common Stock. See "Recent Developments."



     Suiza has also recently acquired or agreed to acquire a number of smaller dairy and plastic packaging businesses, including the completed acquisitions of Louis Trauth Dairy, Inc. ("Trauth Dairy"), a Newport, Kentucky based manufacturer and distributor of fresh milk, ice cream and related dairy products and Oberlin Farms Dairy, Inc. ("Oberlin"), a Cleveland, Ohio-based processor of milk and cultured dairy products. Trauth Dairy and Oberlin recorded net sales of approximately $67 million and $76 million, respectively, for their most recent fiscal year ends. See "Recent Developments."



     On March 27, 1998, Suiza entered into an agreement with Packaged Ice, Inc. ("Packaged Ice") pursuant to which Suiza would sell all of the outstanding capital stock of its subsidiary Reddy Ice Corporation ("Reddy Ice") to Packaged Ice for $172.5 million in cash, subject to certain adjustments. Reddy Ice had revenues during 1997 of approximately $66.3 million. The agreement is subject to a number of conditions and there can be no assurance that the sale of Reddy Ice will be completed. See "Recent Developments."

                              THE SPECIAL MEETING
DATE, TIME AND PLACE


     The Special Meeting will be held on May 29, 1998, at The Union League Club, 38 East 37th Street, New York, New York, commencing at 10:00 a.m. local time. See "The Special Meeting -- General."


PURPOSE OF THE SPECIAL MEETING


     The purpose of the Special Meeting is to (i) consider and vote upon a proposal (the "Proposal") to approve the Merger and the Merger Agreement and
(ii) transact such other business as may properly come before the Special Meeting and at any and all adjournments or postponements thereof. See "The Special Meeting -- Purpose of Special Meeting."


RECORD DATE; SHARES ENTITLED TO VOTE


     Only holders of record of shares of Company Common Stock at the close of business on April 15, 1998 (the "record date") are entitled to notice of and to vote at the Special Meeting. On such date, there were 3,387,213 shares of Company Common Stock outstanding. Each share of Company Common Stock will be entitled to one vote on each matter to be acted upon at the Special Meeting. See "The Special Meeting -- Record Date."


VOTE REQUIRED


     The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote is required to approve the Proposal. Accordingly, an abstention with respect to the Proposal will have the same effect as a vote cast against the Proposal. Brokers who hold shares of Company Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any votes that are not cast by a nominee-broker will have the same effect as votes cast against the Proposal. If a quorum is present at the Special Meeting, the Company will not adjourn the Special Meeting to solicit additional proxies if there are not enough proxies to approve the Merger. If a quorum is not present at the Special Meeting, the Company may entertain a motion to adjourn the meeting. However, any proxies that are marked with instructions to vote against the Merger will be voted against any such adjournment of the Special Meeting. See "The Special Meeting -- Record Date" and "-- Proxies; Vote Required."


SECURITY OWNERSHIP OF CONTINENTAL CAN AND SUIZA MANAGEMENT


     As of the close of business on the record date, the directors and executive officers of Continental Can owned approximately 18.1% of the outstanding shares of Company Common Stock entitled to be voted at the Special Meeting. All directors and executive officers of Continental Can are expected to vote, or cause to be voted, all shares over which they exercise voting control "FOR" the approval and adoption of the Merger Agreement and the Merger. See "The Special Meeting -- Record Date" and "-- Principal Stockholders." Further, Donald J. Bainton and Abdo Yazgi, who are directors and executive officers of the Company and who own in the aggregate approximately 10.4% of the outstanding Company Common Stock, have executed and delivered irrevocable proxies to Suiza. These proxies allow Suiza to vote their shares of Company Common Stock in favor of the Proposal. See "The Merger -- Irrevocable Proxies." In addition, certain directors and executive officers of Suiza are holding, on behalf of Suiza, an aggregate of 129,500 shares of Company Common Stock or approximately 3.8% of the shares entitled to vote at the Special Meeting. See "The Special
Meeting -- Principal Stockholders." Such persons are expected to vote, or cause to be voted, all shares over which they exercise voting control "FOR" the approval and adoption of the Merger Agreement and the Merger. Approval of the Proposal requires the affirmative vote of a majority of the shares of Company Common Stock outstanding as of the record date. See "The Special
Meeting -- Proxies; Vote Required."

                      THE MERGER AND THE MERGER AGREEMENT
GENERAL

     Upon the terms and subject to the conditions of the Merger Agreement, Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Suiza. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. See "The Merger -- General."

EFFECTIVE TIME

     The Merger will become effective at the date and time (the "Effective Time") that a properly executed certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware in accordance with applicable provisions of the Delaware General Corporation Law (the "DGCL"). The Certificate of Merger will be filed as soon as practicable following the fulfillment of the conditions set forth in the Merger Agreement. See "The Merger -- General."

SHARE CONVERSION


     In the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding those held in the treasury of the Company and those owned by Suiza or Sub or any other subsidiary of Suiza at the Effective Time), without any action on the part of the holder thereof, will be converted into the right to receive 0.629 shares of Suiza Common Stock. Cash will be paid in lieu of any fractional share of Suiza Common Stock. See "The Merger Agreement -- Consideration to be Received in the Merger" and "-- Exchange of Shares." Based on the number of shares of Company Common Stock outstanding on the record date (and excluding the Company Common Stock currently beneficially owned by Suiza, which will be canceled in the Merger), Suiza will issue approximately 2,049,101 shares of Suiza Common Stock in the Merger.


OPTION CONVERSION


     In the Merger, each outstanding and unexercised Option to purchase shares of Company Common Stock will be assumed by Suiza and converted into a Substitute Option to purchase a number of shares of Suiza Common Stock equal to the number of shares of Company Common Stock subject to such Option multiplied by the Exchange Ratio (rounded down to the nearest whole share) at a per share price equal to the per share exercise price of the Option immediately prior to the Merger divided by the Exchange Ratio (rounded up to the nearest full cent). Based on the number of Options outstanding on the record date, the Substitute Options will be exercisable to purchase an aggregate of approximately 372,123 shares of Suiza Common Stock. See "The Merger -- General" and "-- Interests of Certain Persons in the Merger."


BACKGROUND AND REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD


     The Company's Board of Directors (the "Board") has reviewed the Merger Agreement and the transactions contemplated thereby, and Societe Generale Securities Corporation ("Societe Generale") has delivered its written opinion (the "Opinion") dated January 14, 1998 to the Board to the effect that, based upon and subject to certain matters stated therein, as of the date of such opinion, the Exchange Ratio is fair to the Stockholders from a financial point of view. The full text of the Opinion, which sets forth, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Societe Generale, is attached to this Proxy Statement/Prospectus as Appendix B and should be read carefully in its entirety. The Board has reviewed the terms and conditions of the Merger Agreement and considered a range of factors, including the Opinion of Societe Generale. After consideration of these factors, the Board unanimously concluded that the Merger is fair to and in the best interests of the Stockholders and unanimously approved the Merger Agreement. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. See "The Merger -- Background of the Merger" and
"-- Reasons for the Merger; Recommendation of the Board."

OPINION OF FINANCIAL ADVISOR

     In deciding to approve the Merger, the Board considered the opinion of its financial advisor as to the fairness of the Exchange Ratio from a financial point of view. Societe Generale has delivered to the Board its Opinion to the effect that, based upon and subject to certain matters stated therein, as of the date of the Opinion, the Exchange Ratio is fair to the Stockholders from a financial point of view. The Opinion is attached as Appendix B to this Proxy Statement/Prospectus. Stockholders are encouraged to read the Opinion in its entirety. See "The Merger -- Opinion of Financial Advisor to Continental Can."

OWNERSHIP OF SUIZA FOLLOWING THE MERGER


     Based on the number of shares of Suiza Common Stock and Company Common Stock outstanding on the record date (and excluding the Company Common Stock currently owned beneficially by Suiza, which will be canceled in the Merger), the 2,049,101 shares of Suiza Common Stock to be issued to the Stockholders in the Merger will constitute approximately 6.2% of the outstanding Suiza Common Stock immediately after the Merger.



     Each outstanding and unexercised Option will be assumed by Suiza in the Merger and converted into a Substitute Option. Following the Merger, approximately 372,123 shares of Suiza Common Stock will be subject to issuance upon the exercise of Substitute Options, based on the number of shares of Company Common Stock subject to Options as of the record date, multiplied by the Exchange Ratio. The per share exercise price of the Substitute Options will equal the per share exercise price of such Options divided by the Exchange Ratio.


CERTAIN TAX CONSEQUENCES


     Consummation of the Merger is conditioned upon, among other things, receipt by the Company of an opinion of its tax counsel, Carter, Ledyard & Milburn, and by Suiza of an opinion of its tax counsel, Hughes & Luce, L.L.P, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Based upon the opinion of the Company's tax counsel, Carter, Ledyard & Milburn, the Stockholders should not recognize any gain or loss on the exchange of their shares of Company Common Stock for shares of Suiza Common Stock pursuant to the Merger, except to the extent that any Stockholder receives cash in lieu of fractional shares of Suiza Common Stock.


     All stockholders should read carefully the discussion under the caption "Certain U.S. Federal Income Tax Consequences of the Merger" and other sections of this Proxy Statement/Prospectus. Stockholders are also urged to consult their own tax advisors as to the specific consequences to them of the Merger under U.S. federal, state, local or any other applicable tax laws.

MANAGEMENT FOLLOWING THE MERGER

     If the proposed Merger is approved and consummated, the Stockholders will become stockholders of Suiza, which will conduct its business under the direction of the Board of Directors and management of Suiza. The directors of Sub immediately prior to the Effective Time will be the initial directors of the surviving corporation of the Merger (the "Surviving Corporation"), and the officers of Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. See "The Merger -- Management of the Surviving Corporation following the Merger."

GOVERNMENTAL APPROVALS


     On January 27, 1998 and February 9, 1998, the Company and Suiza, respectively, filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") a notification and report, together with requests for early termination of the applicable waiting period, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger. On February 27, 1998, Suiza also filed a required notification of the Merger with the German Federal Cartel Office (the "German Cartel Office"). Expiration or early termination of the applicable waiting period under the HSR Act and applicable German law is a condition to the obligations of Suiza and the Company to consummate the Merger. The applicable waiting period under the HSR Act expired at 11:59 p.m. on March 11, 1998, and the German Cartel Office granted clearance for the Merger on March 20, 1998. Neither Suiza nor the Company is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws. See "The Merger -- Governmental Approvals."


ABSENCE OF APPRAISAL RIGHTS

     Under Delaware law, the Stockholders are not entitled to appraisal rights with respect to the Merger. See "The Merger -- Absence of Appraisal Rights."

CONDITIONS PRECEDENT TO THE MERGER


     The obligations of the Company, Suiza and Sub to effect the Merger are subject to, among other things, the fulfillment or, where permissible, waiver of certain conditions, including without limitation: (i) the approval of the Merger, the Merger Agreement and the transactions contemplated thereby by the requisite vote of the Stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act and any similar foreign act (which have already occurred); (iii) the effectiveness of the Registration Statement and the absence of a stop order suspending such effectiveness; (iv) there not having been issued or in effect any preliminary or permanent injunction or order by any federal or state court in the United States of competent jurisdiction prohibiting the consummation of the Merger; (v) the listing on the NYSE, subject only to official notice of issuance, of the shares of Suiza Common Stock to be issued pursuant to the Merger; and (vi) the Company having received an opinion of Carter, Ledyard & Milburn and Suiza and Sub having received an opinion of Hughes & Luce, L.L.P., in each case, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The parties may not waive any condition that constitutes a legal requirement, including the receipt of Stockholder approval, the expiration or termination of waiting periods under the HSR Act and similar foreign acts, or the effectiveness of the Suiza Registration Statement. Further, the Board will not waive any condition or otherwise agree to amend the Merger Agreement or the terms of the Merger in a manner that it considers to be adverse to the Stockholders in any material respect without first notifying the Stockholders of the proposed waiver or amendment and resoliciting proxies. See "The Merger Agreement -- Conditions Precedent."


TERMINATION OF THE MERGER


     Under certain circumstances, the Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time. The Merger Agreement may be terminated if the Merger has not occurred by June 30, 1998, if the Stockholders do not approve the Merger Agreement and the Merger, if an injunction is issued preventing the Merger, or by mutual consent of the parties. Suiza may terminate the Merger Agreement (a) if the Board withdraws or modifies its recommendation of the Merger or recommends an Alternative Proposal or, (b) between April 29 and May 20, 1998, unless (i) the Company has purchased certain minority interests in Ferembal or (ii) the Company's right to purchase such minority interests have been extended. The Company may terminate the Merger Agreement if the average price for Suiza Common Stock falls below $45 for the three days prior to the closing or if the Company receives an Alternative Proposal meeting certain conditions. In connection with the termination of the Merger Agreement, the Company may, in certain circumstances, be required to reimburse Suiza for its expenses up to $2,000,000 and to pay Suiza a termination fee of $7,000,000. See "The Merger Agreement -- Termination."


COMPARATIVE RIGHTS OF HOLDERS OF SUIZA COMMON STOCK AND COMPANY COMMON STOCK


     The rights of holders of Company Common Stock are currently governed by Delaware law and by the Company's Amended Certificate of Incorporation (the "Company Charter") and Bylaws (the "Company Bylaws"). If the Merger is consummated, the rights of former Continental Can Stockholders who become Suiza stockholders pursuant to the Merger will continue to be governed by Delaware law but, will thereafter be governed by Suiza's Certificate of Incorporation (the "Suiza Charter") and Bylaws (the "Suiza Bylaws").

Because both the Company and Suiza are incorporated under Delaware law, and because of the similarities between the Company Charter and the Company Bylaws, on the one hand, and the Suiza Charter and the Suiza Bylaws, on the other hand, the rights of the Stockholders following the Merger will remain the same in many respects. In certain other respects, however, the rights of Suiza's stockholders differ from those of the Continental Can Stockholders. In particular, Suiza recently adopted a stockholder rights plan, which will cause substantial dilution to a person or group that attempts to acquire Suiza in certain circumstances. Such stockholder rights plan may delay, defer or prevent a change in control of Suiza. In addition, Suiza has preferred stock and trust issued preferred securities outstanding, which are entitled to certain preferences over the Suiza Common Stock. See "Comparison of the Rights of Suiza Stockholders and Continental Can Stockholders." for a description of such differences and certain aspects of Delaware law.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     Certain directors and executive officers of the Company have interests in the Merger separate from and in addition to their interests as Stockholders. Several directors and officers own Options, which will be converted into Substitute Options to purchase Suiza Common Stock, and all directors and executive officers will be entitled to indemnification pursuant to the Merger Agreement. Further, certain officers have employment agreements with the Company that will remain in effect after the Merger. For further information regarding interests of officers and directors of the Company separate from and in addition to their interests as Stockholders of the Company generally, see "The
Merger -- Interests of Certain Persons in the Merger."


                                  RISK FACTORS


     AN INVESTMENT IN SUIZA COMMON STOCK ENTAILS CERTAIN RISKS, INCLUDING (I) POTENTIAL LIMITATIONS ON SUIZA'S ABILITY TO PURSUE ITS ACQUISITION STRATEGY AND INTEGRATE ACQUIRED BUSINESS, (II) THE EXISTENCE OF SIGNIFICANT COMPETITION IN SUIZA'S MARKETS, (III) LIMITATIONS ARISING FROM SUIZA'S SUBSTANTIAL INDEBTEDNESS AND ABILITY TO INCUR ADDITIONAL INDEBTEDNESS, (IV) ADDITIONAL COSTS AND UNCERTAINTIES IMPOSED BY GOVERNMENT REGULATION, (V) FLUCTUATIONS IN SUIZA'S RAW MATERIAL COSTS, (VI) SUIZA'S DEPENDENCE ON KEY MANAGEMENT, (VII) POSSIBLE LIMITATIONS ON THE USE OF SUIZA'S TAX CREDITS, (VIII) THE EXISTENCE OF ANTI-TAKEOVER PROVISIONS IN SUIZA'S CHARTER, BYLAWS AND RIGHTS PLAN, AND (IX) SUIZA'S INABILITY TO SUCCESSFULLY INTEGRATE THE COMPANY'S BUSINESS INTO SUIZA'S OPERATIONS. SEE "RISK FACTORS" FOR FURTHER DISCUSSION OF THESE RISK FACTORS, WHICH SHOULD BE CONSIDERED BY THE STOCKHOLDERS IN CONNECTION WITH AN INVESTMENT IN SUIZA COMMON STOCK UPON CONSUMMATION OF THE MERGER.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     This Proxy Statement/Prospectus contains or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are subject to risks and uncertainties, including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance and any statement of assumptions underlying the foregoing. Such forward-looking statements may be contained in, among other places, "The Merger -- Background of the Merger," "-- Reasons for the Merger; Recommendation of the Board," and "-- Opinion Financial Advisor to Continental Can." Although Suiza and the Company believe that the expectations reflected in such forward-looking statements, to the extent applicable to each of them, are reasonable, neither can give any assurance that such expectations will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Proxy Statement/ Prospectus, including, without limitation, in conjunction with the forward-looking statements included herein. All subsequent written and oral forward-looking statements attributable to Suiza, the Company or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Statements.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE


     The Suiza Common Stock began trading on the Nasdaq Stock Market's National Market ("Nasdaq") on April 17, 1996. Effective March 5, 1997, the Suiza Common Stock began trading on the NYSE. The Company Common Stock began trading on the NYSE on October 21, 1992. The following table sets forth, for the periods from April 17, 1996 to April 24, 1998, the high and low sales prices of the Suiza Common Stock as quoted on Nasdaq and the NYSE, as applicable, and for the periods from January 1, 1995 to April 24, 1998, the high and low sales price of the Company Common Stock as quoted on the NYSE. On April 24, 1998, the last reported sales prices of the Suiza Common Stock and Company Common Stock on the NYSE were $55.375 and $34.625 per share, respectively. As of the record date, there were approximately 296 record holders of Suiza Common Stock and 274 record holders of Company Common Stock.



                                                               SUIZA              COMPANY
                                                            COMMON STOCK        COMMON STOCK
                                                               PRICES              PRICES
                                                          ----------------    ----------------
                                                           HIGH      LOW       HIGH      LOW
                                                          ------    ------    ------    ------
Fiscal year ended December 31, 1996
  First Quarter........................................      N/A       N/A    $17.00    $15.13
  Second Quarter.......................................   $18.75    $14.00    $15.50    $13.88
  Third Quarter........................................   $17.75    $15.75    $14.88    $10.75
  Fourth Quarter.......................................   $20.75    $16.75    $16.75    $11.00

Fiscal year ended December 31, 1997
  First Quarter........................................   $29.25    $19.50    $16.38    $12.63
  Second Quarter.......................................   $42.00    $24.75    $20.25    $14.50
  Third Quarter........................................   $57.50    $39.13    $27.00    $19.50
  Fourth Quarter.......................................   $62.50    $43.50    $26.56    $20.56

Fiscal year ended December 31, 1998
  First Quarter........................................   $66.69    $55.00    $41.81    $23.25
  Second Quarter (through April 24, 1998)..............   $63.00    $54.25    $39.06    $34.00



     On January 14, 1998, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, and on April 24, 1998, the last full trading day prior to the date of this Proxy Statement/Prospectus, the reported high and low sale prices per share and closing price per share of Suiza Common Stock and Company Common Stock on the NYSE were as follows:



                                JANUARY 14, 1998                     APRIL 24, 1998
                        ---------------------------------   ---------------------------------
                          HIGH         LOW        CLOSE       HIGH         LOW        CLOSE
                        ---------   ---------   ---------   ---------   ---------   ---------
Suiza.................  $64-15/16   $ 63-9/16   $  64-5/8   $   57.13   $   55.00   $   55.38
Continental Can.......  $  28-1/2   $  27-1/8   $  27-7/8   $   35.13   $   34.63   $   34.65

     Equivalent Per Share Prices. The following table sets forth the last reported sale price of Suiza Common Stock on January 14, 1998, the last full trading day prior to the first public announcement of the execution of the Merger Agreement, and on April 24, 1998, the last practicable day prior to the mailing of this Proxy Statement/Prospectus. The equivalent per share price of the Company Common Stock was determined by multiplying the last reported sale price of a share of Suiza Common Stock at each specified date by the Exchange Ratio in the Merger of 0.629. These assumptions are made solely for the purpose of calculating the data presented below and are not intended to be, nor should they be, interpreted as a representation or approximation of the actual value of the Suiza Common Stock to be issued in the Merger. For a discussion of the terms upon which Company Common Stock will be converted into Suiza Common Stock in the Merger, see "The Merger -- General."



                                                                             EQUIVALENT PRICE
                                                                PRICE OF       PER SHARE OF
                                                                 SUIZA           COMPANY
                                                              COMMON STOCK     COMMON STOCK
                                                              ------------   ----------------
January 14, 1998............................................     $64.88           $40.81
April 24, 1998..............................................     $55.38           $34.83


     THE MARKET PRICE OF THE SUIZA COMMON STOCK AND COMPANY COMMON STOCK WILL FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND THE EFFECTIVE DATE. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SUIZA COMMON STOCK AND COMPANY COMMON STOCK.

DIVIDENDS

     Neither Suiza nor Continental Can have declared or paid a cash dividend on their common stock. Following the Merger, Suiza's management intends to retain all earnings to cover working capital requirements and to fund capital expenditures, scheduled debt repayments and acquisitions, and does not anticipate paying cash dividends on the Suiza Common Stock in the foreseeable future.

                           COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per common share data for Suiza and Continental Can and unaudited pro forma and equivalent pro forma per common share data. Earnings (loss) per common share are presented for each of the three years in the period ended December 31, 1997. The historical per common share data for Suiza gives retroactive effect to Suiza's mergers with Country Fresh and Morningstar on November 25, 1997 and November 26, 1997, respectively, which have been accounted for as poolings of interests. Pro forma and equivalent pro forma book value per common share is presented as of December 31, 1997. No cash dividends were declared by Suiza or Continental Can during the periods presented. This data should be read in conjunction with the summary financial data and the pro forma financial data included in this Proxy Statement/Prospectus and the separate historical consolidated financial statements of Suiza and the historical consolidated financial statements of Continental Can and the notes thereto incorporated by reference in this Proxy Statement/Prospectus. The pro forma financial data are not necessarily indicative of the operating results or financial position that would have occurred had the Merger been consummated at the beginning of the earliest period presented and should not be construed as indicative of future operations.



                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                 1995      1996      1997
                                                                ------    ------    ------
HISTORICAL -- SUIZA
  Earnings per common share (a):
     Basic..................................................    $ 0.25    $ 1.99    $ 0.96
     Diluted................................................      0.25      1.91      0.91
  Book value per common share at end of period (b)..........      5.15      8.40     11.67
HISTORICAL -- CONTINENTAL CAN
  Earnings (loss) per common share (a):
     Basic..................................................    $ 0.17    $(1.74)   $ 2.49
     Diluted................................................      0.17     (1.71)     2.41
  Book value per common share at end of period (b)..........     23.87     21.44     21.38
UNAUDITED PRO FORMA PER SHARE DATA OF SUIZA
  COMMON STOCK
  Earnings per common share(c):
     Basic..................................................        --        --    $ 2.09
     Diluted................................................        --        --      1.97
  Book value per common share...............................        --        --     15.15
UNAUDITED EQUIVALENT PRO FORMA DATA PER SHARE OF COMPANY
  COMMON STOCK (d)
  Earnings per common share:
     Basic..................................................        --        --      1.31
     Diluted................................................        --        --      1.24
  Book value per common share...............................        --        --      9.53



(a) The historical earnings per common share is based upon the average number of basic and diluted common shares, and, in the case of Suiza, as adjusted for a stock split and restated for Country Fresh and Morningstar mergers, which were accounted for as poolings of interests, for each period indicated.



(b) The historical book value per common share is computed by dividing common stockholders' equity by the number of shares of common stock outstanding at the end of each period indicated and, in the case of Suiza, as restated for the Country Fresh and Morningstar mergers, which were accounted for as poolings of interests.



(c) The unaudited pro forma earnings per common share is based upon the average number of basic and diluted common shares for each period indicated.


(d) The unaudited equivalent pro forma per common share data is calculated by multiplying the unaudited pro forma per common share data by the Exchange Ratio of 0.629.

                     SUMMARY FINANCIAL DATA OF THE COMPANY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


     The following table sets forth summary historical consolidated financial data for the Company for each of the three years in the period ended December 31, 1997. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."



                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1995         1996         1997
                                                             ----------   ----------   ----------
INCOME STATEMENT DATA:
  Net sales................................................  $  614,387   $  585,034   $  546,284
  Operating income.........................................      20,598       19,874       31,487
  Interest expense, net....................................     (19,917)     (19,593)     (15,965)
  Income before extraordinary item(1)......................         670          576        7,986
  Net income(2)............................................         555       (5,560)       7,986
  Earnings (loss) per common share:(2)
     Basic.................................................        0.17        (1.74)        2.49
     Diluted...............................................        0.17        (1.71)        2.41
  Average common shares:...................................
     Basic.................................................   3,166,625    3,200,228    3,210,428
     Diluted...............................................   3,257,324    3,252,020    3,312,215
BALANCE SHEET DATA (AT END OF PERIOD):
     Total assets..........................................  $  445,411   $  391,032   $  375,406
     Long-term debt, including current portion.............     153,803      175,830      164,931
     Total stockholders' equity............................      76,298       68,624       68,782



(1)  Includes restructuring charges of $4,905 in 1995 and $7,624 in 1996.



(2) Includes an extraordinary charge of $6,136 ($1.92 per share -- basic and $1.89 per share -- diluted) in 1996. Includes an extraordinary charge of $115 ($.04 per share both basic and diluted) in 1995.

                        SUMMARY FINANCIAL DATA OF SUIZA
                       (IN THOUSANDS, EXCEPT SHARE DATA)


     The following table sets forth summary historical consolidated financial data for Suiza as of and for each of the three years in the period ended December 31, 1997. The summary historical consolidated financial data give retroactive effect to Suiza's mergers with Country Fresh and Morningstar on November 25, 1997 and November 26, 1997, respectively, which have been accounted for as poolings of interests. Such data have been derived from, and should be read in conjunction with, the audited consolidated financial statements incorporated by reference herein See "Selected Financial Data of Suiza," "Available Information" and "Incorporation of Certain Information by Reference."



                                                                       YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------
                                                                  1995          1996          1997
                                                               -----------   -----------   -----------
SUPPLEMENTAL OPERATING DATA:
  Net sales.................................................   $ 1,014,926   $ 1,207,565   $ 1,794,876
  Income from operations(1).................................        39,392        61,010        95,292
  Interest expense, net.....................................        18,942        15,707        36,664
  Income from continuing operations(2)......................        12,688        46,863        39,330
  Net income(3).............................................         5,555        46,963        28,764
  Net income applicable to common stock.....................         5,251        46,661        28,464
  Earnings per common share(3):
    Basic...................................................          0.25          1.99          0.96
    Diluted.................................................          0.25          1.91          0.91
  Average number of common shares:
    Basic...................................................    20,708,467    23,424,322    29,508,791
    Diluted.................................................    20,935,161    24,491,899    31,348,591
OTHER DATA:
  Ratio of earnings to combined fixed charges and preferred
    stock dividends(4)......................................          1.94x         3.38x         2.89x
SUPPLEMENTAL BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets..............................................   $   484,852   $   833,624   $ 1,403,462
  Long-term debt, including current portion.................       265,749       455,880       828,659
  Preferred stock...........................................         3,800         3,741         3,741
  Total common stockholders equity..........................       108,109       210,113       355,569



(1) Includes pre tax charges for merger, financing and other costs of $9,300 in 1995, $571 for 1996 and $37,003 for 1997.



(2) Includes the merger, financing and other costs discussed in (1); other income from the sale of Puerto Rico tax credits of $3,400 for 1996 and $21,800 for 1997; and the tax benefit of $11,750 from the recognition of Puerto Rico tax credits for 1996 and additional tax expense of $4,350 from the sale of a portion of these tax credits in 1997.



(3) Includes income from discontinued operations of $1,329 in 1995 ($0.06 per share both basic and diluted), $2,315 in 1996 ($0.10 per share both basic and diluted) and $717 in 1997 ($0.02 per share both basic and diluted), net of income taxes of $815, $1,454 and $439, respectively; and extraordinary losses from the early extinguishment of debt of $8,462 in 1995 ($0.41 per share -- basic and $0.40 per share -- diluted), $2,215 in 1996 ($0.10 per share -- basic and $0.09 per share -- diluted), $11,283 in 1997 ($0.38 per share -- basic and $0.36 per share -- diluted), net of income tax benefit of $700, $900 and $7,000, respectively.



(4) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs, the portion of rental expense that management believes is representative of the interest component of rent expense. Preferred stock dividends consist of dividends, adjusted to a pre-tax basis, on Suiza's Series A Preferred Stock.

                        SUMMARY PRO FORMA FINANCIAL DATA

                  (IN THOUSANDS, EXCEPT SHARE DATA AND RATIO)



     The following unaudited summary pro forma financial data is based on adjustments to the historical consolidated balance sheet and related consolidated statements of income of Suiza to give effect to (i) the Merger,
(ii) the completed acquisitions by Suiza of Dairy Fresh on July 1, 1997, Garelick Farms on July 31, 1997 and Land-O-Sun on February 20, 1998; and (iii) the Preferred Securities Offering. All of the above acquisitions have been accounted for using the purchase method of accounting.



     The unaudited pro forma consolidated statements of income data for the year ended December 31, 1997 give effect to the proposed Merger of Continental Can, the completed acquisitions by Suiza, the Preferred Securities Offering and the Merger as if they all had been consummated on January 1, 1997. The unaudited pro forma consolidated balance sheet data as of December 31, 1997 gives effect to the proposed Merger of Continental Can, the Land-O-Sun Acquisition and the Preferred Securities Offering, as if they all had been consummated on December 31, 1997.



     The summary pro forma data presented below should be read in conjunction with the selected financial data of Suiza and the selected financial data of Continental Can, the unaudited pro forma financial data and notes thereto, "Recent Developments" and the financial statements and other financial information incorporated herein by reference. The unaudited pro forma income statement data are not necessarily indicative of the operating results that would have occurred had the proposed Merger of Continental Can, the completed acquisitions by Suiza and the Preferred Securities Offering occurred on January 1, 1997, nor are they necessarily indicative of the future operating results of Suiza.



                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
INCOME STATEMENT DATA:
  Net sales.................................................  $ 3,089,440
  Operating income..........................................      183,462
  Interest expense, net.....................................       37,508
  Financing charges on the Preferred Securities.............       39,983
  Income from continuing operations.........................       66,412
  Income per Common Share from Continuing Operations:
     Basic..................................................         2.09
     Diluted................................................         1.97
  Average Common Shares:
     Basic..................................................   31,701,634
     Diluted................................................   33,605,458
OTHER DATA:
  Ratio of earnings to combined fixed charges and preferred
     stock dividends(1).....................................         2.40x
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets..............................................  $ 2,220,400
  Long-term debt, including current portion.................      621,868
  Total stockholders' equity................................      495,828


---------------


(1) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs, the portion of rental expense that management believes is representative of the interest component of rent expense. Preferred stock dividends consist of dividends, adjusted to a pre-tax basis, on Suiza's Series A Preferred Stock.

                                  RISK FACTORS

     In considering the matters set forth in this Proxy Statement/Prospectus, the Stockholders should carefully consider, among other things, the significant risks and speculative factors described below, which are associated with an investment in Suiza Common Stock upon consummation of the Merger.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY


     Suiza's strategy is to continue to expand its dairy, food distribution and packaging businesses primarily through acquisitions of strong regional operators in new markets and consolidating or add-on acquisitions. The Merger, the Land-O-Sun acquisition and other smaller pending acquisitions exemplify Suiza's acquisition strategy. Suiza may encounter increased competition for acquisitions in the future, which could result in acquisition prices that Suiza does not consider acceptable. There can be no assurance that Suiza will find suitable acquisition candidates at acceptable prices or succeed in integrating acquired businesses into Suiza's existing business or in retaining key customers of acquired businesses. There can also be no assurance that Suiza will have sufficient available capital resources to realize its acquisition strategy. See "-- Substantial Indebtedness." See "Recent Developments" for a discussion of material recent and pending acquisitions.



     Although Suiza often acquires operations in new markets requiring minimal integration, the success of Suiza's acquisition strategy is also dependent on the ability of Suiza to integrate add-on acquisitions into Suiza's existing operations. In addition, Suiza's recent growth has required, and is expected to continue to require, a significant amount of management, operational and financial resources. There can be no assurance that the integration of these operations and future acquired operations will not result in unforeseen difficulties, or require the investment of capital or absorb significant management resources at levels higher than that anticipated by management, or that Suiza will realize meaningful economies of scale or operating efficiencies from its acquisitions. The failure of Suiza to successfully integrate acquired operations could have a material adverse effect on Suiza's operations.


COMPETITION


     Suiza's dairy and food distribution businesses are subject to significant competition from dairy operations and large national food service distributors that operate in Suiza's markets. Competition in the dairy and food distribution businesses is based primarily on service, price, brand recognition, quality and breadth of product line. Certain of Suiza's competitors are large, well capitalized and may have greater financial, operational and marketing resources than Suiza.



     The dairy industry has excess capacity and has been in the process of consolidation for many years. Excess capacity has resulted from the development of more efficient manufacturing techniques, the establishment of captive dairy manufacturing operations by large grocery retailers and relatively little growth in the demand for fresh milk products. Any expansion of production capacity in one of Suiza's regional markets could have an adverse effect on Suiza.



     The plastic packaging industry is also subject to significant competition. Suiza competes with larger independent manufacturing companies and vertically integrated food and industrial companies that operate captive plastic packaging manufacturing facilities. The primary competitive factors in the plastic packaging industry are price, quality and service. Many of Suiza's competitors in the plastics industry are larger and better capitalized than Suiza, and have greater resources than Suiza.



     The packaged ice business is also highly competitive. Suiza faces a number of competitors in the packaged ice business, including smaller independent ice manufacturers, convenience and grocery retailers that operate captive commercial ice plants and retailers that manufacture and package ice at store locations. Competition exists primarily on a regional basis, with service, price and quality as the principal competitive factors. A significant increase in the utilization of captive commercial ice plants or on-site manufacturing by operators of large retail chains served by Suiza could have an adverse effect on Suiza.

SUBSTANTIAL INDEBTEDNESS


     On December 31, 1997, Suiza had total indebtedness of approximately $828.7 million. As of December 31, 1997, on a pro forma basis giving effect to the Merger, the Land-O-Sun acquisition, the Preferred Securities Offering and the application of the net proceeds therefrom, Suiza had total indebtedness of approximately $621.9 million. Under Suiza's senior credit facility, Suiza can incur substantial amounts of additional indebtedness in the future, and additional indebtedness has been, and, if Suiza's acquisition strategy is successful, will continue to be incurred in connection with acquisitions by Suiza.


     The senior credit facility and related debt service obligations may (i) limit Suiza's ability to obtain additional financing in the future; (ii) require Suiza to dedicate a significant portion of its cash flow to the payment of principal and interest on its indebtedness, thereby reducing the funds available to Suiza for other purposes; (iii) limit Suiza's flexibility in planning for, or reacting to, changes in its business and market conditions; and (iv) impose additional financial and operational restrictions on Suiza, including restrictions on dividends.


     Suiza's ability to make scheduled payments on its indebtedness depends on its financial and operating performance, which is subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond Suiza's control. Suiza has pledged the stock of its subsidiaries (except for 35% of the capital stock of Garrido) to secure its indebtedness under the senior credit facility. The failure of Suiza to comply with the financial and other restrictive covenants under the senior credit facility may result in an event of default which, if not cured or waived, could have a material adverse effect on Suiza. Suiza has entered into various interest rate agreements to reduce its exposure to effect of fixing Suiza's interest rate with respect to approximately $600 million of its indebtedness under the senior credit facility. To the extent indebtedness under the senior credit facility exceeds this amount, Suiza remains subject to interest rate risk.


GOVERNMENT REGULATION; RAW MATERIAL COSTS


     The price of raw milk in the United States fluctuates based on supply and demand, with minimum support prices established monthly on a regional basis by federal or state government agencies. In 1996, Congress passed legislation to phase out support prices over a specified period. There can be no assurance that a material increase in milk prices in the United States will not occur, and such an increase could reduce the profitability of Suiza's operations and have a material adverse effect on Suiza. The United States Department of Agriculture has recently proposed a number of changes to the Federal Milk Marketing Order program, including changes in pricing classifications for certain dairy products. It is uncertain whether these proposals will be adopted in their current or another form or, if adopted, what the impact of any final rules would have on the market for dairy products. There can be no assurance that any changes in the current Federal Milk Marketing Order program would not have a material effect on Suiza.


     As a manufacturer and distributor of food products, Suiza is subject to federal, state and local laws and regulations governing the manufacture (including composition and ingredients), labeling, packaging and safety of food. The Federal Food and Drug Administration and various state and local agencies are authorized to enforce these laws and regulations by inspecting Suiza's facilities and requiring remedial action where necessary. Although Suiza maintains quality control programs designed to address these issues, an actual or perceived problem with the quality or safety of products at any of Suiza's facilities could lead to product withdrawals, product recalls, remediation expenses, temporary plant closings and related negative publicity, any of which could have a material adverse effect on Suiza. Suiza's operations are also subject to other federal, Puerto Rico, state and local governmental regulation.

DEPENDENCE ON KEY PERSONNEL


     The future success of Suiza's business operations is dependent in part on the efforts and skills of certain key members of management. The loss of any of its key members of management could have an adverse effect on Suiza. Suiza has not obtained key man life insurance with respect to any of its key members of management.

LIMITATIONS ON FAVORABLE TAX TREATMENT


     Under Section 936 of the Code, a portion of Suiza's income derived from its dairy, fruit drink and plastic container manufacturing operations in Puerto Rico qualifies for a tax credit that has the effect of reducing or eliminating United States income taxes on income derived from these operations. In the Revenue Reconciliation Act of 1993, the United States Congress imposed certain limitations on the availability of the Section 936 credit. In August 1996, Congress passed the Small Business Job Protection Act of 1996 which contains further restrictions on the availability of Section 936 credits and eliminates
Section 936 altogether by December 31, 2005. These limitations, combined with certain other provisions in the Code that govern the allocation among affiliated corporations of credits under Section 936, may limit the amount of tax credits available to Suiza prior to the expiration of Section 936. In such event, Suiza's effective tax rate could be increased relative to historical rates, with a corresponding adverse effect on Suiza's net income.


ANTITAKEOVER PROVISIONS


     The Suiza Charter and Suiza Bylaws contain provisions that may delay, defer or prevent a change in control of Suiza. Among other things, these provisions:
(i) authorize the Suiza Board to issue preferred stock in series with the terms of each series to be fixed by the Suiza Board; (ii) divide the Suiza Board into three classes so that only approximately one-third of the total number of directors will be elected each year; (iii) permit directors to be removed only for cause; and (iv) specify advance notice requirements for stockholder proposals and director nominations. In addition, Suiza recently adopted a stockholder rights plan, which will cause substantial dilution to a person or group that attempts to acquire Suiza in certain circumstances. Such stockholder rights plan may also delay, defer or prevent a change of control of Suiza. See "Comparison of the Rights of Suiza Stockholders and Continental Can Stockholders."


EXPECTED BENEFITS OF COMBINED BUSINESS MAY NOT BE ACHIEVED


     There can be no assurance that the expected benefits of the Merger relative to the combined businesses as described under "The Merger -- Reasons for the Merger; Recommendation of the Board" will be achieved. The integration of departments, systems and procedures present significant management challenges and there can be no assurance that such actions will be successfully accomplished within a specified time period or at all. The failure to successfully accomplish such integration could reduce the revenues or increase the operating costs of the combined companies as compared to expected levels, consume additional management, operational and financial resources and divert attention from other operations and from new acquisition activity, any of which could have an adverse effect on Suiza's operations.



     For additional information concerning the risks associated with the Company's business see the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which report is incorporated by reference herein.


                        PARTIES TO THE MERGER AGREEMENT

THE COMPANY

     Continental Can is a holding company primarily engaged in the packaging business through a number of operating subsidiaries. Continental Can's packaging business consists of its 84% owned domestic subsidiary, PCI, which owns Continental Plastic Containers, Inc. and Continental Caribbean Containers, Inc. (collectively, "CPC"), a leading manufacturer of extrusion blow-molded containers in the United States. Continental Can's wholly-owned German operating subsidiary is Dixie Union, which manufactures multi-layer shrink bags, composite plastic films and packaging machines and slicers. Continental Can's majority-owned European operating subsidiaries are Ferembal, a leading manufacturer of rigid packaging and Obalex, a manufacturer of two and three-piece cans for food.

     CPC supplies containers for food and beverages, household chemicals, automotive products and motor oil, industrial and agricultural chemicals, cosmetics and toiletries. CPC's customers include some of the largest consumer product companies in the United States, such as Clorox Company, Coca-Cola Foods,

Colgate-Palmolive Company, Mobil Oil Corporation, Pennzoil Products Company, Procter & Gamble company and Quaker Oats Company.

     Ferembal is the second largest supplier of food cans in France. Its customers include many leading French and European vegetable and prepared food processors, pet food processors, and paint and other industrial can users. Obalex manufactures cans in the Czech Republic.

     Dixie Union's customers are primarily processors of meats, cheeses, poultry and fish products, although it also produces packaging and machinery for suppliers of technical and medical products.


     This Proxy Statement/Prospectus should be read in conjunction with the more detailed information on the Company and its business contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which is incorporated herein by reference. See "Incorporation of Certain Information by Reference."


SUIZA


     Suiza is a leading manufacturer and distributor of fresh milk and related dairy products, shelf-stable and refrigerated food and beverage products, frozen food products, coffee and plastic containers. Each of Suiza's operating subsidiaries is a leading competitor in its market, with an established reputation for customer service and product quality. Suiza's dairy subsidiaries market their products through extensive distribution networks to a diverse group of customers, including convenience stores, grocery stores, schools and institutional food service customers. Suiza's customers in the plastic packaging business include regional dairy manufacturers, bottled water processors, other beverage manufacturers, and consumer and industrial products companies. Suiza has grown primarily through a successful acquisition strategy, having consummated more than 40 acquisitions since its initial public offering in April 1996. As a result of this strategy, Suiza has increased net sales from $579.3 million in 1993 to $1,794.9 million in 1997 ($3,089.4 million in 1997 on a pro forma basis).



     This Proxy Statement/Prospectus should be read in conjunction with the more detailed information on Suiza and its business contained in Suiza's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, which is incorporated herein by reference. See "Incorporation of Certain Information by Reference."


SUB

     Sub is a wholly owned subsidiary of Suiza, incorporated in Delaware, on January 13, 1998 for the purpose of effectuating the Merger and the other transactions contemplated by the Merger Agreement. Prior to the consummation of the Merger, Sub will not engage in any activity other than activities related to the transactions contemplated by the Merger Agreement.

                              RECENT DEVELOPMENTS


COUNTRY FRESH AND MORNINGSTAR MERGERS



     On November 25, 1997, Suiza completed the acquisition of Country Fresh through a merger between Country Fresh and a wholly-owned subsidiary of Suiza. Country Fresh is a leading processor of milk, juice and ice cream products based in Grand Rapids, Michigan and reported net sales of approximately $353 million during its fiscal year ended March 1, 1997. As consideration for the Country Fresh Merger, Suiza issued approximately 1.9 million shares of Suiza Common Stock and 11,691 shares of Series A Preferred Stock. Suiza also assumed outstanding options of Country Fresh, which became exercisable to purchase approximately .2 million shares of Suiza Common Stock.



     On November 26, 1997, Suiza completed the acquisition of Morningstar through a merger between Morningstar and a wholly-owned subsidiary of Suiza. Morningstar is a national manufacturer, distributor and marketer of refrigerated, shelf-stable and frozen food products and reported pro forma net sales of approximately $528 million for its fiscal year ended December 31, 1996. As consideration for the Morningstar Merger, Suiza issued approximately 12.6 million shares of Suiza Common Stock and assumed outstanding options of Morningstar, which became exercisable to purchase approximately 2.9 million shares of Suiza Common Stock.



     The Country Fresh Merger and the Morningstar Merger have been accounted for using the "pooling of interests" method of accounting. Accordingly, the summary and selected financial data of Suiza presented in this Proxy Statement/Prospectus and the consolidated financial statements incorporated by reference herein give retroactive effect to both of these mergers. In connection with the Morningstar acquisition, Suiza increased the size of its senior credit facility from an aggregate of $700 million to an aggregate of $1.25 billion. See "Summary -- Summary Financial Data of Suiza" and "Selected Financial Data of Suiza."



LAND-O-SUN ACQUISITION



     On February 20, 1998, Suiza completed the Land-O-Sun acquisition for a purchase price of approximately $248 million, consisting of approximately $128 million in cash, the issuance of $100 million of company-obligated mandatorily redeemable 5% convertible preferred trust securities of Suiza Capital Trust, a Delaware business trust formed by Suiza ("SCT"), and the issuance of $20 million of preferred interests of Land-O-Sun. In addition, Suiza refinanced Land-O-Sun's existing outstanding long-term indebtedness, which totaled approximately $52 million as of the closing date. The trust issued securities issued in this transaction are convertible at the option of the holder into an aggregate of 1.4 million shares of Suiza Common Stock. In connection with the issuance of these securities, SCT acquired $100 million in aggregate principal amount of 5% convertible subordinated debentures issued by Suiza. Suiza financed the cash portion of the purchase price and refinanced the existing long-term indebtedness with borrowings of $180 million under its senior credit facility. For a more detailed description of the terms of the trust issued preferred securities and the related debentures, see "Comparison of the Rights of Suiza Stockholders and Continental Can Stockholders -- Trust Issued Preferred Equity Securities." Land-O-Sun is based in Johnson City, Tennessee and operates 13 fluid dairy and ice cream processing facilities in Tennessee, North Carolina, South Carolina, Georgia, Illinois, Kentucky and Virginia. Land-O-Sun recorded revenues of approximately $464 million for its fiscal year ended December 31, 1997.



RULE 144A OFFERING



     On March 24, 1998, Suiza completed the sale of $600 million of Company-obligated mandatorily redeemable 5.5% convertible preferred securities in a private placement to "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act of 1933, as amended. These preferred securities were issued and sold by Suiza Capital Trust II, a Delaware business trust formed by the Company ("SCT-II"). SCT-II used the proceeds from the sale of these securities to purchase from Suiza $600 million in aggregate principle amount of Suiza's 5.5% convertible subordinated debentures due April 1, 2028. The trust issued securities issued in this offering are convertible at the option of the holders into an aggregate of

7.7 million shares of Suiza Common Stock. For a more detailed description of the terms of the trust issued preferred securities and the related debentures, see "Comparison of the Rights of Suiza Stockholders and Continental Can
Stockholders -- Trust Issued Preferred Equity Securities."



OTHER ACQUISITIONS



     Suiza has also recently acquired or agreed to acquire a number of smaller dairy, plastic packaging and packaged ice businesses, including the completed acquisitions of Trauth Dairy, a Newport, Kentucky based manufacturer and distributor of fresh milk, ice cream and related dairy products and Oberlin, a Cleveland, Ohio based processor of milk and cultured dairy products. Trauth Dairy and Oberlin recorded net sales of approximately $67 million and $76 million, respectively, for their most recent fiscal year ends. As of the date of this Proxy Statement/Prospectus, Suiza had no current or pending plans, arrangements, agreements or understandings that are material to Suiza with respect to any other acquisitions.



REDDY ICE DISPOSITION



     On March 27, 1998, Suiza entered into an agreement with Packaged Ice pursuant to which Suiza would sell all of the outstanding capital stock of Reddy Ice to Packaged Ice for $172.5 million in cash, subject to certain adjustments. Reddy Ice manufactures and distributes packaged ice and generated revenues of approximately $66.3 million during 1997. The agreement with Packaged Ice is subject to a number of conditions, including certain financing contingencies. There can be no assurance that the sale of Reddy Ice will be completed pursuant to this agreement, but if the sale is completed, Suiza will no longer have any packaged ice operations. The operations of Reddy Ice are presented as discontinued operations in all of Suiza's financial information included herein and in Suiza's financial statements incorporated herein by reference from Suiza's Annual Report on Form 10-K for the year ended December 31, 1997. See "Selected Financial Data of Suiza," "Pro Forma Financial Data" and "Incorporation of Certain Information by Reference."

                     SELECTED FINANCIAL DATA OF THE COMPANY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


     The following selected financial data of the Company for each of the five years in the period ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. The Selected Financial Data should be read in conjunction with the Consolidated Financial Statements and related notes of the Company incorporated by reference into this Proxy Statement/Prospectus.



                                                                                YEAR ENDED DECEMBER 31,
                                                             --------------------------------------------------------------
                                                                1993         1994         1995         1996         1997
                                                             ----------   ----------   ----------   ----------   ----------
OPERATING DATA:
Net sales..................................................  $  481,842   $  537,180   $  614,387   $  585,034   $  546,284
Cost of sales..............................................     394,678      447,884      523,978      498,008      456,998
                                                             ----------   ----------   ----------   ----------   ----------
  Gross profit.............................................      87,164       89,296       90,409       87,026       89,286
Selling, general and administrative expenses...............      62,293       61,107       64,906       59,528       57,799
Restructuring charges......................................          --        2,541        4,905        7,624           --
                                                             ----------   ----------   ----------   ----------   ----------
  Operating income.........................................      24,871       25,648       20,598       19,874       31,487
Other income (expense)
  Interest expense, net....................................     (22,942)     (18,684)     (19,917)     (19,593)     (15,965)
  Foreign currency exchange gain (loss)....................        (134)        (121)        (299)         115           58
  Other, net...............................................         (55)        (180)        (291)        (397)        (496)
                                                             ----------   ----------   ----------   ----------   ----------
    Net other expenses.....................................     (23,131)     (18,985)     (20,507)     (19,875)     (16,403)
Income (loss) before provision (recovery) for income taxes,
  minority interest, extraordinary item and cumulative
  effect of accounting change..............................       1,740        6,663           91           (1)      15,084
Provision (recovery) for income taxes......................       2,655        1,761         (503)       1,245        3,850
                                                             ----------   ----------   ----------   ----------   ----------
Income (loss) before minority interest, extraordinary item
  and cumulative effect of accounting change...............        (915)       4,902          594       (1,246)      11,234
Minority interest..........................................      (1,903)          87          (76)      (1,822)       3,248
                                                             ----------   ----------   ----------   ----------   ----------
Income before extraordinary item and cumulative effect of
  accounting change........................................         988        4,815          670          576        7,986
Extraordinary item, net....................................          --         (108)        (115)      (6,136)          --
Cumulative effect of accounting change, net................          --         (262)          --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
Net income (loss)..........................................  $      988   $    4,445   $      555   $   (5,560)  $    7,986
                                                             ==========   ==========   ==========   ==========   ==========
Average common shares:
  Basic....................................................   2,867,356    3,057,470    3,166,625    3,200,228    3,210,428
  Diluted..................................................   3,023,062    3,220,082    3,257,324    3,252,020    3,312,215
Earnings (loss) per common share -- basic:
  Before extraordinary item and cumulative effect of
    accounting change......................................  $     0.34   $     1.58   $     0.21   $     0.18   $     2.49
  Extraordinary item, net..................................          --        (0.04)       (0.04)       (1.92)          --
  Cumulative effect of accounting change, net..............          --        (0.09)          --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
Net earnings (loss) per common share -- basic..............  $     0.34   $     1.45   $     0.17   $    (1.74)  $     2.49
                                                             ==========   ==========   ==========   ==========   ==========
Earnings (loss) per common share -- diluted:
  Before extraordinary item and cumulative effect of
    accounting change......................................  $     0.33   $     1.50   $     0.21   $     0.18   $     2.41
  Extraordinary item, net..................................          --        (0.04)       (0.04)       (1.89)          --
  Cumulative effect of accounting change, net..............          --        (0.08)          --           --           --
                                                             ----------   ----------   ----------   ----------   ----------
Net earnings (loss) per common share -- diluted............  $     0.33   $     1.38   $     0.17   $    (1.71)  $     2.41
                                                             ==========   ==========   ==========   ==========   ==========
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets.............................................  $  385,907   $  423,585   $  445,411   $  391,032   $  375,406
  Long-term debt, including current portion................     167,469      155,404      153,803      175,830      164,931
  Total stockholders' equity...............................      60,855       70,696       76,298       68,624       68,782

                        SELECTED FINANCIAL DATA OF SUIZA

                  (IN THOUSANDS, EXCEPT SHARE DATA AND RATIOS)



     The following selected financial data of Suiza for each of the five years in the period ended December 31, 1997 have been derived from Suiza's audited consolidated financial statements. The selected financial data of Suiza give retroactive effect to Suiza's mergers with Country Fresh and Morningstar on November 25, 1997 and November 26, 1997, respectively, which have been accounted for as poolings of interests. The selected financial data do not purport to indicate results of operations as of any future date or for any future period. The selected financial data of Suiza should be read in conjunction with the consolidated financial statements and related notes of Suiza incorporated by reference into this Proxy Statement/Prospectus."



                                                                              YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------------------------------
                                                           1993          1994          1995          1996          1997
                                                        -----------   -----------   -----------   -----------   -----------
OPERATING DATA:
  Net sales...........................................  $   579,276   $   891,165   $ 1,014,926   $ 1,207,565   $ 1,794,876
  Cost of sales.......................................      471,622       710,175       813,091       970,796     1,392,216
                                                        -----------   -----------   -----------   -----------   -----------
  Gross profit........................................      107,654       180,990       201,835       236,769       402,660
  Operating costs and expenses:
    Selling and distribution..........................       60,110        99,877       107,885       123,161       197,147
    General and administrative........................       23,893        34,903        39,649        44,352        58,302
    Amortization of intangibles.......................        4,109         5,378         5,609         7,675        14,916
    Restructuring charges.............................        7,100            --            --            --            --
    Merger and other costs............................           --           832         9,300           571        37,003
                                                        -----------   -----------   -----------   -----------   -----------
  Total operating costs and expenses..................       95,212       140,990       162,443       175,759       307,368
                                                        -----------   -----------   -----------   -----------   -----------
  Income from operations..............................       12,442        40,000        39,392        61,010        95,292
  Other (income) expense:
    Interest expense, net.............................        6,266        16,855        18,942        15,707        36,664
    Other income, net.................................       (1,406)       (1,422)       (2,241)       (4,499)      (24,077)
                                                        -----------   -----------   -----------   -----------   -----------
  Total other expense.................................        4,860        15,433        16,701        11,208        12,587
                                                        -----------   -----------   -----------   -----------   -----------
  Income from continuing operations before income
    taxes.............................................        7,582        24,567        22,691        49,802        82,705
  Income taxes........................................        2,185         7,452        10,003         2,939        43,375
                                                        -----------   -----------   -----------   -----------   -----------
  Income from continuing operations...................        5,397        17,115        12,688        46,863        39,330
  Income from discontinued operations.................        1,730         1,745         1,329         2,315           717
                                                        -----------   -----------   -----------   -----------   -----------
  Income before cumulative effect of change in
    accounting and extraordinary loss.................        7,127        18,860        14,017        49,178        40,047
  Cumulative effect of change in accounting...........           --        (2,272)           --            --            --
  Extraordinary loss from early extinguishment of
    debt..............................................         (164)         (197)       (8,462)       (2,215)      (11,283)
                                                        -----------   -----------   -----------   -----------   -----------
  Net income..........................................  $     6,963   $    16,391   $     5,555   $    46,963   $    28,764
                                                        ===========   ===========   ===========   ===========   ===========
  Net income applicable to common stock...............  $     6,963   $    16,391   $     5,251   $    46,661   $    28,464
                                                        ===========   ===========   ===========   ===========   ===========
  Basic earnings per common share:
    Income from continuing operations.................  $      0.30   $      0.78   $      0.60   $      1.99   $      1.32
    Income from discontinued operations...............         0.09          0.08          0.06          0.10          0.02
    Cumulative effect of accounting change............                      (0.10)
    Extraordinary loss................................        (0.01)        (0.01)        (0.41)        (0.10)        (0.38)
                                                        -----------   -----------   -----------   -----------   -----------
    Net income........................................  $      0.38   $      0.75   $      0.25   $      1.99   $      0.96
                                                        ===========   ===========   ===========   ===========   ===========
  Diluted earnings per common share:
    Income from continuing operations.................  $      0.28   $      0.75   $      0.59   $      1.90   $      1.25
    Income from discontinued operations...............         0.09          0.08          0.06          0.10          0.02
    Cumulative effect of accounting change............                      (0.10)
    Extraordinary loss................................        (0.01)        (0.01)        (0.40)        (0.09)        (0.36)
                                                        -----------   -----------   -----------   -----------   -----------
    Net income........................................  $      0.36   $      0.72   $      0.25   $      1.91   $      0.91
                                                        ===========   ===========   ===========   ===========   ===========
  Average common shares:
    Basic.............................................   18,312,371    21,844,157    20,708,467    23,424,322    29,508,791
                                                        ===========   ===========   ===========   ===========   ===========
    Diluted...........................................   19,321,127    22,761,925    20,935,161    24,491,899    31,348,591
                                                        ===========   ===========   ===========   ===========   ===========
OTHER DATA:
  Ratio of earnings to combined fixed charges and
    preferred stock dividends(1)......................         1.73x         2.22x         1.94x         3.38x         2.89x
BALANCE SHEET DATA (AT END OF PERIOD):
  Total assets........................................  $   417,641   $   443,307   $   484,852   $   833,624   $ 1,403,462
  Long-term debt, including current portion...........      227,084       209,355       265,749       455,880       828,659
  Preferred stock.....................................                                    3,800         3,741         3,741
  Total common stockholders' equity...................      104,302       127,954       108,109       210,113       355,569


---------------


(1) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs, the portion of rental expense that management believes is representative of the interest component of rent expense. Preferred stock dividends consist of dividends, adjusted to a pre-tax basis, on Suiza's Series A Preferred Stock.

                            PRO FORMA FINANCIAL DATA


                  (IN THOUSANDS, EXCEPT SHARE DATA AND RATIOS)



     The following unaudited pro forma financial data is based on adjustments to the historical consolidated balance sheet and related consolidated statements of income of Suiza to give effect to (i) the completed acquisitions by Suiza of Dairy Fresh, LP ("Dairy Fresh") on July 1, 1997 and The Garelick Companies ("Garelick") on July 31, 1997 (the "1997 Acquired Businesses"), (ii) the Merger,
(iii) the completed acquisition by Suiza of Land-O-Sun on February 20, 1998, which was partially funded through the issuance of $100 million of company-obligated mandatorily redeemable convertible preferred securities, all of which have been accounted for using the purchase method of accounting, and
(iv) the issuance of $600 million of company-obligated mandatorily redeemable convertible preferred securities (the "Preferred Securities Offering") in a private placement under Rule 144A of the Securities Act of 1933, as amended. The above company-obligated mandatorily redeemable convertible preferred securities issued in the Land-O-Sun acquisition and in the Preferred Securities Offering are hereinafter referred to as the "Preferred Securities."



     The unaudited pro forma consolidated statements of income for the year ended December 31, 1997 give effect to the completed acquisitions of the 1997 Acquired Businesses, the Merger, the completed Land-O-Sun acquisition and the Preferred Securities Offering, as if all these transactions had been consummated on January 1, 1997. The unaudited pro forma consolidated balance sheet as of December 31, 1997 gives effect to the Merger, the completed Land-O-Sun acquisition and the Preferred Securities Offering, as if all these transactions had been consummated on December 31, 1997. There is no pro forma consolidated balance sheet effect of the acquisitions by Suiza of the 1997 Acquired Businesses since these acquisitions were completed prior to December 31, 1997 and, as a result, their balance sheets are already included in the historical consolidated balance sheets of Suiza as of that date.



     The unaudited pro forma financial data should be read in conjunction with the separate audited consolidated financial statements of Suiza, Continental Can and Land-O-Sun, including the notes thereto, which have been previously filed. The unaudited pro forma consolidated income statement data are not necessarily indicative of the operating results that would have occurred had the completed acquisitions of the 1997 Acquired Businesses, the Merger, the completed Land-O-Sun acquisition and the Preferred Securities Offering, occurred on January 1, 1997, nor are they necessarily indicative of the future operating results of the Suiza.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME


                          YEAR ENDED DECEMBER 31, 1997


                  (IN THOUSANDS, EXCEPT SHARE DATA AND RATIOS)



                                                    1997
                                                  ACQUIRED    CONTINENTAL
                                      SUIZA      BUSINESSES       CAN       LAND-O-SUN   ADJUSTMENTS                PRO FORMA
                                   -----------   ----------   -----------   ----------   -----------               -----------
                                                    (A)
Net Sales........................  $ 1,794,876    $284,285     $546,284      $463,995     $     --                 $ 3,089,440
Cost of Sales....................    1,392,216     222,046      456,998       341,608       (2,905)(b)(d)            2,409,963
                                   -----------    --------     --------      --------                              -----------
  Gross profit...................      402,660      62,239       89,286       122,387                                  679,477
Operating Expenses:
  Selling, distribution and
     administrative..............      255,449      32,613       55,941        88,964       (4,039)(b)(c)(d)           428,928
  Amortization of intangibles....       14,916       1,257        1,858           633       11,420(e)                   30,084
  Merger and other costs.........       37,003          --           --            --                                   37,003
                                   -----------    --------     --------      --------                              -----------
          Total operating
            expenses.............      307,368      33,870       57,799        89,597                                  496,015
                                   -----------    --------     --------      --------                              -----------
Operating Income.................       95,292      28,369       31,487        32,790                                  183,462
Other (income) expense:
  Interest expense, net..........       36,664       3,753       15,965         4,319      (23,193)(f)(g)               37,508
  Financing charges on the
     Preferred Securities........                                                           39,983(g)                   39,983
  Other (income) expense.........      (24,077)        (18)         438             0                                  (23,657)
                                   -----------    --------     --------      --------                              -----------
          Total other expense....       12,587       3,735       16,403         4,319                                   53,834
                                   -----------    --------     --------      --------                              -----------
Income Before Income Taxes.......       82,705      24,634       15,084        28,471                                  129,628
Income Taxes.....................       43,375         787        3,850             0       15,020(h)                   63,032
                                   -----------    --------     --------      --------                              -----------
Income Before Minority
  Interest.......................       39,330      23,847       11,234        28,471                                   66,596
Minority Interest................           --          --        3,248            --       (3,064)(i)                     184
                                   -----------    --------     --------      --------                              -----------
Income from Continuing
  Operations.....................  $    39,330    $ 23,847     $  7,986      $ 28,471                              $    66,412
                                   ===========    ========     ========      ========                              ===========
Income from Continuing Operations
  Applicable to Common Shares....  $    39,030                                                                     $    66,112
                                   ===========                                                                     ===========
Income Per Common Share from
  Continuing Operations:
  Basic..........................  $      1.32                                                                     $      2.09
                                   ===========                                                                     ===========
  Diluted........................  $      1.25                                                                     $      1.97
                                   ===========                                                                     ===========
Average Common Shares
  Basic..........................   29,508,791                                                                      31,701,634
                                   ===========                                                                     ===========
  Diluted........................   31,348,591                                                                      33,605,458
                                   ===========                                                                     ===========
Other data:
  Ratio of earnings to combined
     fixed charges and preferred
     stock dividends.............         2.89x                                                                           2.40x

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED


                              STATEMENTS OF INCOME


                                 (IN THOUSANDS)



(a) Includes the pre-acquisition results of operations Suiza's 1997 acquisitions of Dairy Fresh for the six months ended June 30, 1997 and Garelick for the seven months ended July 31, 1997.



(b) Elimination of the excess of historical depreciation expense of the 1997 Acquired Businesses over the depreciation of the fair value of property and equipment, which resulted in a decrease of $2,264 and $619 in amounts charged to cost of sales and selling, distribution and administrative expense, respectively. Suiza has not completed an assessment of the fair value of property and equipment of Continental Can and Land-O-Sun for purchase price allocation purposes. Accordingly, the excess purchase price for these acquisitions has been allocated to goodwill. To the extent that such assessments indicate that the fair value of property and equipment exceeds its net book values, this excess would be allocated to property and equipment and would reduce goodwill. Assuming a weighted average useful life of property and equipment of 15 years, every $5.0 million of excess purchase price allocated to property and equipment of Continental Can and Land-O-Sun (rather than goodwill) would increase depreciation and amortization expense for 1997 by $208.



(c) Elimination of salaries and benefits paid primarily to former shareholders of the 1997 Acquired Businesses and Land-O-Sun whose employment was either terminated or salaries were reduced as part of the purchase agreement, along with the elimination of certain related party expenses of the 1997 Acquired Businesses and Land-O-Sun, pursuant to agreements with such related parties at acquisition date, resulting in a reduction of historical selling, distribution and administrative costs for the 1997 Acquired Businesses and Land-O-Sun of $1,335 and $1,957, respectively.



(d) Pro forma reduction of historical costs of sales and selling, distribution and administrative costs of $641 and $128, respectively, for the effects of pro forma adjustments to Continental Can's pension and other employee benefits and other liabilities to the fair value of such liabilities at acquisition date.



(e) Amortization of goodwill and other intangibles, over the following amortization periods, in excess of historical amounts, as follows:



                                                   1997
                                                 ACQUIRED    CONTINENTAL
                                        LIFE    BUSINESSES       CAN        LAND-O-SUN    TOTAL
                                        -----   ----------   ------------   ----------   -------
Organization costs....................    5       $    5        $   --        $   --     $     5
Tradenames............................  25-40        233                                     233
Goodwill..............................   40        2,770         2,587         5,825      11,182
                                                  ------        ------        ------     -------
                                                  $3,008        $2,587        $5,825     $11,420
                                                  ======        ======        ======     =======



(f) Pro forma interest expense on the average outstanding balance of variable rate borrowings under Suiza's senior credit facility used to fund the purchases of the 1997 Acquired Businesses and a portion of the purchase price for Land-O-Sun, at an assumed interest rate of 7.25%, net of the reduction of historical interest expense related to the historical debt repaid, along with the reduction of interest expense for Continental Can's fixed rate debt to a current market yield of 7.75%, as follows:



1997 Acquired Businesses....................................  $11,569
Land-O-Sun..................................................    8,809
Continental Can.............................................   (1,340)
                                                              -------
          Total.............................................  $19,038
                                                              =======



     The effect of a .125% change in the interest rate on the new variable rate borrowings to fund the purchases of the 1997 Acquired Businesses and Land-O-Sun, would have resulted in a change in the proforma interest expense adjustment of $428.

(g) Pro forma financing charges on the $100 million of 5% Preferred Securities and the $20 million of 7% preferred interests issued to the sellers in the Land-O-Sun acquisition, along with the pro forma adjustment to reduce interest expense by $42,231 from the use of the proceeds of the Preferred Securities Offering to repay amounts outstanding under Suiza's senior credit facility at an assumed interest rate of 7.25%, and the related pro forma financing charges, including the accretion on the Preferred Securities to their liquidation amount over the term of the securities, on the $600 million of 5.5% Preferred Securities issued in the Preferred Securities Offering.



                                                                  PREFERRED
                                                                  SECURITIES
                                                    LAND-O-SUN     OFFERING      TOTAL
                                                    ----------    ----------    --------
Interest expense..................................    $    0       $(42,231)    $(42,231)
Financing charges on Preferred Securities.........     5,000         33,583       38,583
Land-O-Sun minority interest charge...............     1,400              0        1,400
                                                      ------       --------     --------
          Total...................................    $6,400       $ (8,648)    $ (2,248)
                                                      ======       ========     ========



(h) Estimated pro forma adjustment to reflect pro forma income taxes for the 1997 Acquired Businesses at the estimated effective tax rate of 40% for such 1997 Acquired Businesses, pro forma income taxes for the Land-O-Sun acquisition at the estimated effective tax rate of 38.5% for Land-O-Sun, to adjust income taxes of Continental Can for the pro forma adjustments, excluding non-deductible goodwill, at the estimated effective tax rate for Continental Can of 40% and to adjust income taxes for the pro forma effect of the Preferred Securities Offering at the estimated effective tax rate of 38%.



1997 Acquired Businesses....................................  $ 4,526
Land-O-Sun..................................................    4,181
Continental Can.............................................    3,027
Preferred Securities Offering...............................    3,286
                                                              -------
          Total.............................................  $15,020
                                                              =======



(i) Estimated pro forma adjustment of $3,064 to adjust the minority interest charge to reflect the purchase, pursuant to negotiated agreements, of substantially all of the outstanding minority owned shares of Continental Can's subsidiaries for cash, which is anticipated to occur prior to the Merger.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                            AS OF DECEMBER 31, 1997


                                 (IN THOUSANDS)



                                              CONTINENTAL
                                   SUIZA          CAN       LAND-O-SUN   ADJUSTMENTS              PRO FORMA
                                 ----------   -----------   ----------   -----------              ----------
Current Assets:
  Cash and cash equivalents....  $   24,388    $ 25,871      $  8,101     $ (41,542)(a)           $   16,818
  Accounts receivable..........     164,284      64,292        36,604                                265,180
  Inventories..................      76,087      79,113        11,939         3,578(b)               170,717
  Prepaid expenses and other...       7,978       2,141         2,830                                 12,949
  Refundable income taxes......      19,836                                                           19,836
  Deferred income taxes........       2,718       2,647                                                5,365
  Net assets of discontinued
     operation.................     100,785                                                          100,785
                                 ----------    --------      --------                             ----------
          Total current
            assets.............     396,076     174,064        59,474                                591,650
Property and Equipment.........     363,649     144,452        59,165                                567,266
Deferred Income Taxes..........       4,484       7,614                      16,696(b)                28,794
Intangible and Other Assets....     639,253      49,276         7,696       336,465(b)             1,032,690
                                 ----------    --------      --------                             ----------
          Total................  $1,403,462    $375,406      $126,335                             $2,220,400
                                 ==========    ========      ========                             ==========

Current Liabilities:
  Accounts payable and accrued
     expenses..................  $  178,021    $ 83,968      $ 42,355     $                       $  304,344
  Income taxes payable.........       4,006         757                                                4,763
  Current portion of long-term
     debt......................      50,846      20,291         2,750        (2,750)(a)               71,137
                                 ----------    --------      --------                             ----------
          Total current
            liabilities........     232,873     105,016        45,105                                380,244
Long-Term Debt.................     777,813     156,418        40,266      (423,766)(a)(b)(c)        550,731
Other Liabilities..............      13,230      26,408        11,457        14,280(b)                65,375
Deferred Income Taxes..........      20,236       4,725                                               24,961
Minority Interest..............                  14,057                       6,704(a)(b)             20,761
Company-Obligated Mandatorily
  Redeemable Convertible
  Preferred Securities of
  Subsidiaries.................                                             682,500(a)(c)            682,500
Stockholders' Equity:
  Preferred stock..............       3,741                                                            3,741
  Common stock.................         305                                      20(a)                   325
  Additional paid-in capital...     281,774                                 136,498(a)               418,272
  Retained Earnings............      73,490                                                           73,490
  Equity of acquired
     businesses................                  68,782        29,507       (98,289)(b)
                                 ----------    --------      --------                             ----------
          Total stockholders'
            equity.............     359,310      68,782        29,507                                495,828
                                 ----------    --------      --------                             ----------
          Total................  $1,403,462    $375,406      $126,335                             $2,220,400
                                 ==========    ========      ========                             ==========

                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED


                                 BALANCE SHEET


                                 (IN THOUSANDS)



(a) In connection with the Merger, Suiza will exchange .629 shares of Suiza Common Stock for all the issued and outstanding shares of Company Common Stock and will exchange .629 Suiza Substitute Options for all of the outstanding Options of Continental Can. In addition, pursuant to the Continental Can merger negotiations, Continental Can has reached agreements to purchase substantially all of the outstanding minority owned shares of its subsidiaries for cash. In addition to the shares issued to effect the Merger, the purchase price for the minority interests and transaction expenses will be funded through available cash.



     On February 20, 1998, Suiza completed the acquisition of Land-O-Sun for a purchase price of approximately $248 million, including acquired cash and excluding acquisition costs and expenses of $10 million, which was funded with borrowings under the Suiza senior credit facility, the issuance of $100 million of 5% Preferred Securities, and the issuance of $20 million of preferred interests in Land-O-Sun. In addition, Suiza refinanced the existing outstanding long-term debt of Land-O-Sun with borrowings under its senior credit facility.



     The following is a summary of the total purchase prices and related payments in connection with these acquisitions:



                                                   CONTINENTAL
                                                   CAN MERGER     LAND-O-SUN     TOTAL
                                                   -----------    ----------    --------
Cash and cash equivalents........................   $ 41,542       $     --     $ 41,542
Senior credit facility borrowings................                   181,016      181,016
Issuance of preferred interests of subsidiary....                    20,000       20,000
Issuance of the Preferred Securities.............                   100,000      100,000
Issuance of common stock.........................    136,518                     136,518
                                                    --------       --------     --------
          Total purchase prices..................    178,060        301,016      479,076
Repayment of existing indebtedness:
  Current portion of long-term debt..............                    (2,750)      (2,750)
  Long-term debt.................................                   (40,266)     (40,266)
                                                    --------       --------     --------
Net purchase prices..............................   $178,060       $258,000     $436,060
                                                    ========       ========     ========



(b) The above acquisitions resulted in an excess of the purchase prices over the historical net assets acquired, which were allocated to the net assets acquired, as follows:



                                                   CONTINENTAL
                                                   CAN MERGER     LAND-O-SUN     TOTAL
                                                   -----------    ----------    --------
Net purchase prices..............................   $178,060       $258,000     $436,060
Historical carrying value of net assets:
  Total net assets...............................     68,782         29,507       98,289
  Carrying value of minority interest acquired...     13,296                      13,296
                                                    --------       --------     --------
Excess of net purchase prices over historical
  carrying values................................   $ 95,982       $228,493     $324,475
                                                    ========       ========     ========
Allocation of excess purchase price:
  Excess fair value of inventories...............   $  3,578       $     --     $  3,578
  Deferred income tax assets.....................     16,696                      16,696
  Fair value of assumed debt.....................    (17,984)                    (17,984)
  Fair value of benefit and other liabilities....     (9,766)        (4,514)     (14,280)
  Intangible assets..............................    103,458        233,007      336,465
                                                    --------       --------     --------
                                                    $ 95,982       $228,493     $324,475
                                                    ========       ========     ========



(c) Issuance of $600 million liquidation amount of the Preferred Securities in the Preferred Securities Offering for net proceeds of $582,500, which are to be used to repay amounts outstanding under the senior credit facility.

                              THE SPECIAL MEETING

GENERAL


     The Special Meeting will be held at 10:00 a.m. local time, on May 29, 1998, at The Union League Club, 38 East 37th Street, New York, New York for the purpose set forth in the Notice of Special Meeting and as described below. This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of proxies to be used at the Special Meeting and at any and all adjournments or postponements of the Special Meeting. Any person executing a proxy card may revoke it prior to its exercise by filing with the Company's Corporate Secretary prior to or at the Special Meeting, at the address specified under the caption "Incorporation of Certain Information by Reference", either an instrument revoking the proxy or a duly executed proxy bearing a later date or by voting his shares in person at the Special Meeting.


RECORD DATE


     Stockholders of record at the close of business on April 15, 1998 are entitled to notice of and to vote at the Special Meeting. There were 3,387,213 shares of Company Common Stock outstanding on the record date. Each share of Company Common Stock is entitled to one vote on each matter to be acted upon at the Special Meeting. No other shares of the Company's capital stock were outstanding as of the record date. The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. The affirmative vote of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Special Meeting is required to approve the Proposal.


PURPOSE OF SPECIAL MEETING


     The purpose of the Special Meeting is to (i) consider and vote upon the proposal (the "Proposal") to approve the Merger Agreement and the Merger and
(ii) transact such other business as may properly come before the Special Meeting and at any and all adjournments or postponements thereof. A copy of the Merger Agreement is attached hereto as Appendix A.


PROXIES; VOTE REQUIRED

     All shares of Company Common Stock represented by properly executed proxies received prior to or at the Special Meeting, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted "FOR" the approval of the Proposal. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the Special Meeting, will not be voted. Shares represented by "broker non-votes" (i.e., shares held by brokers or nominees that are represented at a meeting but with respect to which the broker or nominee is not empowered to vote) will be counted for purposes of determining whether there is a quorum at the Special Meeting. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of the Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval and adoption of the Proposal. Because the affirmative vote of a majority of the Company Common Stock outstanding and entitled to vote is required to approve the Proposal, an abstention, a "broker non-vote" or the failure to be present in person or by proxy at the Special Meeting will have the same effect as a vote against the Proposal.


     The Board is not currently aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their judgment. If a quorum is present at the Special Meeting, the Company will not adjourn the Special Meeting to solicit additional proxies if there are not enough proxies to approve the Merger. If a quorum is not present at the Special Meeting, the chairman of the Special Meeting could entertain a motion to adjourn the Special Meeting in order to allow additional time for the solicitation of proxies. In such event, the persons appointed as proxies will have discretion to vote for or against the motion to adjourn in their discretion, but any proxies that are marked with instructions to vote against the Merger will be voted against such an adjournment of the Special Meeting.



     Any proxy given pursuant to this solicitation may be revoked at any time before such proxy is voted by submitting written notice of revocation or a new proxy with a later date or by voting shares in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.



     Continental Can and Suiza will bear the costs of soliciting proxies. In addition to the use of the mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners, and Continental Can and Suiza will, upon request, reimburse them for their reasonable expenses. To the extent necessary in order to ensure sufficient representation at the Special Meeting, Continental Can may request by telephone or in person the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.


     STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES FOR SHARES OF CAN COMMON STOCK WILL BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME.

PRINCIPAL STOCKHOLDERS


     Of the 3,387,213 shares of Company Common Stock outstanding as of the record date, approximately 611,695 shares (approximately 18.1%) were held by directors and executive officers of Continental Can. Suiza holds an irrevocable proxy to vote in favor of the Proposal with respect to 353,488 shares of Company Common Stock (approximately 10.4% of the Company's outstanding stock), which are owned by two of the Company's directors and executive officers. See "The
Merger -- Irrevocable Proxies." In addition, during October and November 1997, certain directors and executive officers of Suiza and its subsidiaries purchased shares of Company Common Stock in market transactions. Each of these individuals has agreed to sell such shares at cost to Suiza immediately prior to the Effective Time of the Merger. Accordingly, on the record date these directors and officers were holding, on behalf of Suiza, an aggregate of 129,500 shares (approximately 3.8%) of the outstanding Company Common Stock. Because these shares will be held in Suiza's treasury at the Effective Time, they will be canceled without consideration in the Merger.


                                   THE MERGER

GENERAL

     At the Effective Time of the Merger, Sub will be merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Suiza. In the Merger, each share of Company Common Stock issued and outstanding immediately before the Effective Time (excluding those held in the treasury of the Company and those owned by Suiza or Sub or any other subsidiary of Suiza), without any action on the part of the holder thereof, will be converted into the right to receive 0.629 shares of Suiza Common Stock. Cash will be paid in lieu of fractional shares of Suiza Common Stock. The Merger will become effective at the date and time the Certificate of Merger is filed with the Secretary of State of the State of Delaware, which will occur as soon as practicable after receipt of requisite regulatory and stockholder approvals and fulfillment of the other conditions set forth in the Merger Agreement.


     Based on the number of shares of Suiza Common Stock and Company Common Stock outstanding on the record date (and excluding the Company Common Stock currently owned beneficially by Suiza, which will be cancelled in the Merger), the 2,049,101 shares of Suiza Common Stock to be issued to the Stockholders in the Merger will constitute approximately 6.2% of all of the outstanding Suiza Common Stock immediately after the Merger.

     Each outstanding and unexercised Option to purchase Company Common Stock will be assumed by Suiza in the Merger and converted into a Substitute Option to purchase Suiza Common Stock. Approximately 372,123 shares of Suiza Common Stock will be subject to Substitute Options, based on the number of shares of Company Common Stock subject to the Options as of the record date, multiplied by the Exchange Ratio. The per share exercise price with respect to the Substitute Options will equal the exercise price with respect to the Options divided by the Exchange Ratio.


     The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio of
0.629 shares of Suiza Common Stock for each share of Company Common Stock. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of Suiza Common Stock or Company Common Stock. The price of Suiza Common Stock at the Effective Time may vary from its price at the date of the Special Meeting. These variations may be the result of changes in the business, operations, or prospects of Suiza or the Company, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors.

BACKGROUND OF THE MERGER

     As part of its purchase of Garelick Farms in July, 1997, Suiza acquired Franklin Plastics, a manufacturer of blow-molded plastic bottles for the dairy industry. While Suiza's previous dairy acquisitions had included smaller packaging operations, Franklin Plastics was Suiza's first large-scale acquisition in the packaging business. Following this acquisition, Suiza's management concluded that, like the dairy business, the fixed-cost nature and the fragmentation of the packaging business presented an opportunity for the consolidation of regional packaging businesses.


     In October, 1997, several of Suiza's executive officers met with representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an investment banking firm, to explore the possibility of pursing packaging industry acquisitions. After reviewing with DLJ several possible packaging companies as strategic partners or acquisition targets, Suiza identified Continental Can as an attractive candidate. On November 10, 1997, DLJ organized a preliminary meeting between management representatives of Suiza and Continental Can to discuss their respective businesses. On November 20, 1997, Messrs. Donald Bainton and Abdo Yazgi of Continental Can and Mr. Gregg L. Engles of Suiza and Mr. Peter M. Bernon of Franklin Plastics met, discussed various alternatives and agreed that a stock-for-stock merger of the two companies would produce efficiencies and provide a basis for stockholders of both Suiza and Continental Can to continue as stockholders of a combined enterprise well positioned to pursue an acquisition strategy in the packaging industry.



     The mutual exchange of business and financial information was begun in early December, and at a meeting on December 10, 1997, which was attended by representatives of Suiza, Continental Can and DLJ, Continental Can's management presented in considerable detail Continental Can's current operations, results of operations and business prospects. The management of Suiza also gave a shorter presentation with respect to the same matters. In connection with this meeting, Suiza indicated its views as to the value of Continental Can and the appropriate ratio applicable to the number of shares of Suiza Common Stock to be issued in exchange for the outstanding common stock of Continental Can. Following this meeting, the Chairmen of Suiza and Continental Can discussed the relative valuation of the two companies with their management teams and financial advisors and continued to negotiate with each other with respect to an appropriate exchange ratio. Following additional discussions with their respective management teams and financial advisors on December 11th, the Chairmen of Suiza and Continental Can conducted final negotiations with respect to the relative valuation of the two companies and the appropriate exchange ratio and reached a tentative agreement that, subject to approval by the respective boards of directors of Suiza and Continental Can and to the satisfactory completion of each company's due diligence investigation, Continental Can would be merged with a subsidiary of Suiza and each share of Continental Can would be converted into 0.629 shares of Suiza Common Stock. In reaching this tentative agreement with respect to the exchange ratio, management of the Company and Suiza considered many of the same factors discussed below under the caption "Reasons for the Merger; Recommendation of the Board." In particular, management of both companies considered the relative net income and EBITDA (earnings before interest, taxes, depreciation and amortization) of the two companies, on an absolute and per-share basis, as well as their subjective evaluations of prospective net income and EBITDA. Management of both companies also considered historical trading prices for the Suiza Common Stock and the Company Common Stock and their perceptions of an appropriate premium to be paid to holders of the Company Common Stock in an acquisition such as the Merger. Neither the Company nor Suiza prepared or obtained any formal asset appraisals or valuations in connection with negotiating the exchange ratio. Management of the Company also considered the fact that the proposed exchange ratio would not be binding on either party until execution of a definitive agreement and that the respective boards of directors of Suiza and Continental Can would be given the opportunity to consider the proposed exchange ratio after further due diligence and analysis and, in the case of Continental Can's board, after receiving the Opinion of its financial advisor as to the fairness of the exchange ratio from a financial point of view.



     Following the tentative agreement as to the exchange ratio on December 11, 1997, both companies engaged in thorough investigations of the other's operations and financial condition, including inspections of various facilities, review of detailed financial information and discussions with management. In the course of these due diligence investigations, the parties exchanged both public and nonpublic information. The public information that was exchanged included press releases and filings with the Commission. The nonpublic information that was exchanged included minutes of board and stockholder meetings, accounting workpapers, copies of material agreements, environmental reports, copies of employee benefit plans, real estate title policies and surveys and a wide range of internal budgets and similar financial material for particular business units and for each company as a whole. At a meeting held on December 23, 1997, which was attended by representatives of Continental Can, Suiza and its attorneys and independent accountants, DLJ and Societe Generale, Suiza's management team made an in depth presentation regarding the operations, results of operations and prospects of each of its divisions.


     On January 14, 1998, the Continental Can Board met to consider the Merger and, after receiving Societe Generale's Opinion, approved the Merger and the Merger Agreement. On the same date, the Suiza Board also approved the Merger Agreement. Later that day, the parties executed the Merger Agreement, which was publicly announced on the morning of January 15, 1998 through a joint press release before the opening of trading on the NYSE.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD

     In making its decision and concluding to recommend to holders of Company Common Stock that they vote their shares in favor of the Merger, the Board considered a number of factors, including, among others, the following material considerations:

     (a) the directors' familiarity with and review of the business, financial condition and results of operations of the Company and the Company's competitive position in its business, as well as other financial information and general economic conditions;

     (b) the advantages of a strategic combination with Suiza in enhancing the Company's product offerings, growth prospects and competitive position;

     (c) the possible alternatives to the Merger including, among others, continuing to operate the Company as an independent entity and the risks associated therewith;

     (d) management's historical valuation of Company Common Stock relative to the value represented by the consideration to be received in the Merger and the fact that the consideration to be received represented a significant premium over the current market prices for the Company Common Stock;

     (e) the anticipated costs associated with restructuring the Company or pursuing other strategic alternatives;

     (f) the directors' belief that the consideration payable in the Merger represented the highest price per share that could be negotiated with Suiza;

     (g)   the presentations by Donaldson, Lufkin & Jenrette;

     (h) the presentations by Societe Generale, including the Opinion of Societe Generale to the effect that the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view;

     (i) the timing of the transaction and premiums obtained in comparable transactions;

     (j)   the proposed structure of the transaction as a tax-free merger;

     (k) the terms and conditions of the Merger Agreement, including, among others, (i) the right of the Board (A) in connection with the discharge of the Board's fiduciary duties to the Company and the Stockholders, to withdraw, modify or amend its recommendation to the Stockholders to accept the Merger and pursue a competing transaction with another party and (B) in certain circumstances to terminate the Merger Agreement, and the financial consequences of such termination, and (ii) the absence from the Merger Agreement of any upward limitation or "ceiling" on the number of shares of Suiza Common Stock to be issued to the Stockholders in the Merger, and the absence of any right of Suiza to terminate the Merger Agreement if the value of a share of Suiza Common Stock rises above any particular level prior to the consummation of the Merger; and

     (l)   the financial condition of Suiza.

     The Board also recognized that holders of Company Common Stock will be entitled to receive shares of Suiza Common Stock in the Merger, and that this would allow such holders the opportunity to participate in the benefits, if any, of increases in the value of Suiza's businesses and properties following the Merger and would provide them with a more liquid market because of the substantially greater trading volume of the Suiza Common Stock. In this regard, the directors gave consideration to Suiza's future prospects, as well as its historical results of operations.

     The Board did not assign relative weights to the foregoing factors or determine that any factor was of specific importance as compared to any other factor. Rather, the Board viewed its position and recommendation as being based on the totality of the information presented to it and considered by it.

     The full text of the Opinion, dated January 14, 1998, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by this reference. A description of, among other things, the assumptions made, general procedures followed, matters considered, analyses used and limitations on the review undertaken by Societe Generale in connection with the Opinion is set forth below under the caption "-- Opinion of the Financial Advisor to Continental Can." STOCKHOLDERS ARE URGED TO READ THE OPINION AND THE RELATED DESCRIPTION IN THEIR ENTIRETY.


     The Board has determined that the consideration to be paid in the Merger is fair to the Company and its Stockholders from a financial point of view and is in the best interests of the Stockholders, and, therefore, has adopted the Merger Agreement. Messrs. Watson and Zapata, who were unable to attend the Board meeting at which the Board considered the Merger, have since ratified the actions taken by the Board. THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, THE MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.


OPINION OF FINANCIAL ADVISOR TO CONTINENTAL CAN

     On December 17, 1997, Continental Can retained Societe Generale to act as its financial advisor for purposes of rendering an opinion as to the fairness of the Exchange Ratio from a financial point of view to the holders of shares of Company Common Stock. At the January 14, 1998 meeting of the Board, Societe Generale rendered to the Board an oral opinion that, as of such date and based upon and subject to the various considerations set forth in its opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of Company Common Stock. Societe Generale subsequently confirmed its oral opinion by delivering to the Board the Opinion.

     THE FULL TEXT OF THE OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SOCIETE GENERALE IN

RENDERING THE OPINION, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. THE OPINION IS LIMITED TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF SHARES OF COMPANY COMMON STOCK FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION AS TO HOW THE STOCKHOLDERS OF CONTINENTAL CAN SHOULD VOTE AT THE CONTINENTAL CAN SPECIAL MEETING. THE OPINION ALSO DOES NOT CONSTITUTE AN OPINION OR IMPLY ANY CONCLUSION OF SOCIETE GENERALE AS TO WHAT THE VALUE OF THE SHARES OF SUIZA COMMON STOCK WILL BE WHEN ISSUED TO THE HOLDERS OF SHARES OF COMPANY COMMON STOCK PURSUANT TO THE MERGER OR THE PRICES AT WHICH SHARES OF SUIZA COMMON STOCK WILL TRADE PRIOR TO, AT THE TIME OF OR SUBSEQUENT TO THE MERGER. THE SUMMARY OF THE OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. HOLDERS OF COMPANY COMMON STOCK ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.


     In connection with rendering the Opinion, Societe Generale, among other things, (i) reviewed certain publicly available business and financial information relating to Continental Can and Suiza, (ii) reviewed certain financial and other information, including various financial forecasts and analyses, of Continental Can, Suiza and certain subsidiaries of Continental Can prepared, or reviewed and confirmed, by their respective managements (the "Financial Information"), (iii) conducted discussions with members of senior management of Continental Can and Suiza concerning their respective businesses and prospects before and after giving effect to the Merger, (iv) reviewed the historical market prices and trading activity for the Company Common Stock and the Suiza Common Stock, (v) compared the historical and projected results of operations of Continental Can and Suiza with those of certain companies which Societe Generale deemed to be relevant, (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which Societe Generale deemed to be relevant, and (vii) reviewed the Merger Agreement.


     In preparing the Opinion, Societe Generale, with Continental Can's consent, assumed and relied upon the accuracy and completeness of all the financial and other information provided to, discussed with, or otherwise made available to Societe Generale, or publicly available, and did not independently verify such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of Continental Can or Suiza nor was Societe Generale furnished with any such evaluation or appraisal. In addition, Societe Generale did not conduct any physical inspection of the properties or facilities of Continental Can or Suiza. Societe Generale assumed that the Financial Information had been reasonably prepared and reflected the best currently available estimates and judgments of Continental Can's and Suiza's respective managements as to the expected future financial performance of Continental Can or Suiza, as the case may be. Societe Generale further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. For purposes of rendering the Opinion, Societe Generale assumed that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Societe Generale was not requested to opine as to, and the Opinion does not in any manner address, Continental Can's underlying business decision to effect the Merger. The Opinion was necessarily based on market, economic and other conditions as they existed on January 14, 1998.

     In connection with rendering the Opinion to the Board, Societe Generale performed a variety of financial and comparative analyses, the material portions of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses underlying the Opinion or of Societe Generale's presentation to the Board. In addition, Societe Generale believes that their analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all such analyses and factors, could create an incomplete view of the analyses and processes underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Analyses and estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold. The range of valuation for any particular analysis should not be taken to be the view of Societe Generale of the actual value of the Company Common Stock or the Suiza Common Stock.

     Historical Stock Trading Analysis-Continental Can. Societe Generale reviewed the weekly historical price and trading volume for Company Common Stock for the period from January 8, 1993 to January 6, 1998. During this period, based on closing prices on the NYSE, Company Common Stock achieved a high of $27 5/8 per share and a low of $11 per share, closing at $23 3/8 per share on January 6, 1998. Societe Generale also reviewed the volume of shares of Company Common Stock traded at a range of daily closing prices for the period from January 7, 1993 to January 7, 1998. Such analysis indicated (i) 10.1% of the trading within a closing price range of $11-$14, (ii) 16.8% of the trading within a closing price range of $14-$17; (iii) 13.1% of the trading within a closing price range of $17-$20, (iv) 27.9% of the trading within a closing price range of $20-$23, (v) 26.0% of the trading within a closing price range of $23-$26 and (vi) 6.1% of the trading within a closing price range of $26-$29.

     Comparable Company Analysis-Continental Can. Societe Generale reviewed publicly available information regarding selected publicly-traded companies that are engaged in the packaging business. Such companies were Alltrista Corporation, Ball Corporation, BWAY Corporation, Crown Cork & Seal Company, Inc., Owens-Illinois, Inc., PVC Container Corporation, Silgan Holdings Inc. and U.S. Can Corporation (collectively, the "Selected Continental Can Comparable Companies"). Historical financial information used in connection with the percentages and ratios provided below with respect to the Selected Continental Can Comparable Companies was as of the date of the most recent financial statements publicly available for each company.

     Societe Generale reviewed and compared certain financial ratios for each of the companies. Societe Generale's analysis indicated (i) a high, mean and low Gross Margin (defined as total net sales less cost of goods sold as a percentage of total net sales) for the last twelve months ("LTM") of 28.3%, 17.2% and 10.2% for the Selected Continental Can Comparable Companies as compared with Continental Can's 15.4%, (ii) a high, mean and low LTM EBITDA Margin (defined as earnings before interest, taxes, depreciation and amortization as a percentage of total net sales) of 22.6%, 14.2% and 9.9% for the Selected Continental Can Comparable Companies as compared with Continental Can's 10.0%, (iii) a high, mean and low LTM EBIT Margin (defined as earnings before interest and taxes as a percentage of total net sales) of 15.5%, 9.2% and 4.9% for the Selected Continental Can Comparable Companies as compared with Continental Can's 6.2%,
(iv) a high, mean and low CAGR 5 year Sales (defined as the compound annual growth rate for total net sales for the latest five fiscal years) of 17.4%, 11.5% and 2.5% for the Selected Continental Can Comparable Companies as compared with Continental Can's 2.7% and (v) a high, mean and low Debt-to-Total Capitalization (defined as total debt as a percentage of total debt plus market value as determined on January 6, 1998) of 63.4%, 42.8% and 12.1% for the Selected Continental Can Comparable Companies as compared with Continental Can's 74.6%.

     In addition, Societe Generale reviewed and compared closing market prices per share (as of January 9, 1998, the last trading day prior to January 12, 1998 (the date on which Societe Generale's analysis was prepared)) to LTM earnings per share ("EPS"), estimated 1997 EPS and estimated 1998 EPS as well as Enterprise Value (defined as market capitalization as of January 9, 1998 plus total debt and preferred stock) to LTM net sales, LTM EBITDA (defined as earnings before interest, taxes, depreciation and amortization) and LTM EBIT (defined as earnings before interest and taxes). Societe Generale's analysis indicated for the Selected Continental Can Comparable Companies: multiples of closing market price per share on January 9, 1998 to (i) LTM EPS ranging from 9.9x to 26.1x, with a mean of 15.8x, compared to 10.6x for Continental Can, (ii) estimated 1997 EPS ranging from 12.8x to 20.8x, with a mean of 17.4x, compared with 10.8x for Continental Can and (iii) estimated 1998 EPS ranging from 10.7x to 16.7x, with a mean of 13.4x, compared with 9.3x for Continental Can. Societe Generale's analysis also indicated for the Selected Continental Can Comparable
Companies: multiples of Enterprise Value to (a) LTM net sales ranging from 0.6x to 1.3x, with a mean of 0.9x, compared to 0.4x for Continental Can, (b) LTM EBITDA ranging from 5.2x to 9.6x, with a mean of 7.1x, compared to 4.4x for Continental Can and (c) LTM EBIT ranging from 7.3x to 16.0x, with a mean of 11.4x, compared with 7.2x for Continental Can. 1997 and 1998 estimates of EPS were from First Call for each of the Selected Continental Can Comparable Companies and from the Financial Forecasts for Continental Can.

     No company utilized as a comparison in the Selected Continental Can Comparable Companies analysis is identical to Continental Can. In evaluating the Selected Continental Can Comparable Companies, Societe Generale made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental Can, such as the impact of competition on Continental Can and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Continental Can or the industry, or in the financial markets in general.

     Comparable Transaction Analysis-Continental Can. Using publicly available information, Societe Generale analyzed twenty-four selected business combinations from 1988 to 1997 involving the acquisition of companies or assets engaged in the packaging business (the "Selected Continental Can Comparable Transactions"). For the Selected Continental Can Comparable Transactions (i) aggregate consideration (including assumed or refinanced debt) ("Aggregate Consideration") as a multiple of LTM annual sales ranged from 0.4x to 1.9x with a mean of 0.8x, (ii) Aggregate Consideration as a multiple of LTM EBIT ranged from 7.2x to 16.4x with a mean of 10.3x, (iii) Aggregate Consideration as a multiple of LTM EBITDA ranged from 3.8x to 12.0x with a mean of 6.5x and (iv) aggregate purchase price (excluding assumed or refinanced debt) as a multiple of LTM net income ranged from 7.3x to 47.3x with a mean of 16.8x.

     No transaction utilized as a comparison in the Selected Continental Can Comparable Transaction analysis is identical to the Merger. In evaluating the Selected Continental Can Comparable Transactions, Societe Generale made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental Can, such as the impact of competition on Continental Can and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Continental Can or the industry, or in the financial markets in general.

     Analysis of Premiums Paid in Select Public Company Acquisitions. Societe Generale identified 52 acquisitions of publicly traded companies which it determined were appropriate for this analysis, consisting of acquisitions of companies that were closed or pending between January 1, 1996 and November 30, 1997 as well as selected acquisitions of companies in the packaging industry since January, 1992. Societe Generale then calculated the premium of the acquisition price over the stock prices of each acquired company one day prior to announcement, one week prior to announcement and four weeks prior to announcement of the acquisition. This analysis indicated mean and median premiums of (i) 31.8% and 23.5%, respectively, over stock prices one day prior to announcement, (ii) 37.2% and 32.0%, respectively, over stock prices one week prior to announcement and (iii) 50.6% and 47.3%, respectively, over stock prices four weeks prior to announcement. The Exchange Ratio implies a $37.86 per share price for Company Common Stock based upon a closing price of $60 3/16 for Suiza Food Common Stock on January 9, 1998. Societe Generale calculated that, assuming an announcement date of January 12, 1998 for comparison purposes, the implied premium paid by Suiza would be 52.6% over the price of Company Common Stock one day prior to announcement, 54.5% over the price of Company Common Stock one week prior to announcement and 75.6% over the price of Company Common Stock one month prior to announcement.

     No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger. In evaluating these transactions, Societe Generale made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Continental Can, such as the impact of competition on Continental Can and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Continental Can or the industry, or in the financial markets in general.

     Leveraged Buy Out Analysis. Societe Generale also performed a pro forma leveraged buyout analysis of Continental Can as of December 31, 1997 utilizing the Financial Information and assuming an acquisition price of $32.00 per share of Company Common Stock and $252 million of debt consisting of $127 million of new senior debt at an average interest rate of 7.8% per annum and the $125 million of 10% senior notes of PCI. Using EBITDA exit multiples of between 5.5x and 6.5x after five years, based on such analysis Societe Generale calculated internal rates of return on equity ranging from 20.8% to 30.1%.

     Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") analysis, Societe Generale calculated a range of value per share of Company Common Stock based on the sum of the discounted value (using various discount rates from 10% to 12%) of (i) the estimated free cash flows (defined as EBITDA minus cash taxes, capital expenditures and changes in working capital) of Continental Can for the ten-year period of 1998 through 2007 based on the Financial Information plus (ii) terminal values based on multiples of estimated 2007 EBITDA ranging from 5.5x to 6.5x. This analysis resulted in an implied total net present value reference range of $18.93 to $36.63 per share of Company Common Stock.


     Segment Valuation/Break-up Analysis. Societe Generale analyzed the potential value per share of Company Common Stock that might be realized if Continental Can were to seek to dispose of each of its operating subsidiaries in separate taxable transactions. Using publicly-available information and the Financial Information, Societe Generale calculated that separate sales of each of PCI, Ferembal, Dixie Union and LKB might yield gross proceeds ("Gross Sale Proceeds") of $308 million to $376 million.

     In order to determine the potential value per share of Company Common Stock that might be realized if Continental Can were to seek to dispose of each of its operating subsidiaries in separate transactions, Societe Generale subtracted from the Gross Sale Proceeds (i) the amount of Continental Can's consolidated net debt (after taking into account the exercise of all outstanding options and warrants of Continental Can and assuming the repurchase of the minority interests in PCI for $17.4 million), (ii) estimated aggregate fees and expenses of $5.2 million, (iii) the value of the minority interest in Ferembal (calculated based upon the relevant values assigned to Ferembal) and (iv) an allowance for Continental Can's corporate income tax expense arising from the sales based upon a 35% marginal tax rate. Based upon the foregoing, Societe Generale calculated a range of value of $31.02 to $42.03 per share of Company Common Stock. Based on the assumption that the sale transactions would take six months to one year to complete with an average delay of nine months in realization of value, Societe Generale then calculated a present value per share of Company Common Stock of $29.88 to $39.13 utilizing a 10% discount rate.

     Potential Strategic Acquiror Pro Forma Analysis. Societe Generale reviewed certain publicly available financial and operating data of a representative strategic acquiror to determine the price per share that such company could pay for Continental Can's Common Stock without having a dilutive effect on the estimated 1998 earnings per share of such company.

     Societe Generale analyzed the price per share that such potential strategic acquiror could pay for the Company Common Stock without diluting its estimated earnings per share based on: (i) a 100% cash purchase, (ii) a 50% cash/50% stock purchase, (iii) a 100% stock purchase utilizing purchase accounting and (iv) a 100% stock purchase utilizing pooling accounting, in each case, (a) not taking into account any potential synergies or cost savings, (b) assuming potential synergies or cost savings of $2,500,000 and (c) assuming potential synergies or cost savings of $5,000,000.

     Based on the foregoing analysis, Societe Generale calculated an implied maximum price per share of Company Common Stock (i) $33.36, $37.53 and $41.71, assuming an all cash purchase and anticipated potential synergies or cost savings of $0, $2,500,000 and $5,000,000, respectively, (ii) $28.25, $31.78 and
$35.32, assuming a 50% cash/50% stock purchase and anticipated potential synergies or cost savings of $0, $2,500,000 and $5,000,000, respectively, (iii) $24.50, $27.56 and $30.63, assuming an all stock purchase utilizing purchase accounting and anticipated potential synergies or cost savings of $0, $2,500,000 and $5,000,000, respectively, and (iv) $29.25, $33.46 and $37.66, assuming an all stock purchase utilizing pooling and anticipated potential synergies or cost savings of $0, $2,500,000 and $5,000,000, respectively.

     Pro Forma Merger Analysis. Societe Generale prepared a pro forma analysis of the financial impact of the Merger on the EPS of Suiza Common Stock. Using the Financial Information, Societe Generale compared the EPS for Suiza Common Stock on a stand-alone basis for the fiscal years 1998 through 2002 to the EPS for Suiza Common Stock for the fiscal years 1998 through 2002 on a pro forma basis after giving effect to the Merger. Based on such analysis, during that period, on an EPS basis, the Merger would be accretive to the EPS for Suiza Common Stock.

     Historical Stock Trading Analysis-Suiza. Societe Generale reviewed the daily historical price and trading volume for Suiza Common Stock for the period from April 17, 1996 to January 6, 1998. During this period, based on closing prices on the NYSE, Suiza Common Stock achieved a high of $62 3/4 per share and a low of $14 per share, closing at $62 3/4 per share on January 6, 1998.

     Comparable Company Analysis-Suiza. Societe Generale reviewed publicly available information regarding selected publicly-traded companies in the dairy and/or packaged food business. Such companies were Ben & Jerry's Homemade, Inc., Dean Foods Company, Dreyer's Grand Ice Cream Inc., Flowers Industries, Inc., International Multifoods Corporation, Michael Foods, Inc., Riviana Foods, Inc. and The J.M. Smucker Company (collectively, the "Selected Suiza Comparable Companies"). Historical financial information used in connection with the percentages and ratios provided below with respect to the Selected Suiza Comparable Companies was as of the date of the most recent financial statements publicly available for each company.

     Societe Generale reviewed and compared certain financial ratios for each of the companies to Suiza. Societe Generale's analysis indicated (i) a high, mean and low Gross Margin of 45.8%, 27.3% and 14.4% for the Selected Suiza Comparable Companies as compared with Suiza's 25.4%, (ii) a high, mean and low LTM EBITDA Margin of 13.8%, 7.9% and 2.8% for the Selected Suiza Comparable Companies as compared with Suiza's 10.8%, (iii) a high, mean and low LTM EBIT Margin of 10.0%, 4.9% and 1.6% for the Selected Suiza Comparable Companies as compared with Suiza's 8.1%, (iv) a high, mean and low CAGR 5 year Sales of 14.2%, 6.1% and 3.3% for the Selected Suiza Comparable Companies as compared with Suiza's 105.7% and (v) a high, mean and low Debt-to-Total Capitalization of 31.3%, 16.6% and 0.0% for the Selected Suiza Comparable Companies as compared with Suiza's 29.4%.

     In addition, Societe Generale reviewed and compared closing market prices per share (as of January 9, 1998, the last trading day prior to January 12, 1998 (the date on which Societe Generale's analysis was prepared)) to LTM earnings per share, estimated 1997 EPS and estimated 1998 EPS as well as Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT. Societe Generale's analysis indicated for the Selected Suiza Comparable Companies: multiples of closing market price per share on January 9, 1998 to (i) LTM EPS ranging from 15.4x to 30.6x, with a mean of 21.3x, compared to 25.4x for Suiza, (ii) estimated 1997 EPS ranging from 15.7x to 35.3x, with a mean of 24.2x, compared with 29.6x for Suiza and (iii) estimated 1998 EPS ranging from 14.3x to 23.4x, with a mean of 19.4x, compared with 20.9x for Suiza. Societe Generale's analysis also indicated for the Selected Suiza Comparable Companies: multiples of Enterprise Value to (a) LTM net sales ranging from 0.3x to 1.5x, with a mean of 0.9x, compared to 1.3x for Suiza, (b) LTM EBITDA ranging from 7.5x to 11.8x, with a mean of 10.1x, compared to 11.8x for Suiza and (c) LTM EBIT ranging from 10.3x to 16.9x, with a mean of 13.6x, compared with 15.8x for Suiza. 1997 and 1998 estimates of EPS for the Selected Suiza Comparable Companies and for Suiza were from First Call.

     No company utilized as a comparison in the Selected Suiza Comparable Companies analysis is identical to Suiza. In evaluating the Selected Suiza Comparable Companies, Societe Generale made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Suiza, such as the impact of competition on Suiza and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Suiza or the industry, or in the financial markets in general.

     Acquisition Analysis-Suiza. Using publicly available information, Societe Generale analyzed 33 selected business combinations from 1988 to 1997 involving the acquisition of companies or assets engaged in the dairy and/or packaged food business (the "Selected Suiza Comparable Transactions"). For the Selected Suiza Comparable Transactions (i) Aggregate Consideration as a multiple of annual sales ranged from 0.2x to 6.3x with a mean of 0.9x, (ii) Aggregate Consideration as a multiple of LTM EBIT ranged from 7.8x to 34.5x with a mean of 15.8x, (iii) Aggregate Consideration as a multiple of EBITDA ranged from 5.4x to 21.9x with a mean of 10.7x and (iv) aggregate purchase price (excluding assumed or refinanced debt) as a multiple of LTM net income ranged from 11.3x to 43.4x with a mean of 24.1x.

     No transaction utilized as a comparison in the Selected Suiza Comparable Transaction analysis is identical to the Merger. In evaluating the Selected Suiza Comparable Transactions, Societe Generale made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Suiza, such as the impact of competition on Suiza and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Suiza or the industry, or in the financial markets in general.

     Continental Can retained Societe Generale based upon its reputation, experience and expertise in the valuation of companies. Societe Generale is a securities firm engaged in trading and brokerage activities, as well as providing investment banking and financial advisory services. Societe Generale and its affiliates, including Societe Generale Securities Corporation ("SGSC"), in the ordinary course of business have, from time to time provided, and in the future may continue to provide, commercial and investment banking services to Continental Can and Suiza and their respective subsidiaries, including services as agent bank under the senior credit facility of a subsidiary of Continental Can and serving as a participant under a syndicated facility for Suiza, and have received fees for the rendering of such services. In the ordinary course of business, SGSC and its affiliates may trade the debt and equity securities of Continental Can and/or Suiza for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Pursuant to a letter agreement dated as of December 17, 1997 (the "Societe Generale Engagement Letter"), Continental Can paid Societe Generale a fee of $100,000 upon execution of the Societe Generale Engagement Letter and an additional fee of $300,000 on the date that Societe Generale delivered the Opinion. In addition to the foregoing compensation, Continental Can has agreed to reimburse Societe Generale for its reasonable out-of-pocket expenses incurred in connection with Societe Generale's activities under the Societe Generale Engagement Letter, including the fees and expenses of its counsel, and to indemnify Societe Generale and related persons for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under federal securities laws.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "purchase" for financial accounting purposes in accordance with generally accepted accounting principles, whereby the purchase price will be allocated based on fair values of assets acquired and liabilities assumed. Such allocations will be made based upon valuations and other studies that have not been finalized. The excess of such purchase price over the amounts so allocated will be allocated to goodwill.

RESTRICTIONS ON RESALE BY AFFILIATES

     The shares of Suiza Common Stock to be received by the Stockholders in connection with the Merger have been registered under the Securities Act and, except as set forth in this paragraph, may be traded without restriction. The shares of Suiza Common Stock to be issued in connection with the Merger and received by persons who are deemed to be "affiliates" (as that term is defined in Rule 145 under the Securities Act) of the Company prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or, in the case of such persons who become affiliates of Suiza, Rule 144 under the Securities Act) or as otherwise permitted under the Securities Act.

MANAGEMENT OF THE SURVIVING CORPORATION FOLLOWING THE MERGER

     If the proposed Merger is approved and consummated, the Stockholders will become stockholders of Suiza, which will be managed under the direction of the Board of Directors and management of Suiza. The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation.

GOVERNMENTAL APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the FTC, the Merger may not be consummated until the following steps have been taken: (1) Premerger Notification and Report Forms have been submitted and certain information has been furnished to the FTC and the DOJ; and (2) required waiting periods have expired or terminated.


     Suiza and the Company agreed, pursuant to the Merger Agreement, to use their best efforts to file or cause to be filed with the FTC and the DOJ such notifications as are required to be filed under the HSR Act and the rules and regulations promulgated thereunder, and to respond as promptly as practicable to any requests for additional information made by either the FTC or the DOJ. Accordingly, the Company and Suiza filed Premerger Notification and Report Forms with the FTC and the Antitrust Division, on January 27, 1998 and February 9, 1998, respectively. The statutory waiting period expired at 11:59 p.m. on March 11, 1998.


     At any time before or after the consummation of the Merger and notwithstanding the expiration or termination of the HSR Act waiting period, any federal or state antitrust authorities could take action under the antitrust laws as they deem necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of all or part of the assets of Suiza or the Company. Private parties may also seek to take legal action under the antitrust laws, if circumstances permit.


     Consummation of the Merger is also subject to mandatory notification to, and approval by, the German Cartel Office. Suiza filed the required notification with the German Cartel Office on February 27, 1998. Under applicable German law, the Merger may not be implemented in Germany until either the expiration of a 30-day waiting period following the date of notification or a grant by the German Cartel Office of earlier termination of the waiting period. The German Cartel Office granted clearance for the Merger on March 20, 1998.



     If the DOJ, or any other federal, state or foreign antitrust authority, were to challenge the Merger, the consummation of the Merger could be postponed beyond June 30, 1998, in which event either Suiza or the Company would be entitled to terminate the Merger Agreement. See "The Merger Agreement -- Termination."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board with respect to the Merger, the Stockholders should be aware that certain officers and directors of the Company have the following interests in the Merger separate from and in addition to their interests as stockholders of the Company generally. The Board was aware of these interests and took them into account in approving the Merger, the Merger Agreement and the transactions contemplated thereby.


     Stock Options. The Merger Agreement provides that, at the Effective Time, each outstanding and unexercised Option, including those held by directors and executive officers, will be converted into and become a Substitute Option to acquire shares of Suiza Common Stock as described under "The Merger Agreement-Consideration to be Received in the Merger." Pursuant to a resolution of the Board, each of the outstanding and unexercised Options that had not previously vested became fully vested on January 14, 1998.



     The following table sets forth, in respect of the directors and executive officers of the Company, (i) the number of shares of Company Common Stock subject to the Options held by such persons as of the record date, 1998, (ii) the weighted average per share exercise price of the Options held by such persons and (iii) the aggregate value of the Options (i.e. the aggregate market value of the shares of Company Common Stock underlying the Options less the aggregate exercise price with respect thereto) held by such persons based upon the $41.00 closing price of the Company Common Stock on the record date.



                                                        NUMBER OF     WEIGHTED AVERAGE   AGGREGATE VALUE
                   OPTION HOLDER                      OPTION SHARES    EXERCISE PRICE    OF OPTION SHARES
----------------------------------------------------  -------------   ----------------   ----------------
Donald J. Bainton...................................     180,000           $14.42           $4,784,400
Kenneth Bainton.....................................      10,000            17.50              235,000
Robert L. Bainton...................................       3,028             1.00              121,120
Nils E. Benson......................................      13,841            12.56              393,638
Charles DiGiovanna..................................      65,000            18.00            1,495,000
Rainer N. Greeven...................................      13,508            12.84              380,385
V. Henry O'Neill....................................       2,966             1.00              118,640
John J. Serrell.....................................       3,562             1.00              142,480
Robert A. Utting....................................          --               --                   --
Alexander E. Watson.................................      10,000            20.69              203,100
Abdo Yazgi..........................................      86,000            14.17            2,307,380
Jose Luis Zapata....................................          --               --                   --
John Andreas........................................      10,000            18.00              230,000


     Employment Agreements. The Company is a party to an employment agreement with Donald J. Bainton, which expires on May 17, 2006, pursuant to which Mr. Bainton's annual salary is to be not less than $420,000. Mr. Bainton's employment agreement provides that in the event of his death prior to May 17, 2006, Mrs. Bainton will continue to receive one-half of his salary until her death. Because the Merger will constitute a "change of control" of the Company, as defined in his employment agreement, Mr. Bainton will have the right, for a period of five years, to deem his employment terminated and to receive a payment equal to three times his average annual compensation during the five preceding years.

     The Company is also a party to employment agreements with Abdo Yazgi, John Andreas and Charles DiGiovanna (collectively, the "Employment Agreements"). Each of the Employment Agreements expires on December 31, 2000 and provides severance benefits if the Company terminates the employee for any reason other than employee's death, disability or for "Cause" (as defined in the Employment Agreements) prior to such expiration. In such event, the employee would be entitled to a lump sum payment equal to (a) his salary from the termination date through December 31, 2000, plus (b) a pro rated bonus for the period from the termination date through December 31, 2000, based on the employee's average cash bonus for the three full calendar years immediately preceding termination. The employees' annual salaries under their respective Employment Agreements are as follows: Mr. Yazgi, $308,000; Mr. Andreas, $121,000; and Mr. DiGiovanna, $302,500.

     Directors' and Officers' Indemnification and Insurance. Pursuant to the Merger Agreement, the Surviving Corporation and Suiza have agreed that they will indemnify, defend and hold harmless officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Time from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, and advance expenses to such indemnified parties subject to a customary reimbursement agreement. All indemnification rights of such officers, directors and employees existing prior to the Effective Time under the Company Charter or Company Bylaws will survive the Merger, and the Surviving Corporation will maintain in effect, for not less than three years after the Effective Time, the current policies of directors' and officers' liability insurance with respect to matters occurring on or prior to the Effective Time. See "The Merger Agreement -- Indemnification."

ABSENCE OF APPRAISAL RIGHTS

     Under Delaware Law, the Stockholders are not entitled to appraisal rights with respect to the Merger.

STOCK EXCHANGE LISTING

     It is a condition to the Merger that the shares of Suiza Common Stock to be issued by Suiza in connection with the Merger will have been authorized for listing on the NYSE, subject only to official notice of issuance. Upon completion of the Merger, the Company Common Stock will be delisted from the NYSE.

IRREVOCABLE PROXIES


     On January 14, 1998, Donald Bainton and Abdo Yazgi, who are directors and executive officers of the Company, executed and delivered to Suiza irrevocable proxies to vote in favor of the Merger with respect to all of the Company Common Stock held by them, which in the aggregate constitutes approximately 10.4% of the outstanding Company Common Stock. Messrs. Bainton and Yazgi did not receive any separate consideration in exchange for their execution of the irrevocable proxies. Because Suiza will vote such shares in favor of the Merger, the favorable vote of another 39.6% of shares of Company Common Stock would assure approval of the Merger proposal. Further, as of the record date, approximately 11.4% of the outstanding Company Common Stock was held by other members of Continental Can and Suiza management, who are expected to vote their shares in favor of the Proposal. See "The Special Meeting -- Principal Stockholders."


TREATMENT OF STOCK CERTIFICATES

     After the Effective Time, each certificate previously representing shares of Company Common Stock will automatically, with no further action by the holder thereof, represent the right to receive 0.629 shares of Suiza Common Stock for each share of Company Common Stock represented thereby. Harris Trust Company is the transfer agent and registrar (the "Exchange Agent") for the Suiza Common Stock. As soon as practicable after the Effective Time, the Exchange Agent will mail a letter of transmittal with instructions to each holder of record of Company Common Stock outstanding immediately prior to the Effective Time for use in exchanging certificates formerly representing shares of Suiza Common Stock. Certificates should not be surrendered by any holders of Company Common Stock until they have received the letter of transmittal from the Exchange Agent.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL.

                              THE MERGER AGREEMENT

     The following summary of the terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein and attached as Appendix A to this Proxy Statement/Prospectus.

GENERAL

     The Merger Agreement contemplates the Merger of Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Suiza. The Merger will become effective in accordance with the Certificate Merger to be filed with the Secretary of State of the State of Delaware. It is anticipated that such filing will be made promptly after the closing under the Merger Agreement, which closing, in turn, should occur as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement has been satisfied or waived. See "-- Conditions Precedent."

CONSIDERATION TO BE RECEIVED IN THE MERGER

     At the Effective Time, (a) each issued and outstanding share of Company Common Stock (excluding shares held in the treasury of the Company or Suiza) will be converted into the right to receive 0.629 shares of Suiza Common Stock,
(b) each share of Company Common Stock held in the treasury of the Company or Suiza will be canceled and retired, (c) all of the issued and outstanding shares of common stock of Sub will be converted into and become, in the aggregate, 1,000 fully paid and nonassessable shares of common stock of the Surviving Corporation and (d) each outstanding and unexercised Option to purchase shares of Company

Common Stock will be assumed by Suiza and converted into a Substitute Option to acquire shares of Suiza Common Stock. The number of shares of Suiza Common Stock to be subject to a Substitute Option will be determined by multiplying the number of shares of Company Common Stock subject to the related Option by the Exchange Ratio, and the exercise price with respect thereto will equal the exercise price under the Option divided by the Exchange Ratio. Each Substitute Option will be subject to all of the other terms and conditions of the Option to which it relates.

     As soon as practicable after the Effective Time, Suiza will cause to be included under a registration statement on Form S-8 of Suiza all shares of Suiza Common Stock that are subject to Substitute Options and will maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

     For a further discussion of the treatment of Options and other employee benefit plans of the Company under the Merger Agreement, see "The
Merger -- Interests of Certain Persons in the Merger."

EFFECTIVE TIME OF THE MERGER

     Subject to the terms and conditions of the Merger Agreement, the Merger will become effective at the date and time when the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware. The Certificate of Merger will be filed as soon as practicable following fulfillment of the conditions precedent of the Merger Agreement. See "-- Conditions Precedent."

EXCHANGE OF SHARES


     Suiza has selected Harris Trust & Savings Bank as its Exchange Agent for the Merger. As soon as practicable after the Effective Time, Suiza will make available, and each Stockholder will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing shares of Company Common Stock for cancellation, certificates representing the number of shares of Suiza Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares (the "Share Consideration"). Holders of unexchanged shares of Company Common Stock will not be entitled to receive any dividends or other distributions payable by Suiza until their Certificates are surrendered. Upon surrender, however, such holders will receive accumulated dividends and distributions without interest, together with cash in lieu of fractional shares. Holders of unexchanged shares of Company Common Stock will have no further claim upon the Exchange Agent twelve months after the Effective Time and will thereafter look only to Suiza for payment of the Share Consideration in respect of their shares of Company Common Stock.



     Fractional shares of Suiza Common Stock will not be issued to holders of Company Common Stock. For each fractional share of Suiza Common Stock that would otherwise be issued, the holder will receive, in lieu thereof, cash in an amount equal to such fractional part of a share of Suiza Common Stock multiplied by the average of the daily closing sale prices for the Suiza Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the NYSE ending at the close of trading on the second trading day immediately preceding the Effective Date. For example, a Stockholder who owns 100 shares of Company Common Stock at the Effective Time would (in the absence of such provision) be entitled to 62.9 shares of Suiza Common Stock based upon the Exchange Ratio. Instead of issuing any fractional shares to such Stockholder, however, Suiza will issue 62 whole shares of Suiza Common Stock, together with cash in an amount equal to 0.9 times the average closing price of the Suiza Common Stock over the 20 trading days ending on the second trading day immediately preceding the Effective Date. Based on the market price of the Suiza Common Stock on the date hereof and an estimate of the number of beneficial owners of the Company Common Stock, the maximum amount of cash that Suiza could be required to pay in lieu of fractional shares will not exceed $200,000. Suiza will obtain these funds through borrowings under the revolving credit portion of its senior credit facility.

CORPORATE ORGANIZATION AND GOVERNANCE

     Certificate of Incorporation. The Company Charter as in effect at the Effective Time will be the Charter of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and the Merger Agreement.

     Bylaws. The Bylaws of the Company as in effect at the Effective Time will be the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and the Merger Agreement.

     Board of Directors; Officers. The directors of Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

STOCKHOLDERS' MEETING

     The Company agreed to take all action necessary in accordance with applicable law and the Company Charter and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the Merger, the Merger Agreement and the transactions contemplated thereby. Suiza agreed to take all action necessary to authorize Sub to consummate the Merger. The Board recommends such approval and has agreed to take all lawful action to solicit such approval, including, without limitation, timely and promptly mailing this Proxy Statement/Prospectus. However, the Board's recommendation is subject to certain rights under the Merger Agreement to (i) withdraw or modify, or propose to modify or withdraw, in a manner adverse to Suiza, its approval or recommendation of the Merger Agreement or the Merger and
(ii) approve or recommend, or propose to approve or recommend, an Alternative Proposal (as hereinafter defined). See "-- No Shop" and "-- Termination."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Suiza, the Company and Sub, relating, among other things, to the following: (i) their incorporation, existence, good standing, corporate power and similar corporate matters; (ii) their capitalization; (iii) their authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (iv) the absence of conflicts, violations and defaults under their respective certificates of incorporation and bylaws and certain other agreements and documents; (v) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (vi) the absence of certain material changes or events since September 30, 1997; (vii) pending or threatened investigations or litigation; (viii) employee benefit matters; (ix) the Company's receipt of Societe Generale's Opinion; (x) compliance with applicable laws, ordinances and regulations; (xi) tax matters; (xii) accounting matters relating to the availability of a reorganization under Section 368(a) of the Code; (xiii) relationships with their respective customers and suppliers and (xiv) intellectual property.

     The Company made representations and warranties as to the approval of the Merger by the Board, its recommendation of the Merger and the Merger Agreement to the Stockholders and its determination that the Merger is advisable and fair to and in the best interests of the Company and the Stockholders. The Company also represented that it has the right to purchase the existing minority interests in PCI and Ferembal, as disclosed in the schedules to the Merger Agreement.

     All representations and warranties of Suiza, the Company and Sub will expire at the Effective Time.

CONDUCT OF BUSINESS PENDING THE MERGER

     Suiza. Suiza has agreed that prior to the Effective Time, unless the Company otherwise agrees in writing or except as otherwise required by the Merger Agreement, it will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and will, or will cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the Effective Time, and not propose or agree to combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Suiza Common Stock, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property.

     Suiza has also agreed that (except in connection with acquisitions of assets or businesses that are primarily engaged in the same businesses as that conducted by Suiza as of the date of the Merger Agreement and any financing transactions or issuances of securities related thereto in which Suiza's (a) investments in and advances to such entity do not exceed 50% of Suiza's total assets, (b) proportionate share of such entity's total assets does not exceed 50% of Suiza's total assets or (c) equity in such entity's income does not exceed 50% of Suiza's income for the 1997 fiscal year) it will not, and will not permit any of its subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.


     Suiza has further agreed to use its best efforts not to, and not to permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Suiza has also agreed that following the Effective Time, it will file all tax returns on the basis that the Merger qualifies as a "reorganization" within the meaning of
Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and that it will not take any action which is inconsistent with or contrary to such classification of the Merger for tax purposes.


     Sub. Sub has agreed not to engage, during the period from the date of the Merger Agreement to the Effective Time, in any activities of any nature except as provided in or contemplated by the Merger Agreement.

     Continental Can. The Company has agreed that prior to the Effective Time, unless Suiza otherwise agrees in writing or except as otherwise required by the Merger Agreement, it will, and will cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as conducted prior to the Merger Agreement and will, and will cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses will be unimpaired at the Effective Time, and not propose or agree to (i) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries or owned by any of its subsidiaries, (ii) amend the Company Charter or the Company Bylaws, (iii) split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property or (iv) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company Common Stock.

     The Company has also agreed that it will not, and will not permit any of its subsidiaries to, (i) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which the Stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock other than issuances, deliveries or sales pursuant to existing obligations under its option plans or issuances of Company Common Stock to directors in lieu of cash director's fees in the ordinary course of business and consistent with past practice; (ii) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (iii) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business;
(iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (v) incur any material transaction fees, costs or expenses in addition to those disclosed to

Suiza prior to the execution of the Merger Agreement or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing. The Company has also agreed that except as required to comply with applicable law and except as provided in the provisions relating to employee matters (see "-- Employee Matters"), it will not enter into any new (or amend any existing) employee benefit plan of the Company or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice.

     The Company has further agreed not to, and not to permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, or amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of the Company or any of its subsidiaries, except in the ordinary course of business.

ADDITIONAL AGREEMENTS

     The Merger Agreement contains certain covenants and agreements of Suiza and the Company customary for transactions such as those contemplated by the Merger Agreement. These relate to, among other things, (i) each party allowing the other access, during normal business hours, to its properties, books, contracts, commitments and records, documents filed pursuant to requirements of the Commission and such other information to which the other party may reasonably request access, subject to existing confidentiality obligations; (ii) the preparation of the Suiza Registration Statement and this Proxy Statement/Prospectus; (iii) each party using its reasonable efforts to deliver an affiliate letter from each of its affiliates in the form set forth in Exhibit B to the Merger Agreement; (iv) listing of the shares of Suiza Common Stock to be issued by Suiza in the Merger on the NYSE, upon official notice of issuance;
(v) certain employee matters; (vi) filing of such notifications as are required to be filed under the HSR Act and responding to inquiries with respect thereto;
(vii) using commercially reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement, including the use of commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger; (viii) filing tax returns on the basis that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(E) of the Code and taking no actions inconsistent with or contrary to such classification of the Merger for tax purposes; and (ix) advising the other party orally and in writing of any change or event that has had, or could have, a material adverse effect on such party and providing copies of all filings made by such party with the Commission or other Governmental Entities in connection with the Merger Agreement and other transactions contemplated thereby.

EMPLOYEE MATTERS

     The Merger Agreement provides that, as of the Effective Time, the employees of the Company and each subsidiary will continue employment with the Surviving Corporation and its subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, that except as may be specifically required by applicable law or any contract, the Surviving Corporation and its subsidiaries will not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the stock option plans to be assumed by Suiza as provided in the Merger Agreement, as of the Effective Time, the Surviving Corporation will be the sponsor of the employee benefit plans sponsored by the Company immediately prior to the Effective Time, and Suiza will cause the Surviving Corporation and its subsidiaries to satisfy all obligations and liabilities under such employee benefit plans; however, unless otherwise contemplated by the Merger Agreement, nothing contained in the Merger Agreement will limit or restrict the Surviving Corporation's right on or after the Effective Time to amend, modify or terminate any of such employee benefit plans. To the extent any employee benefit plan, program or policy of Suiza, the Surviving

Corporation, or their affiliates is made available to any person who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time: (i) continuing service with the Company and its subsidiaries by any employee prior to the Effective Time will be credited for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy, but not for benefit accrual purposes (except for disability, vacation and severance plans and any of the Company's employee benefit plans that are assumed in the Merger, with respect to which service the Company and its subsidiaries will be credited for benefit accrual purposes) and (ii) with respect to any benefit plans to which such employees may become eligible, Suiza will cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any benefit plans maintained by the Company and its subsidiaries for their employees prior to the Effective Time.

INDEMNIFICATION


     From and after the Effective Date, the Surviving Corporation and Suiza will be required to indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law, and the Indemnified Parties will be advanced expenses subject to a customary reimbursement agreement. The Commission has taken the position that indemnification may not extend to acts arising under the federal securities laws. All rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company Charter or the Company Bylaws, as in effect on the date of the Merger Agreement, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect thereafter. The Surviving Corporation will maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time. The Merger Agreement further provides that the Surviving Corporation or Suiza may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are not materially less advantageous to the Indemnified Parties, that the Surviving Corporation will not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap") and that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.


     In the event that any action, suit, proceeding or investigation relating to the Merger Agreement or to the transactions contemplated by the Merger Agreement is commenced, whether before or after the Effective Time, Suiza, the Company and Sub agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond to the same.

NO SHOP

     The Company has agreed (i) that neither it nor any of its subsidiaries will, and it will direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, such party or any of its material subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing and (iii) that it will notify the other party immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, the Merger Agreement provides that the Company may, directly or indirectly, furnish information and access to, and may participate in discussions and negotiate with, any corporation, partnership, person or other entity, if such corporation, partnership, person or other entity has submitted a written proposal to the Board of such party relating to an Alternative Proposal if (i) the Board reasonably concludes that the consideration being offered in such Alternative Proposal is more favorable to the Stockholders than the Merger, that the proposed acquiror has the legal ability to complete such acquisition on a timely basis and that the Alternative Proposal is not subject to a financing contingency and (ii) the Board, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action would constitute a breach of its fiduciary duty to the Stockholders imposed by law.

     The Board or any committee thereof may not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Suiza, its approval or recommendation of the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any unsolicited Alternative Proposal, unless (x) the Board of Directors of the Company believes, in its good faith judgment, that the consideration being offered in such Alternative Proposal is more favorable to the Company's stockholders than the Merger, that the proposed acquiror has the legal ability to complete such acquisition on a timely basis and that the Alternative Proposal is not subject to a financial contingency, (y) the Board, following consultation with its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action in connection with such Alternative Proposal would constitute a breach of its fiduciary duty to the Stockholders imposed by law and (z) the Company has given Suiza two business days notice of such action specifying the terms of the Alternative Proposal.

     The Merger Agreement provides that nothing contained in the Merger Agreement will prevent the Board from taking, and disclosing to the Stockholders, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided that the Board does not recommend that the Stockholders tender their shares in connection with any such tender offer unless such recommendation is permitted as described above.

CONDITIONS PRECEDENT


     The obligations of Suiza, the Company and Sub to effect the Merger are subject, among other things, to the fulfillment or, where permissible, waiver, of certain conditions, including without limitation: (i) the approval of the Merger and the Merger Agreement by the requisite vote of the Stockholders; (ii) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act or similar foreign acts; (iii) the effectiveness of the Suiza Registration Statement and the absence of a stop order suspending such effectiveness; (iv) there not having been issued or in effect any preliminary or permanent injunction or order by any federal or state court in the United States of competent jurisdiction prohibiting the consummation of the Merger (each of the parties having agreed to use all commercially reasonable efforts to have any such injunction lifted); (v) the listing on the NYSE, subject only to official notice of issuance, of the shares of Suiza Common Stock to be issued in connection with the Merger; and (vi) the Company having received an opinion of Carter, Ledyard & Milburn and Suiza and Sub having received an opinion of Hughes & Luce, L.L.P. that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.


     The obligation of the Company to effect the Merger is also subject to the fulfillment of certain additional conditions, including (i) the accuracy of the representations and warranties of Suiza and Sub except that, in certain circumstances such representations may be inaccurate where the failure to be true and correct, has not, and would not have, either alone or in the aggregate with all such failures a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Suiza, (ii) the performance in all material respects of the obligations and covenants of Suiza and Sub under the

Merger Agreement and (iii) the receipt of a certificate of the President and Chief Executive Officer or a Vice President of each of Suiza and Sub to such effect.

     The obligation of Suiza to effect the Merger is also subject to the fulfillment of certain additional conditions, including (i) the accuracy of the representations and warranties of the Company except that, in certain circumstances such representations may be inaccurate where the failure to be true and correct, has not, and would not have, either alone or in the aggregate with all such failures a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company, (ii) the performance in all material respects of the obligations and covenants of the Company under the Merger Agreement and (iii) the receipt of a certificate of the President and Chief Executive Officer or a Vice President of the Company to such effect.


     Prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any documents delivered pursuant thereto,
(iii) waive compliance with any of the agreements or conditions contained therein or (iv) waive the condition of such party's receipt of the tax opinion (described above). The parties may not waive any condition that constitutes a legal requirement for the Merger, including the receipt of Stockholder approval, the expiration or termination of waiting periods under the HSR Act and similar foreign acts, or the effectiveness of the Suiza Registration Statement. Further, the Board will not waive any condition or otherwise agree to amend the Merger Agreement or the terms of the Merger in a manner that it considers to be adverse to the Stockholders in any material respect without first notifying the Stockholders of the proposed waiver or amendment and resoliciting proxies.


TERMINATION


     The Merger Agreement may be terminated by action of either the Suiza Board of Directors (the "Suiza Board") or the Board and the Merger abandoned under certain circumstances, including, but not limited to, the occurrence of any of the following: (i) the Merger has not been consummated by June 30, 1998, provided that the terminating party has not breached in any material respect its obligations under the Merger Agreement in any manner that would have proximately contributed to the failure to consummate the Merger; (ii) the Stockholders do not approve the Merger and the Merger Agreement; or (iii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action has become final and non-appealable, provided that the party seeking to terminate the Merger Agreement has used all commercially reasonable efforts to remove such injunction, order or decree.


     The Merger Agreement may also be terminated prior to the Effective Time, before or after approval of the Stockholders, by the mutual consent of Suiza and the Company.

     The Merger Agreement may be also terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of (a) the Suiza Board, (i) if the Board has withdrawn or modified in a manner adverse to Suiza its approval or recommendation of the Merger Agreement or the Merger or has recommended an Alternative Proposal with respect to the Company to the Stockholders or (ii) at any time between April 29 and May 20, 1998, unless the Company's right to purchase the Ferembal minority interest (on the terms described in the schedules to the Merger Agreement) has been extended until June 30, 1998 or the Company has purchased the Ferembal minority interest on such terms or (b) the Company's Board, (i) if the weighted average price of all transactions in Suiza Common Stock on the NYSE for the three days immediately preceding the closing date is less than $45 per share (as adjusted for stock dividends and splits) or (ii) the Company shall have received an Alternative Proposal and the Board believes, in its good faith judgment, that the Alternative Proposal is more favorable to the Stockholders than the Merger, the proposed acquiror has the legal ability to complete such acquisition on a timely basis and the Alternative Proposal is not subject to a financing contingency.

     If (x) the Company terminates the Merger Agreement as described in clause
(b)(ii) of the preceding paragraph or (y) Suiza terminates the Merger Agreement as described in clause (a)(i) of the preceding paragraph, then, in either such case, the Company shall concurrently with such termination pay Suiza a fee of $7,000,000 (a "Termination Fee"), which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse Suiza for all substantiated out-of-pocket costs and expenses incurred by Suiza in connection with the Merger Agreement and the transactions contemplated thereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors, up to an aggregate of $2,000,000.

     The provisions in the Merger Agreement relating to, among other things, the effect of termination and abandonment, fees and expenses, specific performance and assignment will survive the termination of the Merger Agreement.

FEES AND EXPENSES

     Whether or not the Merger is consummated, except as otherwise provided in the Merger Agreement following the exercise of certain termination rights, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. Suiza and Sub on the one hand and the Company on the other hand will each be responsible for one half of all expenses relating to printing, filing and mailing this Proxy Statement/Prospectus and the Registration Statement and all Commission and other regulatory filing fees incurred in connection with this Proxy Statement/Prospectus and the Registration Statement.

           CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER


     The following is a general discussion of the material U.S. federal income tax consequences of the Merger. The discussion below with respect to holders of Company Common Stock does not deal with special classes of investors, such as insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign persons, persons who acquired shares of Company Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation, persons that hold shares of Company Common Stock as part of a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. federal income tax purposes, and persons with a "functional currency" other than the U.S. dollar. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws.



     Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. Neither Suiza nor the Company will request any ruling from the Internal Revenue Service ("IRS") as to the U.S. federal income tax consequences of the Merger. Opinions of counsel are not binding on the IRS or the courts, and the IRS and the courts are not precluded from taking contrary positions.


     EACH HOLDER OF SHARES OF CAN COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

GENERAL

     It is a condition to the consummation of the Merger that the Company receive an opinion of its tax counsel, Carter, Ledyard & Milburn, and that Suiza receive an opinion of its tax counsel, Hughes & Luce, L.L.P., that the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Code. In rendering these opinions, each of Carter, Ledyard & Milburn and Hughes & Luce, L.L.P. will assume the accuracy of the facts and statements concerning the Merger set forth in this Proxy Statement/Prospectus, and will receive and will rely upon representations of fact contained in certificates of Suiza and the Company, including that (i) neither the Company nor Suiza is aware of any plan or intention or obligation or commitment on the part of holders of five percent or more of Company Common Stock to sell, exchange or otherwise dispose of (or to reduce the risk of loss by short sale or otherwise, to enter into any contract arrangement with respect to, or to consent to the sale, exchange or other disposition of) Suiza Common Stock received in the Merger by such holder in exchange for such Company Common Stock, (ii) Suiza intends to cause the Company to continue the Company's historic business and use a significant portion of the Company's historic business assets in a business and (iii) after the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Merger.


     In connection with the preparation of this Proxy Statement/Prospectus, Carter, Ledyard and Milburn has delivered an opinion to the Company with respect to certain tax matters. The following discussion of the material federal income tax consequences of the Merger is based upon such opinion.


TAX CONSEQUENCES TO SUIZA, SUB AND CONTINENTAL CAN


     No gain or loss will be recognized by Suiza, Sub or Continental Can as a result of the Merger.


TAX CONSEQUENCES TO THE STOCKHOLDERS


     A holder of Company Common Stock will not recognize gain or loss on the exchange of Company Common Stock for Suiza Common Stock pursuant to the Merger, except for cash received in lieu of a fractional share interest in Suiza Common Stock. Such holder's aggregate adjusted tax basis in the shares of Suiza Common Stock received in the Merger (including any fractional shares deemed received and exchanged for cash) will equal such holder's adjusted tax basis in the shares of Company Common Stock surrendered in exchange therefor. The holding period of the shares of Suiza Common Stock received by each holder of Company Common Stock in the Merger (including any fractional share interest deemed received and exchanged for a cash payment) will include the holding period of the Company Common Stock surrendered in exchange therefor.


     No fractional shares of Suiza Common Stock will be issued pursuant to the Merger. A holder of Company Common Stock who, pursuant to the Merger, receives cash in lieu of fractional shares of Suiza Common Stock will be treated as having received such fractional shares of Suiza Common Stock pursuant to the Merger and then as having received such cash in a redemption of such fractional shares of Suiza Common Stock. Assuming the fractional shares of Suiza Common Stock are held as capital assets, the holder generally will recognize capital gain or loss on such deemed redemption of fractional shares equal to the difference between the amount of cash received and the holder's adjusted tax basis in the fractional shares of Suiza Common Stock deemed to have been issued. In the case of non-corporate holders, capital gains will be mid-term gains subject to a maximum federal income tax rate of 28% if the holder's holding period is more than one year but not more than eighteen months, and will be long-term gains subject to a maximum federal income tax rate of 20% if the holder's holding period is more than eighteen months.

                 COMPARISON OF THE RIGHTS OF SUIZA STOCKHOLDERS
                        AND CONTINENTAL CAN STOCKHOLDERS


     If the Merger is consummated, the Stockholders will become Suiza stockholders, and the rights of the Stockholders will be governed by the laws of the State of Delaware (as is presently the case), the Suiza Charter and the Suiza Bylaws. Because both the Company and Suiza are incorporated under Delaware law, and because of the similarities between the Company Charter and the Company Bylaws, on the one hand, and the Suiza Charter and the Suiza Bylaws, on the other hand, the rights of the Stockholders following the Merger will remain the same in many respects. In certain other respects, however, the rights of Suiza's stockholders differ from those of the Continental Can Stockholders. In particular, Suiza recently adopted a stockholder rights plan, which will cause substantial dilution to a person or group that attempts to acquire Suiza in certain circumstances. The stockholder rights plan may delay, defer or prevent a change in control of Suiza. In addition, Suiza has preferred stock and trust issued preferred securities outstanding, which are entitled to certain preferences over the Suiza Common Stock. The following is a summary of the rights plan, the preferred stock and the trust issued preferred securities and a description of certain aspects of the Delaware General Corporation Laws (the "DGCL"). This summary does not purport to be complete and is qualified in its entirety by reference to the relevant provisions of the DGCL, the Suiza Charter, the Suiza Bylaws, the Company Charter and the Company Bylaws. Copies of the Suiza Charter and the Suiza Bylaws and Company Charter and the Company Bylaws are available for inspection at the offices of Suiza and Continental Can, respectively, and copies will be sent to the Stockholders upon request in the manner specified under the caption "Incorporation of Certain Information by Reference."


AUTHORIZED CAPITAL


     The authorized capital stock of Suiza consists of 101,000,000 shares, of which 100,000,000 shares are Common Stock, par value $0.01 per share, and 1,000,000 shares are Preferred Stock, par value $0.01 per share. The authorized capital stock of Continental Can consists of 20,000,000 shares of Common Stock, par value $0.25 per share, 250,000 shares of First Cumulative Preferred Stock, par value $25.00 per share, and 1,535 shares of 4% Non-Cumulative Second Preferred Stock, par value $100.00 per share. The Suiza Board has approved an increase in the number of authorized shares of Suiza Common Stock from 100,000,000 to 500,000,000 shares and recommended approval of such an increase by Suiza's stockholders at Suiza's 1998 annual meeting, which is scheduled to be held on May 14, 1998.


NUMBER OF DIRECTORS; ELECTION OF DIRECTORS

     The DGCL permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and qualifications of directors. The Suiza Charter states that the number of directors shall be as set forth in or pursuant to the Suiza Bylaws. The Suiza Bylaws state that the number of directors shall be fixed from time to time by resolution of the board of directors. The Company Bylaws state that the number of directors may be increased or decreased from time to time by resolution adopted by a majority of the board of directors or by a vote of the Stockholders. Each of Continental Can and Suiza have boards classified into three classes.

SPECIAL STOCKHOLDER MEETINGS

     Pursuant to DGCL, both the Suiza Charter and the Suiza Bylaws provide that Special Meeting of the stockholders may be called by Suiza' chief executive officer or by a majority of the members of the board of directors. The Company Bylaws state that Special Meeting of stockholders may be called by the chairman of the board of directors, or the president or the secretary upon board resolution, at the written request of a majority of the board of directors or at the written request of stockholders owning a majority of the capital stock of Continental Can issued and outstanding and entitled to vote at such meeting.

STATE TAKEOVER LEGISLATION

     Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other transactions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless:

          (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;

          (ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

          (iii) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     A corporation may adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. However, such amendment generally will not be effective until 12 months after adoption of such amendment and will not apply to a Business Combination with an Interested Stockholder who was such on or prior to the adoption of the amendment. The Suiza Charter, the Suiza Bylaws, the Company Charter, and the Company Bylaws contain no provisions that exempt Suiza or Continental Can from the prohibitions of
Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The DGCL permits similar indemnification in the case of derivative actions, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. A director, officer, employee or agent who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees. Both the Suiza Charter and the Company Charter provide that their corporation's respective directors and officers shall, and their respective employees and agents may, be indemnified to the fullest extent authorized by the DGCL. The Company Bylaws provide that the Company shall indemnify its directors, officers, and other persons serving the Company at its request to the full extent authorized by DGCL.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     Pursuant to DGCL, both the Company Charter and the Suiza Charter include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or
(v) any act or omission prior to the adoption of such a provision in the certificate of incorporation.

SUIZA PREFERRED STOCK

     The Suiza Charter authorizes the Suiza Board to issue preferred stock in classes or series and to establish the designations, preferences, qualifications, limitations or restrictions of any class or series. Suiza may issue, without the approval of the holders of Suiza Common stock, preferred stock that has voting, dividend or liquidation rights superior to the Suiza Common Stock and that may adversely affect the rights of holders of Suiza Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and for other corporate purposes, could, among other things, adversely affect the voting power of the holders of Suiza Common Stock and could have the effect of delaying, deferring or preventing a change in control of Suiza.

     A total of 11,691 shares of Series A Preferred Stock (the "Suiza Preferred Stock") are currently outstanding. The Company has no shares of preferred stock outstanding. A description of the Suiza Preferred Stock follows:

     Stated Value. The Suiza Preferred Stock will have a stated value of $320 per share.

     Dividends. The holders of Suiza Preferred Stock, in preference to holders of the Suiza Common Stock, are entitled to receive, when, as and if declared by the Suiza Board out of funds legally available for distribution to stockholders, cumulative dividends of $25.60 per share per annum, and no more. So long as any shares of Suiza Preferred Stock are outstanding, no dividend will be paid or declared, no funds will be set aside for payment of dividends, and no distribution will be made on the Suiza Common Stock or other preferred stock of Suiza ranking junior to the Suiza Preferred Stock until all dividends accrued on the Suiza Preferred Stock have been paid for the current and all prior dividend periods.

     Liquidation Preference. Upon the liquidation, dissolution or winding up of the affairs of Suiza Foods, whether voluntary or involuntary, the holders of Suiza Preferred Stock will be entitled to receive in full out of the assets of Suiza available for distribution to stockholders, including its capital, before any amount will be paid to, or distributed among, the holders of Suiza Common Stock or other preferred stock ranking junior to the Suiza Preferred Stock, the sum of $320 per share, plus all accrued and unpaid dividends to the time of payment.

     Redemption. Shares of Suiza Preferred Stock may be redeemed, as a whole or in part, at the option of Suiza by vote of the Suiza Board at any time from time to time, upon no less than 30 or more than 120 days' notice. The redemption price for shares of the Suiza Preferred Stock will be $320 per share plus accrued and unpaid dividends to the date fixed for redemption. Pro rata dividends on any shares of Suiza Preferred Stock to be redeemed will be deemed to accrue as of the date fixed for redemption.

     Voting. Each share of Suiza Preferred Stock has one vote on all matters upon which holders of Suiza Common Stock are entitled to vote. Shares of Suiza Preferred Stock and shares of Suiza Common Stock are treated as a single class or series of shares for all voting purposes except to the extent a class or series vote is provided by law.

     Limitations. In addition to other rights as may be provided under applicable law, without the affirmative vote of the holders of a majority of the outstanding Suiza Preferred Stock, Suiza may not authorize or create any class or series of stock ranking prior to the Suiza Preferred Stock with respect to dividends or the distribution of assets in liquidation.


TRUST ISSUED PREFERRED EQUITY SECURITIES



     On February 20, 1998, Suiza issued $100 million of a company-obligated 5% mandatorily redeemable convertible preferred securities of a subsidiary trust as part of the consideration paid to acquire Land-O-Sun, and on March 24, 1998, Suiza issued $600 million of company-obligated 5.5% mandatorily redeemable convertible preferred securities of a subsidiary trust in a private placement transaction, the proceeds of which were primarily used to repay amounts outstanding under the Senior Credit Facility. These redeemable convertible preferred securities are referred to as "Preferred Securities."

     The Preferred Securities have quarterly distributions payable at their respective stated rates per annum, and have a liquidation preference of $50 per security. Distributions may be deferred for up to 20 consecutive quarters. The Preferred Securities are convertible, at the option of the holder thereof, into an aggregate of approximately 9.1 million shares of the Company's common stock.



     The Preferred Securities are redeemable, at Suiza's option, at any time after three years from their respective issue dates at specified amounts and are mandatorily redeemable at their liquidation preference amount of $50 per share after 30 years from their respective issue dates or upon the occurrence of certain specified events.



     Suiza entered into a guaranty agreement in favor of the holders of the Preferred Securities whereby Suiza has fully guaranteed all of the respective subsidiary trusts' obligations under the Preferred Securities, to the extent the subsidiary trusts have funds on hand available therefor. Suiza also agreed to register the resale of the common stock issuable upon conversion of the Preferred Securities under certain circumstances.



RIGHTS PLAN



     On February 27, 1998, the Suiza Board declared a dividend of one common share purchase right (a "Right") for each outstanding share of Suiza Common Stock. The dividend will be made to the shareholders of record at the close of business on March 18, 1998 (the "Record Date"). Each Right entitles the registered holder to purchase from Suiza one share of Suiza Common Stock, at a price of $210 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of March 6, 1998 (the "Rights Agreement") between Suiza and Harris Trust & Savings Bank, as Rights Agent (the "Rights Agent").



     Until the earlier to occur of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Suiza Common Stock (an "Acquiring Person") or (ii) ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Suiza Common Stock (the earlier of such dates being the "Distribution Date"), the Rights will be evidenced, with respect to any Suiza Common Stock certificates outstanding as of the Record Date, by such Suiza Common Stock certificate with a copy of a Summary of Rights attached to the certificate. A majority of the Continuing Directors (as defined below) may in their discretion vote to extend the Distribution Date.



     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Suiza Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Suiza Common Stock certificates issued after the Record Date upon transfer or new issuance of Suiza Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Suiza Common Stock outstanding even without such notation or a copy of a Summary of Rights being attached to such Certificate, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Suiza Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.



     The Rights are not exercisable until the Distribution Date. The Rights will expire on March 18, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by Suiza, in each case, as described below.



     The Purchase Price payable and the number of shares of Suiza Common Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination, or reclassification of, the Suiza Common Stock, (ii) upon the grant to holders of the Suiza Common Stock of certain rights or warrants to subscribe for or purchase Suiza Common Stock at a price, or securities convertible into Suiza Common Stock with a conversion price, less than the then current market price of the Suiza Common Stock or (iii) upon the distribution to holders of the Suiza Common Stock of evidences of indebtedness or assets or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Suiza Common Stock will be issued and, in lieu of such fractional shares, an adjustment in cash will be made based on the market price of the Suiza Common Stock on the last trading day prior to the date of exercise.



     In the event that any person or entity becomes an Acquiring Person (the beneficial owner of 15% or more of the Suiza Common Stock), provision will be made so that each holder of a Right, other than the Acquiring Person (whose Rights will then be void), will have the right to purchase from Suiza that number of shares of Suiza Common Stock having a market value of two times the exercise price of the Right of $210.



     The Rights Agreement excludes from the definition of Acquiring Person those persons who certify to Suiza that they inadvertently acquired in excess of 14.9% of the outstanding Suiza Common Stock and thereafter divest such excess Suiza Common Stock or who acquire 15% or more of the Suiza Common Stock in a Permitted Transaction. A "Permitted Transaction" is a stock acquisition or a tender or exchange offer pursuant to a definitive agreement that would result in a person beneficially owning 15% or more of the Suiza Common Stock and that has been approved by the Suiza Board (including a majority of the Continuing Directors) prior to the execution of the agreement or the public announcement of the offer.



     In the event that Suiza is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right will have the right to purchase from the acquiring company, that number of shares of common stock of the acquiring company that at the time of such transaction having market value of two times the exercise price of the Right of $210.



     After a person becomes an Acquiring Person, the Suiza Board may exchange the Rights, other than those Rights owned by the Acquiring Person, in whole or in part, at an exchange ratio of one share of Suiza Common Stock per Right, subject to adjustment. However, the Suiza Board cannot conduct an exchange at any time after any Person, together with its Affiliates and Associates, becomes the Beneficial Owner of 50% or more of the outstanding Suiza Common Stock.



     At any time prior to a Distribution Date, a requisite majority may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"). In addition, the Suiza Board may extend or reduce the period during which the Rights are redeemable, so long as the Rights are redeemable at the time of such extension or reduction. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.



     The terms of the Rights may be amended by the Suiza Board without the consent of the Rights holders, including an amendment to extend the final expiration date. However, from and after the date any person becomes an Acquiring Person, no such amendment may adversely affect the economic interests of the Rights holders.



     Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder of Suiza, including, without limitation, the right to vote, or to receive dividends.



     The term "Continuing Director" means any member of the Suiza Board who (i) is not an Acquiring Person or an affiliate or associate of an Acquiring Person and (ii) was either a member of the Suiza Board on the date of the Rights Agreement or who subsequently became a director of Suiza and whose initial election or initial nomination for election was approved by a majority of the Continuing Directors then on the Suiza Board.



     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Suiza in certain circumstances. Accordingly, the existence of the Rights may deter certain acquirors from making takeover proposals or tender offers. However, the Rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the Suiza Board to negotiate with an acquiror on behalf of all of the stockholders.

                                 LEGAL MATTERS

     The validity of the Suiza Common Stock to be issued by Suiza pursuant to the Merger will be passed upon by Hughes & Luce, L.L.P. Certain tax matters will be passed upon by Carter, Ledyard & Milburn for the Company and by Hughes & Luce, L.L.P. for Suiza. A partner with Hughes & Luce, L.L.P. beneficially owns 41,795 shares of Suiza Common Stock.

                                    EXPERTS


     The consolidated financial statements of Suiza Foods Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, have been incorporated in this Prospectus by reference from the Suiza Foods Corporation Annual Report on Form 10-K for the year ended December 31, 1997. Such consolidated financial statements, except The Morningstar Group Inc.'s consolidated financial statements as of December 31, 1996 and for each of the two years in the period ended December 31, 1996, which have been consolidated with those of Suiza Foods Corporation, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference. The consolidated financial statements of The Morningstar Group Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 (consolidated with those of Suiza Foods Corporation for those periods and which are not presented separately) have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report which is incorporated herein by reference.



     The consolidated financial statements of Continental Can Company, Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report which is incorporated herein by reference.



     The financial statements of Dairy Fresh, L.P., a Delaware limited partnership, as of December 31, 1996 and 1995 and for the years then ended and the period from July 1, 1994 (date of acquisition) to December 31, 1994, incorporated by reference into this Prospectus have been audited by McGladrey & Pullen, LLP, independent auditors, as stated in their report which is incorporated herein by reference.


     The combined financial statements of The Garelick Companies, as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996, incorporated by reference into this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report which is incorporated herein by reference.


     Such financial statements are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF
                                JANUARY 14, 1998

                                     AMONG

                            SUIZA FOODS CORPORATION

                           CC ACQUISITION CORPORATION

                                      AND

                         CONTINENTAL CAN COMPANY, INC.

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                       ----
I. THE MERGER........................................................................  A-1
      1.1  The Merger................................................................  A-1
      1.2  Effective Time of the Merger..............................................  A-1
II. THE SURVIVING CORPORATION........................................................  A-1
      2.1  Certificate of Incorporation..............................................  A-1
      2.2  Bylaws....................................................................  A-1
      2.3  Board of Directors; Officers..............................................  A-2
      2.4  Effects of Merger.........................................................  A-2
III. CONVERSION OF SHARES............................................................  A-2
      3.1  Exchange Ratio............................................................  A-2
      3.2  Parent to Make Certificates Available.....................................  A-2
      3.3  Dividends; Stock Transfer Taxes...........................................  A-2
      3.4  No Fractional Shares......................................................  A-3
      3.5  Stock Options.............................................................  A-3
      3.6  Stockholders' Meeting.....................................................  A-4
      3.7  Closing of the Company's Transfer Books...................................  A-4
      3.8  Closing...................................................................  A-4
      3.9  Transfer Taxes............................................................  A-4
IV. REPRESENTATIONS AND WARRANTIES OF PARENT.........................................  A-4
      4.1  Organization and Qualification............................................  A-4
      4.2  Capitalization............................................................  A-4
      4.3  Subsidiaries..............................................................  A-5
      4.4  Authority Relative to this Agreement......................................  A-5
      4.5  Reports and Financial Statements..........................................  A-6
      4.6  Absence of Certain Changes or Events......................................  A-6
      4.7  Litigation................................................................  A-7
      4.8  Employee Benefit Plans....................................................  A-7
      4.9  Financial Advisor.........................................................  A-9
      4.10 Compliance with Applicable Laws...........................................  A-9
      4.11 Taxes.....................................................................  A-9
      4.12 Certain Agreements........................................................  A-10
      4.13 Tax and Accounting Matters................................................  A-10
      4.14 Relationship with Customers and Suppliers.................................  A-10
      4.15 Intellectual Property.....................................................  A-10
V. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................  A-11
      5.1  Organization and Qualification............................................  A-11
      5.2  Capitalization............................................................  A-11
      5.3  Subsidiaries..............................................................  A-11
      5.4  Authority Relative to this Agreement......................................  A-12
      5.5  Reports and Financial Statements..........................................  A-12
      5.6  Absence of Certain Changes or Events......................................  A-13
      5.7  Litigation................................................................  A-13
      5.8  Employee Benefit Plans....................................................  A-14
      5.9  Company Action............................................................  A-15
      5.10 Financial Advisors........................................................  A-15
      5.11 Compliance with Applicable Laws...........................................  A-16
      5.12 Taxes.....................................................................  A-16
      5.13 Certain Agreements........................................................  A-17
      5.14 Tax and Accounting Matters................................................  A-17

                                                                                       PAGE
                                                                                       ----
      5.15 Relationship with Customers and Suppliers.................................  A-17
      5.16 Intellectual Property.....................................................  A-17
      5.17 Minority Interests........................................................  A-18
      5.18 Takeover Statutes.........................................................  A-18
VI. REPRESENTATIONS AND WARRANTIES REGARDING SUB.....................................  A-18
      6.1  Organization..............................................................  A-18
      6.2  Capitalization............................................................  A-18
      6.3  Authority Relative to this Agreement......................................  A-18
VII. CONDUCT OF BUSINESS PENDING THE MERGER..........................................  A-19
      7.1  Conduct of Business by the Company Pending the Merger.....................  A-19
      7.2  Conduct of Business by Parent Pending the Merger..........................  A-20
      7.3  Conduct of Business of Sub................................................  A-20
VIII. ADDITIONAL AGREEMENTS..........................................................  A-20
      8.1  Access and Information....................................................  A-20
      8.2  Registration Statement/Proxy Statement....................................  A-21
      8.3  Compliance with the Securities Act........................................  A-21
      8.4  Stock Exchange Listing....................................................  A-22
      8.5  Employee Matters..........................................................  A-22
      8.6  Indemnification...........................................................  A-22
      8.7  HSR Act and Foreign Acts..................................................  A-23
      8.8  Additional Agreements.....................................................  A-23
      8.9  No Shop...................................................................  A-23
      8.10 Advice of Changes; SEC Filings............................................  A-24
      8.11 Takeover Statutes.........................................................  A-24
IX. CONDITIONS PRECEDENT.............................................................  A-24
      9.1  Conditions to Each Party's Obligation to Effect the Merger................  A-24
      9.2  Conditions to Obligation of the Company to Effect the Merger..............  A-25
      9.3  Conditions to Obligations of Parent and Sub to Effect the Merger..........  A-25
X. TERMINATION, AMENDMENT AND WAIVER.................................................  A-26
     10.1  Termination by Mutual Consent.............................................  A-26
     10.2  Termination by Either Parent or the Company...............................  A-26
     10.3  Other Termination Rights..................................................  A-26
     10.4  Effect of Termination and Abandonment.....................................  A-27
XI. MISCELLANEOUS....................................................................  A-27
     11.1  Non-Survival of Representations, Warranties and Agreements................  A-27
     11.2  Notices...................................................................  A-27
     11.3  Fees and Expenses.........................................................  A-28
     11.4  Publicity.................................................................  A-28
     11.5  Specific Performance......................................................  A-28
     11.6  Assignment; Binding Effect................................................  A-28
     11.7  Entire Agreement..........................................................  A-28
     11.8  Amendment.................................................................  A-29
     11.9  Governing Law.............................................................  A-29
     11.10 Counterparts..............................................................  A-29
     11.11 Headings and Table of Contents............................................  A-29
     11.12 Interpretation............................................................  A-29
     11.13 Waivers...................................................................  A-29
     11.14 Severability..............................................................  A-29
     11.15 Subsidiaries..............................................................  A-29

EXHIBITS
--------
    A      -- Form of Inducement Agreement
    B      -- Form of Affiliate Letter
  C-1      -- Form of Tax Opinion of Carter, Ledyard & Milburn
  C-2      -- Form of Tax Opinion of Hughes & Luce, L.L.P.
           -- Certificate of the Company re: Tax Opinion of Carter,
  D-1         Ledyard & Milburn
           -- Certificate of the Company re: Tax Opinion of Hughes &
  D-2         Luce, L.L.P.
           -- Certificate of Parent re: Tax Opinion of Carter, Ledyard
  E-1         & Milburn
           -- Certificate of Parent re: Tax Opinion of Hughes & Luce,
  E-2         L.L.P.

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 14, 1998, by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), CC Acquisition Corporation, a Delaware corporation and a subsidiary of Parent ("Sub"), and Continental Can Company, Inc., a Delaware corporation (the "Company").

                                  WITNESSETH:

     WHEREAS, each of Parent and the Company has concluded that a business combination between Parent and the Company represents a strategic combination of their complementary businesses and operational and long term vision and is in the best interests of the stockholders of Parent and the Company, respectively, and accordingly, Parent and the Company desire to effect a business combination by means of the merger of Sub with and into the Company (the "Merger");

     WHEREAS, the Boards of Directors of Parent, Sub and the Company have approved the Merger, upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, in order to induce Parent and Sub to enter into this Agreement, certain stockholders of the Company have entered into an Inducement Agreement with Parent, the form of which is attached hereto as Exhibit A, pursuant to which, among other things, such stockholders have granted Parent an irrevocable proxy to vote their shares of the Company's common stock in favor of the Merger and have granted Parent certain rights in connection with certain dispositions of such common stock, on the terms and conditions set forth therein;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                       I.

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the "Surviving Corporation"), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

     1.2 Effective Time of the Merger. The Merger shall become effective at the date and time (the "Effective Time") when a properly executed Certificate of Merger is filed with the Secretary of State of the State of Delaware, which Certificate shall be filed as soon as practicable following fulfillment of the conditions set forth in Article IX hereof.

                                      II.

                           THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of the Company as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with its terms and as provided by law and this Agreement.

     2.2 Bylaws. The Bylaws of the Company as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by law and this Agreement.

     2.3 Board of Directors; Officers. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

     2.4  Effects of Merger. The Merger shall have the effects set forth in
Section 259 of the Delaware General Corporation Law (the "DGCL").

                                      III.

                              CONVERSION OF SHARES

     3.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any common stock, par value $.25 per share, of the Company ("Company Stock"):

          (a) All shares of Company Stock which are held by the Company, and any shares of Company Stock owned by Parent, Sub or any other subsidiary of Parent, shall be canceled.

          (b) Subject to Section 3.4, each remaining outstanding share of Company Stock shall be converted into the right to receive 0.629 (the "Exchange Ratio") fully paid and nonassessable shares of the common stock, par value $.01 per share, of Parent ("Parent Common Stock").

          (c) In the event of any dividend, stock split, reclassification, recapitalization, combination or exchange of shares or other similar transaction with respect to the Parent Common Stock or Company Stock after the date of this Agreement and prior to the Effective Time, the Exchange Ratio and the per share price referenced in Section 10.3(c) shall be appropriately adjusted.

          (d) All of the issued and outstanding shares of stock of Sub shall be converted into and become, in the aggregate, 1,000 fully paid and nonassessable shares of capital stock of the Surviving Corporation.

     3.2 Parent to Make Certificates Available. (a) Prior to the Effective Time, Parent shall select an Exchange Agent, which shall be Parent's Transfer Agent or such other person or persons reasonably satisfactory to the Company, to act as Exchange Agent for the Merger (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall make available, and each holder of Company Stock will be entitled to receive, upon surrender to the Exchange Agent of one or more certificates ("Certificates") representing shares of Company Stock for cancellation, certificates representing the number of shares of Parent Common Stock into which such shares are converted in the Merger and cash in consideration of fractional shares as provided in Section 3.4 (the "Share Consideration").

     (b) Any holder of shares of Company Stock who has not exchanged his Certificates for Parent Common Stock in accordance with subsection (a) of this
Section 3.2 within twelve months after the Effective Time shall have no further claim upon the Exchange Agent and shall thereafter look only to Parent and the Surviving Corporation for payment of the Share Consideration in respect of his shares of Company Stock. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration.

     3.3 Dividends; Stock Transfer Taxes. No dividends or other distributions that are declared or made on Parent Common Stock will be paid to persons entitled to receive certificates representing Parent Common Stock pursuant to this Agreement until such persons surrender their Certificates representing Company Stock. Upon such surrender, there shall be paid to the person in whose name the certificates representing such Parent Common Stock shall be issued (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and a payment date prior to surrender with respect to such whole shares of Parent Common Stock and which have not been paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends. In the event that any certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of such exchange that the Certificate or Certificates so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate or Certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Stock for any shares of Parent Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against the Surviving Corporation or any other party hereto with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in this
Section 3.3, deliverable in respect thereof pursuant to this Agreement.

     3.4 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to Section 3.1(b). Notwithstanding any other provision of this Agreement, each holder of Company Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash from Parent in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Average Closing Price. For purposes of this Section 3.4, "Average Closing Price" is defined to mean the average of the daily closing prices for the shares of Parent Common Stock for the twenty (20) consecutive trading days on which such shares are actually traded on the New York Stock Exchange ("NYSE") (as reported by the Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) ending at the close of trading on the second trading day immediately preceding the Closing Date.

     3.5 Stock Options. (a) Each of the Company's stock option plans (the "Option Plans"), each of which is set forth in Section 5.2 of the Company Disclosure Schedule (as defined in Article V), and each option to acquire shares of Company Stock outstanding thereunder or otherwise outstanding immediately prior to the Effective Time, whether vested or unvested (each, an "Option" and collectively, the "Options"), shall be assumed by Parent at the Effective Time, and each such Option shall become an option to purchase a number of shares of Parent Common Stock (a "Substitute Option") equal to the number of shares of Company Stock subject to such Option multiplied by the Exchange Ratio (rounded down to the nearest whole share). The per share exercise price for each Substitute Option shall be the current exercise price per share of Company Stock divided by the Exchange Ratio (rounded up to the nearest full cent), and each Substitute Option otherwise shall be subject to all of the other terms and conditions of the original option to which it relates, including, without limitation, the provisions therein with respect to vesting and forfeiture. Prior to the Effective Time, the Company shall take such additional actions as are necessary under applicable law and the applicable agreements and Option Plans to ensure that each outstanding Option shall, from and after the Effective Time, represent only the right to purchase, upon exercise, shares of Parent Common Stock. It is the intention of the parties that, to the extent that any Option constitutes an "incentive stock option" (within the meaning of Section 422 of the Code) immediately prior to the Effective Time, that the Substitute Option relating thereto shall also qualify as an incentive stock option, and that the assumption by Parent of such Option and the substitution of a Substitute Option therefor as provided by this Section 3.5(a) will satisfy each of the conditions of Section 422(a) of the Code with respect to such continued qualification.

     (b) As soon as practicable after the Effective Time, Parent shall cause to be included under a registration statement on Form S-8 of Parent all shares of Parent Common Stock which are subject to

Substitute Options, and shall maintain the effectiveness of such registration statement until all Substitute Options have been exercised, expired or forfeited.

     3.6 Stockholders' Meeting. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval by the holders of a majority of the shares of Company Stock outstanding and entitled to vote thereon of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval, and the Company shall take all lawful action to solicit such approval, including, without limitation, timely and promptly mailing the Proxy Statement/Prospectus (as defined in Section 8.2); provided, however, that such recommendation is subject to Section 8.9.

     3.7 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall be made thereafter. In the event that Certificates are presented to the Surviving Corporation or Parent after the Effective Time, they shall be canceled and exchanged for Parent Common Stock and/or cash as provided in Sections 3.1(b) and 3.4.

     3.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Carter, Ledyard & Milburn, 2 Wall Street, New York, New York 10005, at 9:00 a.m. local time on the day which is not more than one business day after the day on which the last of the conditions set forth in Article IX (other than those that can be fulfilled only at the Effective Time) is fulfilled or waived or at such other time and place as Parent and the Company shall agree in writing.

     3.9 Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other taxes and any other fees and similar taxes which become payable in connection with the Merger other than transfer or stamp taxes payable in respect of transfers pursuant to the fourth sentence of Section 3.3 (collectively, "Transfer Taxes"). From and after the Effective Time, Parent shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Company Stock, all Transfer Taxes.

                                      IV.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent represents and warrants to the Company as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified (with references to the appropriate Section and, if applicable, subsection being qualified) on a disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Company prior to execution of this Agreement):

     4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Parent Material Adverse Effect. For the purposes of this Agreement, a "Parent Material Adverse Effect" means any material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of Parent and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions. Complete and correct copies as of the date hereof of the Certificate of Incorporation and Bylaws of Parent have been delivered to the Company as part of the Parent Disclosure Schedule.

     4.2 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock, and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Parent Preferred Stock"), of which 11,691 shares are designated as Series A Preferred Stock ("Series A Preferred Stock"). As of December 31, 1997, the issued and outstanding capital stock of Parent consisted solely of 31,177,084 shares of Parent Common Stock and 11,691 shares of Series A Preferred Stock, all of which were validly issued and outstanding, fully paid, and nonassessable. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which Parent's stockholders may vote. As of December 31, 1997, there are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating Parent to issue, deliver or sell shares of its capital stock or debt securities, or obligating Parent to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, other than as identified in Section 4.2 of the Parent Disclosure Schedule. Section 4.2 of the Parent Disclosure Schedule sets forth the name of each optionee, the number of options held by such optionee and the exercise price for such options under the Parent Stock Plans (as defined below). Since December 31, 1997, Parent has not issued any shares of its capital stock except shares of Parent Common Stock issued under, or issued upon exercise of options granted under, Parent's stock option, restricted stock and stock purchase plans described in Section 4.2 of the Parent Disclosure Schedule (the "Parent Stock Plans"). Notwithstanding the foregoing, the Company acknowledges that, after the date hereof and prior to the Closing, Parent may authorize and issue additional capital stock as consideration for any acquisition of a business or assets if (i) the acquired business or assets are primarily engaged in a business currently conducted by Parent or one or more of its subsidiaries and (ii) with respect to each such acquisition, none of the conditions specified in the definition of "significant subsidiary" in Rule 1-02(w) of Regulation S-X (17 CFR 210) exceeds 50% (any such acquisition being referred to as a "Permitted Acquisition"). All of the shares of Parent Common Stock issuable in exchange for Company Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and shall be delivered free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever.

     4.3 Subsidiaries. Each subsidiary of Parent is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such subsidiary) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of Parent is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, when taken together with all such failures, has not had, and would not have, a Parent Material Adverse Effect. Section 4.3 of the Parent Disclosure Schedule contains, with respect to each subsidiary of Parent, its name and jurisdiction of organization and, with respect to each subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by Parent or a subsidiary, in each case as of the date of this Agreement. All the outstanding shares of capital stock or share capital of each subsidiary of Parent are validly issued, fully paid and nonassessable, and except as set forth in Section 4.3 of the Parent Disclosure Schedule, those owned by Parent or by a subsidiary of Parent as of the date of this Agreement are owned free and clear of any liens, claims or encumbrances. Except as described in Section 4.3 of the Parent Disclosure Schedule, as of the date of this Agreement, there are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of Parent. Except as set forth in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, any Parent SEC Report (as hereinafter defined) filed subsequent to such date and prior to the date hereof, or in Section 4.3 of the Parent Disclosure Schedule, and except for Permitted Acquisitions after the date hereof, Parent does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

     4.4 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors. This Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. Except as described in Section 4.4 of the Parent Disclosure Schedule, Parent is not subject to or obligated under (i) any charter or bylaw provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a benefit, by its executing and carrying out this Agreement, other than the laws and regulations referred to in the next sentence. Except as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), similar pre-acquisition notification or approval requirements applicable to the Company's foreign operations (the "Foreign Acts"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign and including European Union, national, regional, state, provincial and municipal authorities (each, a "Governmental Entity"), is necessary for the consummation by Parent of the Merger or the other transactions contemplated by this Agreement.

     4.5 Reports and Financial Statements. Parent has previously furnished the Company with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1996, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995, and (iv) all other reports or registration statements filed by Parent with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans, shelf registration statements on Form S-3 filed on behalf of selling stockholders and annual reports on Form 11-K with respect to such plans, which are all the documents that Parent was required to file with the Commission since that date (the documents in clauses (i) through (iv) being referred to herein collectively as the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent SEC Reports. As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of Parent included in the Parent SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Parent SEC Reports:
(i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments, any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; (ii) present fairly, in all material respects, the financial position of Parent and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended; and (iii) are in all material respects in accordance with the books of account and records of Parent and its subsidiaries. As of September 30, 1997, there was no basis for any claim or liability of any nature against Parent or its subsidiaries, whether absolute, accrued, contingent or otherwise, which, alone or in the aggregate, has had, or would have, a Parent Material Adverse Effect, other than as reflected in the Parent SEC Reports.

     4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or as set forth in
Section 4.6 of the Parent Disclosure Schedule, since

September 30, 1997, Parent and its subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would have, a Parent Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would have, a Parent Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the Parent Common Stock; (iv) any material change in Parent's accounting principles, practices or methods; (v) any reclassification of the Parent Common Stock or the issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of Parent Common Stock; (vi) any grant or amendment of the terms of any option to purchase shares of Parent Common Stock other than pursuant to the Parent Stock Plans or in connection with a Permitted Acquisition; or (vi) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     4.7 Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to Parent's knowledge, threatened against Parent or any of its subsidiaries which, alone or in the aggregate, has had or would have, a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which, alone or in the aggregate, has had, or would have, any such Parent Material Adverse Effect. For purposes of this Agreement, the phrases "Parent's knowledge," and "to the knowledge of Parent" and other phrases of like import shall mean the actual knowledge of any executive officer of Parent.

     4.8 Employee Benefit Plans. (a) Section 4.8 of the Parent Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in
Section 3(3) of ERISA, and all other employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Parent, any subsidiary of Parent or any Parent ERISA Affiliate (as defined below) or to which Parent, any subsidiary of Parent or any Parent ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of Parent, any subsidiary of Parent or any Parent ERISA Affiliate (the "Parent Employee Benefit Plans"); provided that Parent will have no obligation to add any Parent Employee Benefit Plans assumed or acquired by Parent or any of its subsidiaries after the date hereof as a result of any Permitted Acquisition (an "Acquired Plan") to Section 4.8 of the Parent Disclosure Schedule.

     (b) Except as set forth in Section 4.8 of the Parent Disclosure Schedule and except for Acquired Plans, none of the Parent Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and since December 31, 1995, neither Parent nor any Parent ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan. With respect to any Multiemployer Plan that Parent or any Parent ERISA Affiliate are required or have been required in the past to contribute to:

          (i) Parent and each Parent ERISA Affiliate has or will have, as of the Closing Date, made all contributions to the Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement;

          (ii) neither Parent nor the Company would be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, Parent or any Parent ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from the Multiemployer Plan; and

          (iii) Parent has made available to Company current, accurate, and complete copies of the Multiemployer Plan and of all collective bargaining agreements requiring contributions to be made to such Multiemployer Plan.

     (c) Except as set forth in Section 4.8 of the Parent Disclosure Schedule, Parent does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment, and Parent has never represented, promised or contracted (whether in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

     (d) Except as set forth in Section 4.8 of the Parent Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director. The only severance agreements or severance policies applicable to Parent or its subsidiaries in the event of a change of control of Parent are the agreements and policies specifically referred to in Section 4.8 of the Parent Disclosure Schedule.

     (e) Each Parent Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service (the "IRS"), and, to Parent's knowledge, nothing has occurred with respect to the operation or organization of any such Parent Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code. With respect to any Parent Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, (i) Parent has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) Parent has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

     (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Parent Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) Parent has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to Parent's knowledge, threatened, in connection with the Parent Employee Benefit Plans,
(iv) the Parent Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and (v) except as set forth in Section
4.8 of the Parent Disclosure Statement, each Parent Employee Benefit Plan could be terminated as of the Closing Date with no liability to Parent, Company or any Parent ERISA Affiliate.

     (g) To Parent's knowledge, neither Parent nor any Parent ERISA Affiliate, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject Parent or any Parent ERISA Affiliate to any taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject Parent or any Parent ERISA Affiliate to any excise tax, penalty tax or fine related to any Parent Employee Benefit Plans.

     (h) With respect to each Parent Employee Benefit Plan, Parent has furnished or made available to the Company true, correct and complete copies of (i) the plan documents and summary plan descriptions; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports to be filed for the three most recent plan years of each such plan; (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (v) all other documents, records or other materials related thereto reasonably requested by the Company.

     For purposes of this Agreement, "Parent ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with Parent within the meanings of Sections 414 (b), (c) or (m) of the Code, or required to be aggregated with Parent under Section 414(o) of the Code, or is under "common control" with Parent, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     4.9 Financial Advisor. Except for Donaldson, Lufkin & Jenrette Securities Corp. ("DLJ"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has previously delivered to the Company a copy of the engagement letter executed on December 12, 1997 between Parent and DLJ. In addition to any such fee and commission arrangements, Parent has previously delivered to the Company a good faith estimate of all additional fees, costs and expenses to be incurred by Parent and its subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement (but not including any estimate of legal or accounting fees, costs and expenses).

     4.10 Compliance with Applicable Laws. Parent and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not have, a Parent Material Adverse Effect (the "Parent Permits"). Parent and each of its subsidiaries is in compliance with the terms of the Parent Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not have, a Parent Material Adverse Effect. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, the businesses of Parent and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, alone or in the aggregate, have not had, and would not have, a Parent Material Adverse Effect. To Parent's knowledge, during the past five years, none of Parent's or any of its subsidiaries' officers, employees or agents, nor any other person acting on behalf of any of them or Parent or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act.

     4.11 Taxes. Except to the extent that the inaccuracy of any of the succeeding representations has not had, or would not have, a Parent Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to Parent and each of its subsidiaries have been filed; (ii) neither Parent nor any of its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed; (iii) Parent and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iv) Parent and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;
(v) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Parent or any of its subsidiaries for any taxable period; (vi) no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is pending or, to Parent's knowledge, threatened in regard to any Taxes due from or with respect to Parent or any of its subsidiaries or any Tax Return filed by or with respect to Parent or any of its subsidiaries; (vii) no claim has been made by a taxing authority in a jurisdiction in which Parent does not file Tax Returns that Parent is required to file Tax Returns in such jurisdiction, and, to Parent's knowledge, no taxing authority could reasonably make such a claim; (viii) no assessment of any deficiency for Taxes is proposed against Parent or any of its subsidiaries or any of their assets; (ix) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Parent; (x) Parent has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under state, local or foreign income tax law) other than one of which Parent was the common parent; (xi) Parent has no obligation or liability for the payment of Taxes of any other person arising as a result of any obligation to indemnify another person or as a result of Parent assuming or succeeding to the tax liability of any other person as a successor, transferee or otherwise; (xii) Parent will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) a change in method of accounting for a taxable period ending prior to the Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time, (C) any sale reported on the installment method that occurred prior to the Effective Time or (D) any prepaid amount received prior to the Effective Time; (xiii) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements contained in the Parent SEC Reports; and (xiv) there has been no "ownership change" as described in Section 382 of the Code that has resulted in any limitation on the Parent's ability to offset pre-change losses against its taxable income. "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities, including without limitation (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government; and
(b) any interest, fines, penalties, assessments, or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

     4.12 Certain Agreements. Neither Parent nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license, concession or other agreement, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would have, a Parent Material Adverse Effect.

     4.13 Tax and Accounting Matters. To Parent's knowledge, Parent has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     4.14 Relationship with Customers and Suppliers. Parent has made available to the Company a list of (i) the ten largest customers of Parent and its subsidiaries taken as a whole as determined by the dollar volume of sales for the year ended December 31, 1996 and for the nine months ended September 30, 1997, together with such sales volumes and (ii) the ten largest suppliers of Parent and its subsidiaries taken as a whole as determined by the dollar volume of purchases for the year ended December 31, 1996 and for the nine months ended September 30, 1997, together with such purchase volumes. In the last 12 months, no such supplier or customer of Parent or its subsidiaries has notified Parent or its subsidiaries that it has canceled or otherwise terminated, or, to Parent's knowledge, threatened to cancel or otherwise terminate, its relationship with Parent or any of its subsidiaries, and, to Parent's knowledge, there has not been any material dispute with any such customer or supplier.

     4.15 Intellectual Property. (a) Parent has made available to the Company a list of the following (collectively, the "Parent Intellectual Property"): (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to Parent or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by Parent and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of Parent and its subsidiaries taken as a whole; and
(ii) each agreement relating to Parent Intellectual Property or any technology, know-how or processes that Parent or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of Parent and its subsidiaries taken as a whole.

     (b) Parent and its subsidiaries own the Parent Intellectual Property, or have the right to use the same without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have, either alone or in the aggregate, a Parent Material Adverse Effect. No consent of third parties will be required for the use of the Parent Intellectual Property after the Effective Time, except where the failure to obtain such consent would not have, either alone or in the aggregate, a Parent Material Adverse Effect. No claim has been asserted by any person against Parent or any of its subsidiaries regarding the ownership of or the right to use any Parent Intellectual Property or challenging the rights of Parent or any of its subsidiaries with respect to any of the Parent Intellectual Property which, if adversely determined, would have, either alone or in the aggregate, a Parent Material Adverse Effect.

     (c) To Parent's knowledge, no person or entity has asserted any claim that any product, activity or operation of Parent or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had, or would not have, either alone or in the aggregate, a Parent Material Adverse Effect; and no proceedings have been instituted, are pending or, to Parent's knowledge, are threatened which challenge the rights of Parent or any of its subsidiaries with respect thereto, which, if adversely determined, would have, either alone or in the aggregate, a Parent Material Adverse Effect.

                                       V.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows (such representations and warranties (as well as other provisions of this Agreement) are qualified by the matters identified (with references to the appropriate Section and, if applicable, subsection being qualified) on a disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to execution of this Agreement):

     5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, alone or in the aggregate, have a Company Material Adverse Effect. For the purposes of this Agreement, a "Company Material Adverse Effect" means a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or results of operations of the Company and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions. Complete and correct copies as of the date hereof of the Certificate of Incorporation and Bylaws of the Company have been delivered to Parent as part of the Company Disclosure Schedule.

     5.2 Capitalization. The authorized stock of the Company consists of 20,000,000 shares of Company Stock, 250,000 shares of first preferred stock, par value $25.00 per share, and 1,535 shares of second preferred stock, par value $100.00 per share. As of December 31, 1997, the issued and outstanding capital stock of the Company consisted solely of 3,217,355 shares of Company Stock, all of which were validly issued and outstanding, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote. There are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment, other than as identified in Section 5.2 of the Company Disclosure Schedule. Section 5.2 of the Company Disclosure Schedule sets forth the name of each optionee, the number of Options held by such optionee and the exercise price for such Options under the Option Plans. Since December 31, 1997, the Company has not issued any shares of its capital stock except shares of Company Stock issued upon exercise of Options. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).

     5.3 Subsidiaries. Each subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (except where the failure to be validly existing and in good standing would not be material to the business of such subsidiary) and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, when taken together with all such failures, has not had, and would not have, a Company Material Adverse Effect. Section 5.3 of the Company Disclosure Schedule contains, with respect to each subsidiary of the Company, its name and jurisdiction of organization and, with respect to each subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by the Company or a subsidiary. Except as described in Section 5.3 of the Company Disclosure Schedule, all the outstanding shares of capital stock or share capital of each subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. Except as described in Section 5.3 of the Company Disclosure Schedule, there are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 or any Company SEC Report (as hereinafter defined) filed subsequent to such date and prior to the date hereof, or as set forth in
Section 5.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

     5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. Except for the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the shares of Company Stock outstanding and entitled to vote thereon as described in Section 3.6, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. Except as described in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under
(i) any charter or bylaw provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a benefit, by its executing and carrying out this Agreement, other than the laws and regulations referred to in the next sentence. Except as required by the HSR Act, the Foreign Acts, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated by this Agreement.

     5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and December 31, 1996, as filed with the Commission, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, as filed with the Commission,
(iii) proxy statements related to all meetings of its stockholders (whether annual or special) since December 31, 1995 and (iv) all other reports or registration statements filed by the Company with the Commission since December 31, 1995, except for preliminary material (in the case of clauses (iii) and (iv) above) and except for registration statements on Form S-8 relating to employee benefit plans and annual reports on Form 11-K with respect to such plans, which are all the documents that the Company was required to file with the Commission since that date (the documents in clauses
(i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; (ii) present fairly, in all material respects, the financial position of the Company and its subsidiaries, as at the dates thereof and the results of their operations and cash flows for the periods then ended; and (iii) are in all material respects in accordance with the books of account and records of the Company and its subsidiaries. As of September 30, 1997, there was no basis for any claim or liability of any nature against the Company or any of its subsidiaries, whether absolute, accrued, contingent or otherwise, which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect, other than as reflected in the Company SEC Reports.

     5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.6 of the Company Disclosure Schedule, since September 30, 1997, the Company and its subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would have, a Company Material Adverse Effect;
(iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of the Company or any of its subsidiaries (other than dividends or distributions between the Company and its wholly owned subsidiaries); (iv) any material change in the Company's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of the Company's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's stock; (vii) any grant or amendment of the terms of any option to purchase shares of stock of the Company other than pursuant to the Option Plans; (viii) any granting by the Company or any of its subsidiaries to any director, officer or employee of the Company or any of its subsidiaries of (A) any increase in compensation (other than in the case of employees in the ordinary course of business consistent with past practice), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits; (ix) any entry by the Company or any of its subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its subsidiaries; or
(x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

     5.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries which, alone or in the aggregate, has had or would have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, alone or in the aggregate, has had, or would have, any such Company Material Adverse Effect. For purposes of this Agreement, the phrases "the Company's knowledge" and "knowledge of the Company" and other phrases of like import shall mean the actual knowledge of any executive officer of the Company.

     5.8 Employee Benefit Plans. (a) Section 5.8(a) of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in
Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company, any subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

     (b) Except as set forth in Section 5.8(b) of the Company Disclosure Schedule, none of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and since December 31, 1995, neither the Company nor any Company ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan. With respect to any Multiemployer Plan that the Company or any Company ERISA Affiliate are required or have been required in the past to contribute to:

          (i) the Company and each Company ERISA Affiliate has or will have, as of the Closing Date, made all contributions to the Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement;

          (ii) neither the Company nor Parent would be subject to any material withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the Closing Date, the Company or any Company ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from the Multiemployer Plan; and

          (iii) the Company has made available to Parent current, accurate, and complete copies of the Multiemployer Plan and of all collective bargaining agreements requiring contributions to be made to such Multiemployer Plan.

     (c) Except as set forth in Section 5.8(c) of the Company Disclosure Schedule, the Company does not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

     (d) Except as set forth in Section 5.8(d) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director. The only severance agreements or severance policies applicable to the Company or its subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 5.8 of the Company Disclosure Schedule.

     (e) Each Company Employee Benefit Plan that is intended to qualify under
Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA,
(i) the Company has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) the Company has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code, (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

     (f)(i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and (v) except as set forth in Section 4.8 of the Company Disclosure Statement, each Company Employee Benefit Plan could be terminated as of the Closing Date with no liability to the Company, Parent or any Company ERISA Affiliate.

     (g) To the Company's knowledge, neither the Company nor any Company ERISA Affiliate, has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject the Company or any Company ERISA Affiliate to any taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject the Company or any Company ERISA Affiliate to any excise tax, penalty tax or fine related to any Company Employee Benefit Plans.

     (h) With respect to each Company Employee Benefit Plan, the Company has furnished or made available to Parent true, correct and complete copies of the following (to the extent applicable): (i) the plan documents and summary plan descriptions; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports to be filed for the three most recent plan years of each such plan; (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and
(v) all other documents, records or other materials related thereto reasonably requested by Parent.

     (i) Each Company Employee Benefit Plan covering any employee residing or working outside the United States or sponsored or maintained by a foreign subsidiary of the Company (i) complies in all material respects with applicable law; and (ii) could be terminated on the Closing Date without any material liability to Parent, the Surviving Corporation or any subsidiary of the Company.

     For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414 (b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     5.9 Company Action. The Board of Directors of the Company (at a meeting duly called and held) has by the unanimous vote of all directors present (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (b) approved the Merger in accordance with the provisions of Section 251 of the DGCL, and (c) recommended the approval of this Agreement and the Merger by the holders of the Company Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the meeting of stockholders contemplated by Section 3.6.

     5.10 Financial Advisors. The Company has received the opinion of Societe Generale Securities Corporation to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Stock. Except for Societe Generale Securities Corporation and DLJ, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the

Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has previously delivered to Parent a copy of the engagement letter executed on December 17, 1997, between the Company and Societe Generale Securities Corporation and a copy of the engagement letter executed on December 1, 1997 between the Company and DLJ. In addition to any such fee and commission arrangements, the Company has previously delivered to Parent a good faith estimate of all additional fees, costs, and expenses to be incurred by the Company and its subsidiaries in connection with this Agreement (but not including any estimate of legal or accounting fees, costs and expenses).

     5.11 Compliance with Applicable Laws. The Company and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business, except for such permits, licenses, variances, exemptions, orders and approvals the failure to hold which, alone or in the aggregate, has not had, and would not have a Company Material Adverse Effect (the "Company Permits"). The Company and each of its subsidiaries is in compliance with the terms of the Company Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not have, a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of the Company and its subsidiaries are not being conducted in violation of any law (including, with respect to the operations of the Company's foreign subsidiaries, any "social law" as defined below), ordinance or regulation of any Governmental Entity, except for possible violations which alone or in the aggregate have not had, and would not have, a Company Material Adverse Effect. To the Company's knowledge, during the past five years, none of the Company's or any of its subsidiaries' officers, employees or agents, nor any other person acting on behalf of any of them or the Company or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any law, ordinance or regulation of any Governmental Entity, including, without limitation, the Foreign Corrupt Practices Act. "Social law" means any European Union, national, regional, state, provincial and municipal laws, regulations, ordinances and decisions and any collective bargaining agreements agreed on any level, affecting the employment of labor, including but not limited to social security, wages, hours, discrimination, plant closing notices, working conditions, health and safety in the work place, works council information and consultation of the work force, the organization of participation by the work force, internal regulations, maternity and sickness leave, etc.

     5.12 Taxes. Except to the extent that the inaccuracy of any of the succeeding representations has not had, or would not have, a Company Material Adverse Effect: (i) all Tax Returns required to be filed by or with respect to the Company and each of its subsidiaries have been filed; (ii) neither the Company nor any of its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed; (iii) the Company and each of its subsidiaries has paid all Taxes that are due from or with respect to it; (iv) the Company and each of its subsidiaries has withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (v) there are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its subsidiaries for any taxable period; (vi) no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority, or similar person is pending or, to the Company's knowledge, threatened in regard to any Taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by or with respect to the Company or any of its subsidiaries; (vii) no claim has been made by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is required to file Tax Returns in such jurisdiction, and, to the Company's knowledge, no taxing authority could reasonably make such a claim; (viii) no assessment of any deficiency for Taxes is proposed against the Company or any of its subsidiaries or any of their assets; (ix) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company; (x) the Company has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under state, local or foreign income tax law) other than one of which the Company was the common parent; (xi) the Company has no obligation or liability for the payment of Taxes of any other person arising as a result of any obligation to indemnify another person or as a result of the Company assuming or succeeding to the tax liability of any other person as a successor, transferee or otherwise; (xii) the Company will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) a change in method of accounting for a taxable period ending prior to the Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time, (C) any sale reported on the installment method that occurred prior to the Effective Time or (D) any prepaid amount received prior to the Effective Time; (xiv) all Taxes accrued but not yet due and all contingent liabilities for Taxes are adequately reflected in the reserves for Taxes in the financial statements contained in the Company SEC Reports; and (xv) except as described in Section 5.12 of the Company Disclosure Schedule, there has been no "ownership change" as described in Section 382 of the Code that has resulted in any limitation on the Company's ability to offset pre-change losses against its taxable income.

     5.13 Certain Agreements. Neither the Company nor any of its subsidiaries is in default (or would be in default with notice or lapse of time, or both) under any indenture, note, credit agreement, loan document, lease, license, concession or other agreement, whether or not such default has been waived, which default, alone or in the aggregate with other such defaults, has had, or would have, a Company Material Adverse Effect.

     5.14 Tax and Accounting Matters. To the Company's knowledge, the Company has not taken any action which would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

     5.15 Relationship with Customers and Suppliers. The Company has made available to Parent a list of (i) the ten largest customers of the Company and its subsidiaries taken as a whole as determined by the dollar volume of sales for the year ended December 31, 1996 and for the nine months ended September 30, 1997, together with such sales volumes and (ii) the ten largest suppliers of the Company and its subsidiaries taken as a whole as determined by the dollar volume of purchases for the year ended December 31, 1996 and for the nine months ended September 30, 1997, together with such purchase volumes. In the last 12 months, no such supplier or customer of the Company or its subsidiaries has notified the Company or its subsidiaries that it has canceled or otherwise terminated, or, to the Company's knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or any of its subsidiaries, and, to the Company's knowledge, there has not been any material dispute with any such customer.

     5.16 Intellectual Property. (a) The Company has made available to Parent a list of the following (collectively, the "Company Intellectual Property"): (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to the Company or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by the Company and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of the Company and its subsidiaries taken as a whole; and (ii) each agreement relating to Company Intellectual Property or any technology, know-how or processes that the Company or its subsidiaries is licensed or authorized to use, or which it licenses or authorizes others to use, that is material to the conduct of the business of the Company and its subsidiaries taken as a whole.

     (b) The Company and its subsidiaries own the Company Intellectual Property, or have the right to use the same without infringing or violating the rights of any third parties, except where such infringement or violation has not had, or would not have, either alone or in the aggregate, a Company Material Adverse Effect. No consent of third parties will be required for the use of the Company Intellectual Property after the Effective Time, except where the failure to obtain such consent would not have, either alone or in the aggregate, a Company Material Adverse Effect. No claim has been asserted by any person against the Company or any of its subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its subsidiaries with respect to any of the Company Intellectual Property which, if adversely determined, would have, either alone or in the aggregate, a Company Material Adverse Effect.

     (c) To the Company's knowledge, no person or entity has asserted any claim that any product, activity or operation of the Company or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity, except for such infringement which has not had, or would not have, either alone or in the aggregate, a Company Material Adverse Effect; and no proceedings have been instituted, are pending or, to the Company's knowledge, are threatened which challenge the rights of the Company or any of its subsidiaries with respect thereto, which, if adversely determined, would have, either alone or in the aggregate, a Company Material Adverse Effect.

     5.17  Minority Interests.

          (a) The Company has the right to purchase the entire minority interest in Plastic Containers, Inc. ("PCI"), thereby acquiring ownership of 100% of the outstanding capital stock of PCI, on the terms described in Section 5.17(a) of the Company Disclosure Schedule, and such right will continue at least until the date specified in such Section of the Company Disclosure Schedule and will not be affected by the completion of the Merger or the other transactions contemplated by this Agreement.

          (b) The Company has the right to purchase minority interests in Ferembal, S.A. ("Ferembal") to the extent and on the terms described in
     Section 5.17(b) of the Company Disclosure Schedule, and such right will continue at least until the date specified in such Section of the Company Disclosure Schedule and will not be affected by the completion of the Merger or the other transactions contemplated by this Agreement.

     5.18 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation to which the Company or its subsidiaries or operations is subject (a "Takeover Statute") is applicable to the transactions contemplated by this Agreement or the Inducement Agreement.

                                      VI.

                  REPRESENTATIONS AND WARRANTIES REGARDING SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

          6.1 Organization. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub has not engaged in any business since it was incorporated other than in connection with its organization and the transactions contemplated by this Agreement.

          6.2 Capitalization. The authorized capital stock of Sub consists of 10,000 shares of common stock, par value $.01 per share, of which 1,000 shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent or by a subsidiary of Parent free and clear of all liens, claims and encumbrances.

          6.3 Authority Relative to this Agreement. Sub has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and sole stockholder, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement and the transactions contemplated hereby. Except as disclosed in Section 4.3 of the Parent Disclosure Schedule or as required by the HSR Act, the Foreign Acts, the Securities Act, the Exchange Act and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Sub of the Merger or the transactions contemplated by this Agreement, other than filings, registrations, authorizations, consents or approvals the failure to make or obtain which would not prevent the consummation of the transactions contemplated hereby.

                                      VII.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     7.1 Conduct of Business by the Company Pending the Merger. After the date of this Agreement and prior to the Effective Time, unless Parent shall otherwise agree in writing or except as otherwise required by this Agreement:

          (i) the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and on-going businesses shall be unimpaired at the Effective Time;

          (ii) the Company shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and their books, accounts and records in the usual manner consistent with past practice; (B) comply in all material respects with all laws (including "social laws"), ordinances and regulations of Governmental Entities applicable to the Company and its subsidiaries; (C) maintain and keep their material properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform in all material respects their obligations under all material contracts and commitments to which any of them is a party or by which any of them is bound;

          (iii) the Company shall not and shall not propose or agree to (A) sell or pledge or agree to sell or pledge any capital stock owned by it in any of its subsidiaries or owned by any of its subsidiaries, (B) amend its Certificate of Incorporation or Bylaws, (C) split, combine or reclassify its outstanding stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of stock of the Company, or declare, set aside, authorize or pay any dividend or other distribution payable in cash, stock or property, or (D) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company stock;

          (iv) the Company shall not, nor shall it permit any of its subsidiaries to, (A) issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its respective stock of any class, any indebtedness having the right to vote on any matter on which the Company's stockholders may vote or any option, rights or warrants to acquire, or securities convertible into, exercisable for or exchangeable for, shares of stock other than (1) issuances, deliveries or sales of Company Stock pursuant to obligations outstanding as of the date of this Agreement under the Option Plans and (2) issuances of Company Stock to directors of the Company in lieu of cash directors' fees in the ordinary course of business and consistent with past practice; (B) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business; (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; (E) incur any material transaction fees, costs or expenses in addition to those disclosed or referenced pursuant to
     Section 5.10; or (F) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

          (v) the Company shall not, nor shall it permit any of its subsidiaries to, except as required to comply with applicable law and except as provided in Section 8.5 hereof, enter into any new (or amend any existing) Company Employee Benefit Plan or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of current or former directors, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any director, officer or employee, except in any of the foregoing cases in accordance with pre-existing contractual provisions or in the ordinary course of business consistent with past practice;

          (vi) the Company shall not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code; and

          (vii) the Company shall not, nor shall it permit any of its subsidiaries to, amend, modify, terminate, waive or permit to lapse any material right of first refusal, preferential right, right of first offer, or any other material right of the Company or any of its subsidiaries, except in the ordinary course of business.

     7.2 Conduct of Business by Parent Pending the Merger. After the date of this Agreement and prior to the Effective Time, unless the Company shall otherwise agree in writing or except as otherwise required by this Agreement:

          (i) Parent shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall, and shall cause its subsidiaries to, use their reasonable efforts to preserve intact their present business organizations and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time;

          (ii) Parent shall, and shall cause its subsidiaries to, (A) maintain insurance coverages and their books, accounts and records in the usual manner consistent with past practice; (B) comply in all material respects with all laws, ordinances and regulations of Governmental Entities applicable to Parent and its subsidiaries; (C) maintain and keep their material properties and equipment in good repair, working order and condition, ordinary wear and tear expected; and (D) perform in all material respects their obligations under all material contracts and commitments to which any of them is a party or by which any of them is bound;

          (iii) Parent shall not and shall not agree to combine or reclassify the Parent Common Stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of Parent Common Stock, or declare, set aside, authorize or pay any dividend or other distribution in respect of the Parent Common Stock payable in cash, stock or property, except (in each case) for a stock split effected as a stock dividend, as a result of which the Exchange Ratio would be appropriately adjusted pursuant to Section 3.1(c);

          (iv) except in connection with any Permitted Acquisition, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; and

          (v) Parent shall use its best efforts to not, nor shall it permit any of its subsidiaries to, take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

     7.3 Conduct of Business of Sub. During the period from the date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                     VIII.

                             ADDITIONAL AGREEMENTS

     8.1 Access and Information. Each of the Company and Parent and their respective subsidiaries shall afford to the other and to the other's accountants, counsel and other representatives reasonable access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel, subject to existing confidentiality obligations, and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as the other may reasonably request. Each of the Company and Parent shall hold, and shall cause their and their respective subsidiaries, respective employees, agents and representatives to hold, in confidence all such information in accordance with the terms of the Non-Disclosure Agreement dated as of November 20, 1997 between Parent and the Company (the "Non-Disclosure Agreement").

     8.2 Registration Statement/Proxy Statement. Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the Commission as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Merger, portions of which Registration Statement shall also serve as the proxy statement of the Company with respect to the meeting of stockholders of the Company contemplated by Section 3.6 (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the Commission as promptly as practicable after the filing thereof (including without limitation, responding to any comments received from the Commission with respect thereto) and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall, as promptly as practicable, provide to the other copies of any written comments received from the Commission with respect to the Proxy Statement/Prospectus or the Form S-4 and advise the other of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the Commission. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by the Merger Agreement and will pay all expenses incident thereto. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company contemplated by Section 3.6, or (ii) in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement/Prospectus (i) in the case of the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company contemplated by Section 3.6, or, (ii) in the case of the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent will be deemed to have been supplied by Parent and information concerning or related to the Company shall be deemed to have been supplied by the Company. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

     8.3 Compliance with the Securities Act. At least 30 days prior to the Effective Time, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for the Company's special meeting of stockholders, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company shall use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B (an "Affiliate Letter"). Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of the Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

     8.4 Stock Exchange Listing. Parent shall use its best efforts to list on the NYSE, upon official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger.

     8.5 Employee Matters. As of the Effective Time, the employees of the Company and each subsidiary shall continue employment with the Surviving Corporation and the subsidiaries, respectively, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation and the subsidiaries shall not be obligated to continue any employment relationship with any employee for any specific period of time. Except with respect to the Option Plans to be assumed by the Parent as provided by Section 3.5(a) hereto, as of the Effective Time, the Surviving Corporation shall be the sponsor of the Company Employee Benefit Plans sponsored by the Company immediately prior to the Effective Time, and Parent shall cause the Surviving Corporation and the subsidiaries to satisfy all existing obligations and liabilities under such Company Employee Benefit Plans; provided, however, that, except as hereafter provided in this Section 8.5 or in the Company Disclosure Schedule, nothing contained in this Agreement shall limit or restrict the Surviving Corporation's right on or after the Effective Time to amend, modify or terminate any of the Company Employee Benefit Plans. To the extent any employee benefit plan, program or policy of Parent, the Surviving Corporation, or their affiliates is made available to any person who is an employee of the Company or any of its subsidiaries immediately prior to the Effective Time: (i) continuous service with the Company and the subsidiaries by any employee prior to the Effective Time shall be credited for eligibility and vesting purposes and for purposes of qualifying for any additional benefits tied to periods of service (such as higher rates of matching contributions and eligibility for early retirement) under such plan, program or policy, but not for benefit accrual purposes (except for disability, vacation and severance plans and any Company Employee Benefit Plans, with respect to which service with the Company and the subsidiaries shall be credited for benefit accrual purposes); and (ii) with respect to any welfare benefit plans to which such employees may become eligible, Parent shall cause such plans to provide credit for any co-payments or deductibles by such employees during the current plan year of the Surviving Corporation and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company and the subsidiaries for their employees prior to the Effective Time.

     8.6 Indemnification. (a) From and after the Effective Date, the Surviving Corporation and Parent shall indemnify, defend and hold harmless the officers, directors and employees of the Company and its subsidiaries who were such at any time prior to the Effective Time (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law, and the Indemnified Parties shall be advanced expenses subject to a customary reimbursement agreement. All rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's Certificate of Incorporation or Bylaws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect thereafter. The Surviving Corporation shall maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring on or prior to the Effective Time; provided, however, that the Surviving Corporation or Parent may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are not materially less advantageous to the Indemnified Parties; and provided, further, that the Surviving Corporation (or Parent, if it shall substitute policies) shall not be required in order to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by the Company for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond to the same.

     8.7 HSR Act and Foreign Acts. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act and the Foreign Acts in connection with the Merger and the transactions contemplated hereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") or any other applicable Governmental Entities for additional information or documentation. Notwithstanding the foregoing or any other provision of this Agreement, Parent shall have no obligation to comply with any request or requirement imposed by the FTC, the DOJ or any such other Governmental Entity in connection with the HSR Act or any Foreign Act, including without limitation any request or requirement (i) to disclose confidential information about Parent or its affiliates; (ii) to dispose of any assets or operations of Parent or its affiliates; or (iii) to comply with any restriction on the manner in which Parent or its affiliates conduct their operations.

     8.8 Additional Agreements. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

     (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, the Company and the Surviving Corporation shall take all such necessary action.

     (c) Following the Effective Time, Parent shall file all Tax Returns of Parent and the Company on the basis that the Merger qualifies as a "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code and shall take no action which is inconsistent with or contrary to such classification of the Merger for Tax purposes.

     8.9 No Shop. (a) The Company agrees (i) that neither it nor any of its subsidiaries shall, and each of them shall direct and use their best efforts to cause their officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Alternative Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) that it will notify Parent with reasonable promptness if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company or any of its subsidiaries and disclose to Parent the material substance thereof.

     (b) Notwithstanding the foregoing, if the Company receives a written proposal, which the Board of Directors of the Company, in the exercise of its reasonable judgment, believes is likely to result in an Alternative Proposal, and such written proposal was not solicited by the Company and did not result from a breach of this Section 8.9 (an "Unsolicited Proposal"), the Company may directly or indirectly furnish information and access to, and may participate in discussions and negotiate with, the person or entity that has submitted such Unsolicited Proposal, but only if (i) the Board of Directors of the Company reasonably concludes that (A) all holders of Company Stock would receive Superior Consideration (as defined below) if the Alternative Proposal is accepted and consummated, and (B) the proposed acquiror has the legal ability (including, without limitation, under antitrust laws) to complete such acquisition on a timely basis, and (C) such Alternative Proposal is not subject to a financing contingency, and (ii) the Board of Directors of the Company, following consultation with and considering the advice of its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action would constitute a breach of such Board of Directors' fiduciary duties to the Company's stockholders imposed by law. For purposes of this Agreement, "Superior Consideration" means consideration consisting of cash and/or securities for all the shares of Company Stock then outstanding or for all or substantially all the assets of the Company that the Company's Board of Directors determines in its good faith judgment (having received the advice of a financial advisor of nationally recognized reputation) to be more favorable to holders of the Company Stock than the Merger.

     (c) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Alternative Proposal, unless (A) as a result of actions taken in compliance with Section 8.9(b), the Company has received an Unsolicited Proposal concerning an Alternative Proposal that meets the requirements set forth in clauses (A), (B) and (C) of the preceding paragraph, and (B) the Board of Directors of the Company, following consultation with and considering the advice of its independent legal counsel relating thereto, determines in its good faith judgment that failing to take such action would constitute a breach of such Board of Directors' fiduciary duties to the Company's stockholders imposed by law, and (C) the Company has given Parent two business days' prior notice of such action specifying the material terms of such Unsolicited Proposal.

     (d) Nothing herein shall prevent the Board of Directors of the Company from taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided that the Board of Directors of the Company shall not recommend that the stockholders of the Company tender their shares in connection with any such tender offer unless such recommendation is permitted by Section 8.09(c).

     8.10 Advice of Changes; SEC Filings. The Company shall confer on a regular basis with Parent on operational matters. Parent and the Company shall promptly advise each other orally and in writing of any change or event that has had, or could have, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party with the SEC or any other Governmental Entity in connection with this Agreement and the transactions contemplated hereby other than any filing by the Company pursuant to the HSR Act or any Foreign Act.

     8.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby or by the Inducement Agreement, the Company's Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate the effects of any Takeover Statute on any of such transactions.

                                      IX.

                              CONDITIONS PRECEDENT

     9.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Stock, as provided in Section 3.6.

          (b) The waiting period and any other requirements applicable to the consummation of the Merger under the HSR Act and the Foreign Acts shall have expired or been terminated.

          (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the Commission and remain in effect and all necessary approvals under state securities laws relating to the issuance of the Parent Common Stock to be issued to stockholders of the Company in connection with the Merger shall have been obtained.

          (d) No preliminary or permanent injunction or other order by any federal or state court in the United States of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction lifted).

          (e) The Parent Common Stock to be issued to Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

     9.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

          (a) Parent and Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except (i) as expressly contemplated or permitted by this Agreement and (ii) with respect to representations and warranties of Parent and Sub that are not subject to a Parent Material Adverse Effect qualification, where the failure to be true and correct has not, and would not have, either alone or in the aggregate with all such failures, a Parent Material Adverse Effect. The Company shall have received a certificate of the President and Chief Executive Officer or a Vice President of each of Parent and Sub to that effect.

          (b) The Company shall have received an opinion substantially in the form attached hereto as Exhibit C-1, dated the date of Closing, from Carter, Ledyard & Milburn, based upon certificates from the Company substantially in the form attached hereto as Exhibit D-1 and from Parent substantially in the form attached hereto as Exhibit E-1 (and such other assumptions, certificates, and certifications as are customary or reasonably necessary in connection therewith), to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates as specified in the preceding sentence.

     9.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by Parent:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true in all material respects when made and on and as of the Effective Time as if made on and as of such date (except to the extent they relate to a particular date), except (i) as expressly contemplated or permitted by this Agreement and (ii) with respect to representations and warranties of the Company that are not subject to a Company Material Adverse Effect qualification, where the failure to be true and correct has not, and would not have, either alone or in the aggregate with all such failures, a Company Material Adverse Effect. Parent and Sub shall have received a certificate of the President and Chief Executive Officer or a Vice President of the Company to that effect.

          (b) Parent shall have received an opinion substantially in the form attached hereto as Exhibit C-2, dated the date of Closing, from Hughes & Luce, L.L.P., based upon certificates from the Company substantially in the form attached hereto as Exhibit D-2 and from Parent substantially in the form attached hereto as Exhibit E-2 (and such other assumptions, certificates, and certifications as are customary or reasonably necessary in connection therewith), to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may receive and rely upon representations of fact contained in certificates as specified in the preceding sentence.

                                       X.

                       TERMINATION, AMENDMENT AND WAIVER

     10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after approval by the stockholders of the Company, by the mutual consent of Parent and the Company.

     10.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by June 30, 1998, or (b) the approval of the Company's stockholders required by Section 3.6 shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, or (c) a court of competent jurisdiction or a Governmental Entity with authority over such matters shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (c) above shall have used all commercially reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger.

     10.3 Other Termination Rights. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders.

     (b) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of the Company, if, in compliance with Section 8.9(c), the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders.

     (c) This Agreement may be terminated and the Merger may be abandoned by the Company if the weighted average price of all transactions in Parent Common Stock on the New York Stock Exchange, as reported on the Bloomberg Financial Markets System (or an equivalent system), for the three trading days immediately prior to the Closing Date is less than $45 per share (as adjusted pursuant to Section 3.1(c), if applicable).

     (d) This Agreement may be terminated and the Merger may be abandoned by Parent at any time between April 29, 1998 and May 20, 1998, unless (i) the Company's right to purchase the minority interests in Ferembal, on the terms described in Schedule 5.17(b) of the Company Disclosure Schedule, has been extended until at least June 30, 1998 or (ii) the Company has purchased the minority interests in Ferembal on such terms.

     10.4 Effect of Termination and Abandonment. (a) In the event that (i) Parent shall have terminated this Agreement pursuant to Section 10.3(a) or (ii) the Company shall have terminated this Agreement pursuant to Section 10.3(b), then, in either such case, the Company shall, concurrently with such termination, pay Parent a fee of $7,000,000 (a "Termination Fee"), which amount shall be payable by wire transfer of same day funds, and shall promptly reimburse Parent for all substantiated out-of-pocket costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors (collectively, "Expenses"), up to an aggregate of $2,000,000. The Company acknowledges that the agreements contained in this
Section 10.4(a) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 10.4(a), and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the fee and expenses set forth in this Section 10.4(a), the Company shall pay to Parent its costs and expenses (including attorneys' fees) in connection with such suit.

     (b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article X, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
10.4 and Section 11.3 and except for the provisions of Sections 11.5, 11.6, 11.7, 11.8, 11.9, 11.10, 11.11, 11.12, 11.13 and 11.14. Moreover, in the event of termination of this Agreement pursuant to Section 10.2, nothing herein shall prejudice the ability of the non-breaching party from seeking damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

                                      XI.

                                 MISCELLANEOUS

     11.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement shall terminate at the Effective Time. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

     11.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given by delivery (and shall be deemed to have been duly given upon delivery) in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

     If to the Company:

        Continental Can Company, Inc.
        301 Merritt 7 Corporate Park
        P.O. Box 5410
        Norwalk, CT 06865
        Attention: Donald J. Bainton
        Telecopy No. (203) 750-5908

     With a copy to:

        Carter, Ledyard & Milburn
        2 Wall Street
        New York, NY 10005
        Attention: Vincent Monte-Sano, Esq.
        Telecopy No. (212) 732-3232

     If to Parent or Sub:

        Suiza Foods Corporation
        3811 Turtle Creek Boulevard
        Suite 1300
        Dallas, Texas 75219
        Attention: Gregg L. Engles
        Telecopy No.: (214) 528-9929

     With a copy to:

        Hughes & Luce, L.L.P.
        1717 Main Street, Suite 2800
        Dallas, Texas 75201
        Attention: William A. McCormack, Esq.
        Telecopy No.: (214) 939-6100

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

     11.3 Fees and Expenses. Whether or not the Merger is consummated, except as provided in Section 10.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the allocable share of Parent and Sub on the one hand and the Company on the other hand for all expenses related to printing, filing and mailing the Form S-4 and the Proxy Statement/Prospectus and all Commission and other regulatory filing fees (including those related to the HSR Act and the Foreign Acts) incurred in connection with the Form S-4 and the Proxy Statement/Prospectus shall be one-half each.

     11.4 Publicity. So long as this Agreement is in effect, Parent, Sub and the Company agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with the NYSE.

     11.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the third parties referenced in Sections 8.5 and 8.6 shall be third-party beneficiaries of Parent's agreement contained in such Sections.

     11.7 Entire Agreement. This Agreement, the Exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Non-Disclosure Agreement and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     11.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of the Company and Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

     11.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     11.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     11.13 Waivers. At any time prior to the Effective Time, the parties hereto, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.15 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                            SUIZA FOODS CORPORATION

                                            By:     /s/ GREGG L. ENGLES
                                              ----------------------------------
                                                       Gregg L. Engles,
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                            CC ACQUISITION CORPORATION

                                            By:     /s/ GREGG L. ENGLES
                                              ----------------------------------
                                                       Gregg L. Engles,
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                            CONTINENTAL CAN COMPANY, INC.

                                            By:    /s/ DONALD J. BAINTON
                                              ----------------------------------
                                                      Donald J. Bainton,
                                                    Chairman of the Board
                                                 and Chief Executive Officer

                                   PARENT DISCLOSURE SCHEDULE

Section 4.2.................................................  Capitalization
Section 4.3.................................................  Subsidiaries
Section 4.4.................................................  Authority
Section 4.6.................................................  Certain Changes or Events
Section 4.8.................................................  Employee Benefit Plans

                                  COMPANY DISCLOSURE SCHEDULE

Section 5.2.................................................  Capitalization
Section 5.3.................................................  Subsidiaries
Section 5.4.................................................  Authority
Section 5.6.................................................  Certain Changes or Events
Section 5.8.................................................  Employee Benefit Plans
Section 5.12................................................  Taxes
Section 5.17................................................  Minority Interests

                         [SOCIETE GENERALE LETTERHEAD]

                                                                      APPENDIX B

January 14, 1998

Board of Directors
Continental Can Company, Inc.
301 Merritt 7 Corporate Park
Norwalk, Connecticut 06856

Gentlemen:

     Continental Can Company, Inc. (the "Company"), Suiza Foods Corporation (the "Acquiror") and a wholly owned subsidiary of Acquiror (the "Sub") propose to enter into an Agreement and Plan of Merger (the "Agreement") which provides, among other things, for a merger (the "Merger") of Sub with and into the Company pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of common stock, par value $.25 per share (the "Company Shares"), of the Company will be converted into the right to receive 0.629 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $.01 per share (the "Acquiror Shares"). You have asked us to render our opinion as to the fairness of the Exchange Ratio pursuant to the Agreement from a financial point of view to the holders of the Company Shares other than the Acquiror and its affiliates.

     In arriving at our opinion, we have (i) reviewed certain publicly available business and financial information relating to the Company and the Acquiror,
(ii) reviewed certain financial and other information, including financial forecasts and analyses, of the Company, the Acquiror and certain subsidiaries of the Company prepared, or reviewed and confirmed, by their respective managements, (the "Financial Forecasts"); (iii) conducted discussions with members of senior management of the Company and the Acquiror concerning their respective businesses and prospects before and after giving effect to the Merger; (iv) reviewed the historical market prices and trading activity for the Company Shares and the Acquiror Shares; (v) compared the historical and projected results of operations of the Company and the Acquiror with those of certain companies which we deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant; (vii) reviewed a draft of the Agreement in the form provided to us and have assumed that the final form of the Agreement will not vary in any manner that is material to our analysis; and
(viii) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In preparing our opinion, we have with your consent assumed and relied upon the accuracy and completeness of all the financial and other information provided to, discussed with, or otherwise made available to us, or publicly available, and have not independently verified such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not conducted any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the Financial Forecasts, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgments of the Company's and the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and that all such Financial Forecasts will be realized in the amounts and at the time indicated thereby. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. For purposes of rendering this opinion we have assumed that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Our opinion is necessarily based on market, economic and other conditions as they exist on the date hereof.

     We are not expressing any opinion as to what the value of the Acquiror Shares actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which such Acquiror Shares will trade prior to, at the time of or subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services. We will also receive a fee for rendering this opinion. As we have previously advised you, Societe Generale and its affiliates, including Societe Generale Securities Corporation ("SGSC"), in the ordinary course of business have, from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company and the Acquiror and their respective subsidiaries, including serving as agent bank under the senior credit facility of a subsidiary of the Company and serving as a participant under a syndicated facility for the Acquiror, and have received fees for the rendering of such services. In the ordinary course of business, SGSC and its affiliates may trade the debt and equity securities of the Company and/or the Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger or any matter related thereto and is not to be quoted or referred to, in whole or in part, or disclosed in any document nor shall this letter be used for any other purposes, without SGSC's prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares, other than the Acquiror and its affiliates.

                                        Very truly yours,

                                        SOCIETE GENERALE SECURITIES
                                        CORPORATION

                                        By:      /s/ Matthew Czajkowski
                                           -------------------------------------
                                           Managing Director

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  Indemnification of Directors and Officers

     The Registrant's Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or any of its stockholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law, every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     The Registrant's Certificate of Incorporation contains provisions requiring it to indemnify its officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

ITEM 21.  Exhibits and Financial Statement Schedules

     (a)  Exhibits:

     See the Exhibit Index, beginning on page II-6.

     (b)  Financial Statement Schedules:


     No financial statement schedules are required as all material required information is disclosed in Suiza's consolidated financial statements or the notes thereto.


ITEM 22.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

     (6) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

     (7) That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under
Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 27, 1998.


                                          SUIZA FOODS CORPORATION

                                          BY:      /s/ GREGG L. ENGLES
                                            ------------------------------------
                                            GREGG L. ENGLES,
                                            Chairman of the Board and
                                            Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



             /s/ GREGG L. ENGLES               Chairman of the Board and Chief       April 27, 1998
---------------------------------------------  Executive Officer
               Gregg L. Engles

                      *                        Vice Chairman of the Board            April 27, 1998
---------------------------------------------
             Cletes O. Beshears

                      *                        Vice Chairman of the Board            April 27, 1998
---------------------------------------------
              Hector M. Nevares

                      *                        Principal financial and accounting    April 27, 1998
---------------------------------------------  officer
                Tracy L. Noll

                      *                        Director                              April 27, 1998
---------------------------------------------
               Alan J. Bernon

                      *                        Director                              April 27, 1998
---------------------------------------------
              Gayle O. Beshears

                      *                        Director                              April 27, 1998
---------------------------------------------
                Stephen Green

                                               Director
---------------------------------------------
             Robert L. Kaminski

                      *                        Director                              April 27, 1998
---------------------------------------------
               David F. Miller

                      *                        Director                              April 27, 1998
---------------------------------------------
              P. Eugene Pender

                      *                        Director                              April 27, 1998
---------------------------------------------
              Robert Piccinini

          *By: /s/ GREGG L. ENGLES
   ---------------------------------------
              Gregg L. Engles,
              Attorney-in-Fact

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER
        -------

           2.1           -- Agreement and Plan of Merger dated as of January 14, 1998 by and among Suiza Foods Corporation, CC Acquisition
                            Corporation, and Continental Can Company, Inc. (included
                            as Appendix A to the Proxy Statement/Prospectus)
           5.1           -- Opinion of Hughes & Luce, L.L.P. regarding legality of
                            securities being registered.
           5.2           -- Opinion of Carter, Ledyard and Milburn regarding tax
                            matters.
          23.1           -- Consent of Hughes & Luce, L.L.P. (contained in Exhibit
                            5.1)
          23.2           -- Consent of Carter, Ledyard & Milburn
          23.3           -- Consent of Deloitte & Touche LLP
          23.4           -- Consent of KPMG Peat Marwick LLP
          23.5           -- Consent of McGladrey & Pullen, LLP
          23.6           -- Consent of Coopers & Lybrand L.L.P.
          23.7           -- Consent of Arthur Andersen LLP
          24.1*          -- Powers of Attorney
          99.1           -- Form of Proxy


---------------


* Previously filed.